QuickLinks -- Click here to rapidly navigate through this document

As filed with the Securities and Exchange Commission on October 14, 2016.

Registration No. 333-213985

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Amendment No. 1
to

FORM F-10

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

PLATINUM GROUP METALS LTD.
(Exact name of Registrant as specified in its charter)

British Columbia (Province or other Jurisdiction of Incorporation or Organization)	1099 (Primary Standard Industrial Classification Code Number)	Not Applicable (I.R.S. Employer Identification Number, if applicable)

Bentall Tower 5, 550 Burrard Street, Suite 788, Vancouver, British Columbia, Canada V6C 2B5, (604) 899-5450
(Address and telephone number of Registrant's principal executive offices)

DL Services Inc., 701 Fifth Avenue, Suite 6100, Seattle, WA 98104, (206) 903-8800
(Name, address (including zip code) and telephone number (including area code) of agent for service in the United States)

Copies to:

Christopher L. Doerksen
Dorsey & Whitney LLP
701 Fifth Avenue
Suite 6100
Seattle, WA 98104
USA
(206) 903-8800

Approximate date of commencement of proposed sale of the securities to the public:
From time to time after the effective date of this Registration Statement.

Province of British Columbia
(Principal jurisdiction regulating this offering)

It is proposed that this filing shall become effective (check appropriate box below):

A.	☐	upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).
B.	☒	at some future date (check the appropriate box below)
	1.	☐ pursuant to Rule 467(b) on ( ) at ( ) (designate a time not sooner than 7 calendar days after filing).
2.
☐ pursuant to Rule 467(b) on ( ) at ( ) (designate a time 7 calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on ( ).
3.
☒ pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.
	4.	☐ after the filing of the next amendment to this Form (if preliminary material is being filed).

            If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction's shelf prospectus offering procedures, check the following box. ☒

            The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registration Statement shall become effective as provided in Rule 467 under the Securities Act of 1933 or on such date as the Commission, acting pursuant to Section 8(a) of the Act, may determine.

 PART I

INFORMATION REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

I-1

Information has been incorporated by reference in this short form base shelf prospectus from documents filed with securities commissions or similar authorities in Canada. Copies of the documents incorporated herein by reference may be obtained on request, without charge, from the Corporate Secretary of Platinum Group Metals Ltd. at Suite 788, 550 Burrard Street, Vancouver, British Columbia, Canada, V6C 2B5, telephone (604) 899-5450 and are also available electronically at www.sedar.com.

SHORT FORM BASE SHELF PROSPECTUS

NEW ISSUE	OCTOBER 14, 2016

PLATINUM GROUP METALS LTD.

US$250,000,000

Common Shares
Debt Securities
Warrants
Subscription Receipts
Units

         Platinum Group Metals Ltd. (the "Company") may offer and sell, from time to time (the "Offerings"), common shares of the Company ("Common Shares"), debt securities ("Debt Securities"), warrants to purchase Common Shares ("Warrants"), subscription receipts ("Subscription Receipts") or any combination of such securities ("Units") (all of the foregoing collectively, the "Securities") up to an aggregate initial offering price of US$250,000,000 (or its equivalent in Canadian dollars) during the 25-month period that this short form base shelf prospectus (this "Prospectus"), including any amendments hereto, remains effective. Securities may be offered in amounts, at prices and on terms to be determined based on market conditions at the time of sale and set forth in an accompanying prospectus supplement (a "Prospectus Supplement"). In addition, Securities may be offered and issued in consideration for the acquisition of other businesses, assets or securities by us or one of our subsidiaries. The consideration for any such acquisition may consist of any of the Securities separately, a combination of Securities or any combination of among other things, Securities, cash and assumption of liabilities.

         Investing in the Securities involves significant risks. Prospective investors should carefully consider the risk factors described under the heading "Risk Factors" in this Prospectus, in the applicable Prospectus Supplement with respect to a particular Offering and in the documents incorporated by reference herein and therein.

         The Offerings are made by a Canadian issuer that is permitted under a multijurisdictional disclosure system adopted by securities regulatory authorities in Canada and the United States (the "MJDS") to prepare this Prospectus in accordance with Canadian disclosure requirements. Prospective investors in the United States should be aware that such requirements are different from those applicable to issuers in the United States. Financial statements incorporated herein by reference have been prepared in accordance with International Financial Reporting Standards, as issued by the International Accounting Standards Board ("IFRS"), and may be subject to Canadian auditing and auditor independence standards, and thus may not be comparable to financial statements of United States companies.

         Prospective investors should be aware that the acquisition of the Securities may have tax consequences both in the United States and in Canada. Such consequences for investors who are resident in, or citizens of, the United States or who are resident in Canada may not be described fully herein or in any applicable Prospectus Supplement. Prospective investors should read the tax discussion contained in the applicable Prospectus Supplement with respect to a particular Offering and consult their own tax advisors with respect to their own particular circumstances.

         The enforcement by investors of civil liabilities under the U.S. federal securities laws may be affected adversely by the fact that the Company is incorporated or organized under the laws of British Columbia, Canada, that the majority of the Company's officers and directors and some or all of the experts named in this Prospectus are residents of a country other than the United States, and that a substantial portion of the assets of the Company and said persons are located outside the United States.

         Neither the United States Securities and Exchange Commission (the "SEC") nor any state or Canadian securities regulator has approved or disapproved of the Securities, passed upon the accuracy or adequacy of this Prospectus or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

         No underwriter has been involved in the preparation of this Prospectus or performed any review of the content of this Prospectus.

         The specific terms of the Securities with respect to a particular Offering will be set out in the applicable Prospectus Supplement and may include, where applicable (i) in the case of Common Shares, the number of Common Shares offered, the offering price, whether the Common Shares are being offered for cash, and any other terms specific to the Common Shares being offered, (ii) in the case of Debt Securities, the specific designation, the aggregate principal amount, the currency or the currency unit for which the Debt Securities may be purchased, the maturity, the interest provisions, the authorized denominations, the offering price, whether the Debt Securities are being offered for cash, the covenants, the events of default, any terms for redemption or retraction, any exchange or conversion rights attached to the Debt Securities and any other terms specific to the Debt Securities being offered, (iii) in the case of Warrants, the offering price, whether the Warrants are being offered for cash, the designation, the number and the terms of the Common Shares or Debt Securities purchasable upon exercise of the Warrants, any procedures that will result in the adjustment of these numbers, the exercise price, the dates and periods of exercise, the currency in which the Warrants are issued and any other terms specific to the Warrants being offered, (iv) in the case of Subscription Receipts, the number of Subscription Receipts being offered, the offering price, whether the Subscription Receipts are being offered for cash, the procedures for the exchange of the Subscription Receipts for Common Shares, Debt Securities or Warrants, as the case may be, and any other terms specific to the Subscription Receipts being offered, and (v) in the case of Units, the designation, number and terms of the Common Shares, Warrants, Subscription Receipts or Debt Securities comprising the Units. Where required by statute, regulation or policy, and where Securities are offered in currencies other than Canadian dollars, appropriate disclosure of foreign exchange rates applicable to the Securities will be included in the Prospectus Supplement describing the Securities.

         This Prospectus does not qualify for issuance debt securities in respect of which the payment of principal and/or interest may be determined, in whole or in part, by reference to one or more underlying interests, including, for example, an equity or debt security, or a statistical measure of economic or financial performance (including, but not limited to, any currency, consumer price or mortgage index, or the price or value of one or more commodities, indices or other items, or any other item or formula, or any combination or basket of the foregoing items). For greater certainty, this Prospectus may qualify for issuance debt securities, including Debt Securities convertible into other Securities, in respect of which the payment of principal and/or interest may be determined, in whole or in part, by reference to published rates of a central banking authority or one or more financial institutions, such as a prime rate or bankers' acceptance rate, or to recognized market benchmark interest rates such as LIBOR, EURIBOR or a U.S. federal funds rate.

         All shelf information permitted under applicable laws to be omitted from this Prospectus will be contained in one or more Prospectus Supplements that will be delivered to purchasers together with this Prospectus. Each Prospectus Supplement will be incorporated by reference into this Prospectus for the purposes of securities legislation as of the date of the Prospectus Supplement and only for the purposes of the distribution of the Securities to which the Prospectus Supplement pertains.

         This Prospectus constitutes a public offering of the Securities only in those jurisdictions where they may be lawfully offered for sale and only by persons permitted to sell the Securities in such jurisdictions. We may offer and sell Securities to, or through, underwriters or dealers, directly to one or more other purchasers, or through agents pursuant to exemptions from registration or qualification under applicable securities laws. A Prospectus Supplement relating to each issue of Securities will set forth the names of any underwriters, dealers or agents involved in the Offering and sale of the Securities and will set forth the terms of the Offering, the method of distribution of the Securities, including, to the extent applicable, the proceeds to us and any fees, discounts, concessions or other compensation payable to the underwriters, dealers or agents, and any other material terms of the plan of distribution.

         In connection with any Offerings, the underwriters or agents may over-allot or effect transactions which stabilize or maintain the market price of the Securities offered at a higher level than that which might exist in the open market. Such transaction, if commenced, may be interrupted or discontinued at any time. See "Plan of Distribution".

         Our outstanding Common Shares are listed and posted for trading on the Toronto Stock Exchange (the "TSX") under the symbol "PTM" and on the NYSE MKT, LLC (the "NYSE MKT") under the symbol "PLG". On October 13, 2016, the last trading day of the Common Shares prior to the date of this Prospectus, the closing price of the Common Shares on the TSX and NYSE MKT was CAN$2.71 and US$2.07, respectively. Unless otherwise specified in the applicable Prospectus Supplement, the Debt Securities, the Warrants, the Subscription Receipts and the Units will not be listed on any securities exchange. There is no market through which these Securities may be sold and purchasers may not be able to resell these Securities purchased under this Prospectus. This may affect the pricing of these Securities in the secondary market, the transparency and availability of trading prices, the liquidity of these Securities, and the extent of issuer regulation. See "Risk Factors".

         Our head office is located at Suite 788, 550 Burrard Street, Vancouver, British Columbia, Canada, V6C 2B5. Our registered and records office is located at Suite 2300, 550 Burrard Street, Vancouver, British Columbia, Canada V6C 2B5.

         Each of Diana Walters, a director of the Company, and Charles Muller, Gert Roets and Gordon Cunningham, each of whom is a named expert in this Prospectus, resides outside of Canada and has appointed Platinum Group Metals Ltd., Suite 788, 550 Burrard Street, Vancouver, British Columbia, Canada V6C 2B5 as their agent for service of process in Canada. Prospective investors are advised that it may not be possible for investors to enforce judgments obtained in Canada against Ms. Walters, Mr. Muller, Mr. Roets and Mr. Cunningham, even though they have appointed an agent for service of process.

ii

        You should rely only on the information contained in or incorporated by reference in this Prospectus and any applicable Prospectus Supplement in connection with an investment in the Securities. We have not authorized anyone to provide you with different information. We are not making an offer of the Securities in any jurisdiction where such offer is not permitted. You should assume that the information appearing in this Prospectus or any Prospectus Supplement is accurate only as of the date on the front of those documents and that information contained in any document incorporated by reference herein or therein is accurate only as of the date of that document unless specified otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.

        In this Prospectus and any Prospectus Supplement, unless the context otherwise requires, the terms "we", "our", "us" and the "Company" refer to Platinum Group Metals Ltd. and our direct and indirect subsidiaries.

iii

 CAUTIONARY NOTE TO UNITED STATES INVESTORS

        We are permitted under the MJDS to prepare this Prospectus, any Prospectus Supplement, and the documents incorporated by reference herein and therein in accordance with the requirements of Canadian securities laws, which differ from the requirements of United States securities laws. All mineral resource and reserve estimates included in this Prospectus, any Prospectus Supplement and the documents incorporated by reference herein and therein, have been or will be prepared in accordance with National Instrument 43-101 — Standards of Disclosure for Mineral Projects ("NI 43-101"). NI 43-101 is a rule developed by the Canadian Securities Administrators that establishes standards for all public disclosure an issuer makes of scientific and technical information concerning mineral projects. These standards differ significantly from the mineral reserve disclosure requirements of the SEC set out in Industry Guide 7. Consequently, mineral reserve and mineral resource information included and incorporated by reference in this Prospectus and any Prospectus Supplement is not comparable to similar information that would generally be disclosed by U.S. companies in accordance with the rules of the SEC.

        In particular, Industry Guide 7 applies different standards in order to classify mineralization as a reserve. As a result, the definitions of proven and probable mineral reserves used in NI 43-101 differ from the definitions in Industry Guide 7. Under SEC standards, mineralization may not be classified as a "reserve" unless the determination has been made that the mineralization could be economically and legally produced or extracted at the time the reserve determination is made. Among other things, all necessary permits would be required to be in hand or issued imminently in order to classify mineralized material as reserves under the SEC standards. Accordingly, mineral reserve estimates included and incorporated by reference in this Prospectus and any Prospectus Supplement may not qualify as "reserves" under SEC standards.

        In addition, the information included and incorporated by reference in this Prospectus and any Prospectus Supplement may use the terms "mineral resources", "measured mineral resources", "indicated mineral resources" and "inferred mineral resources" to comply with the reporting standards in Canada. Industry Guide 7 does not currently recognize mineral resources and U.S. companies are generally not permitted to disclose mineral resources in documents they file with the SEC. Investors are specifically cautioned not to assume that any part or all of the mineral deposits in these categories will ever be converted into mineral reserves under Industry Guide 7. Further, "inferred mineral resources" have a great amount of uncertainty as to their existence and as to whether they can be mined legally or economically. Therefore, investors are also cautioned not to assume that all or any part of an inferred mineral resource exists. In accordance with Canadian rules, estimates of "inferred mineral resources" cannot form the basis of feasibility or, except in limited circumstances, other economic studies. It cannot be assumed that all or any part of "measured mineral resources", "indicated mineral resources" or "inferred mineral resources" will ever be upgraded to a higher category or mineral resources or that mineral resources will be classified as mineral reserves. Investors are cautioned not to assume that any part of the reported "measured mineral resources", "indicated mineral resources" or "inferred mineral resources" included and incorporated by reference in this Prospectus and any Prospectus Supplement is economically or legally mineable. Disclosure of "contained ounces" in a resource is permitted under NI 43-101; however, the SEC normally only permits issuers to report mineralization that does not constitute "reserves" by SEC standards as in-place tonnage and grade without reference to unit measures. In addition, the documents included and incorporated by reference in this Prospectus and any prospectus Supplement may include information regarding adjacent or nearby properties on which we have no right to mine. The SEC does not normally allow U.S. companies to include such information in their filings with the SEC. For the above reasons, information included and incorporated by reference in this Prospectus and any Prospectus Supplement that describes our mineral reserve and resource estimates or that describes the results of pre-feasibility or other studies is not comparable to similar information made public by U.S. companies subject to the reporting and disclosure requirements of the SEC.

RESERVE AND RESOURCE DISCLOSURE

        Due to the uncertainty that may be attached to inferred mineral resource estimates, it cannot be assumed that all or any part of an inferred mineral resource estimate will be upgraded to an indicated or measured mineral resource estimate as a result of continued exploration. Confidence in an inferred mineral resource estimate is insufficient to allow meaningful application of the technical and economic parameters to enable an evaluation of economic viability sufficient for public disclosure, except in certain limited circumstances set out in NI 43-101. Inferred mineral resource estimates are excluded from estimates forming the basis of a feasibility study. Mineral resources that are not mineral reserves do not have demonstrated economic viability.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This Prospectus and the documents incorporated by reference herein contain "forward-looking statements" within the meaning of the United States Private Securities Litigation Reform Act of 1995 and "forward-looking information" within the meaning of applicable Canadian securities legislation (collectively, "Forward-Looking Statements"). All statements, other than statements of historical fact, that address activities, events or developments that the Company believes, expects or anticipates will, may, could or might occur in the future are Forward-Looking Statements. The words "expect", "anticipate", "estimate", "may", "could", "might", "will", "would", "should", "intend", "believe", "target", "budget", "plan", "strategy", "goals", "objectives", "projection" or the negative of any of these words and similar expressions are intended to identify Forward-Looking Statements, although these words may not be present in all Forward-Looking Statements. Forward-Looking Statements included or incorporated by reference in this Prospectus include, without limitation, statements with respect to:

  •
  production estimates and assumptions, including production rate, grade per tonne and smelter recovery;

  •
  production timing;

  •
  capital-raising activities, compliance with terms of indebtedness and the adequacy of capital;

  •
  revenue, cash flow and cost estimates and assumptions;

  •
  statements with respect to future events or future performance;

  •
  anticipated exploration, development, construction, production, permitting and other activities on the Company's properties;

  •
  the adequacy of capital, financing needs and the availability of and potential for receiving further commitments;

  •
  project economics;

  •
  future metal prices and exchange rates;

  •
  mineral reserve and mineral resource estimates; and

  •
  potential changes in the ownership structures of the Company's projects.

        Forward-Looking Statements reflect the current expectations or beliefs of the Company based on information currently available to the Company. Forward-Looking Statements in respect of capital costs, operating costs, production rate, grade per tonne and smelter recovery are based upon the estimates in the technical reports referred to in this Prospectus and in the documents incorporated by reference herein and ongoing cost estimation work, and the Forward-Looking Statements in respect of metal prices and exchange rates are based upon the three year trailing average prices and the assumptions contained in such technical reports and ongoing estimates.

        Forward-Looking Statements are subject to a number of risks and uncertainties that may cause the actual events or results to differ materially from those discussed in the Forward-Looking Statements, and even if events or results discussed in the Forward-Looking Statements are realized or substantially realized, there can be no assurance that they will have the expected consequences to, or effects on, the Company. Factors that could cause actual results or events to differ materially from current expectations include, among other things:

  •
  additional financing requirements;

  •
  the Company's history of losses;

  •
  the inability of the Company to generate sufficient cash flow to make payment on its indebtedness under the Project 1 Working Capital Facilities (as defined herein) and the restrictions imposed by such indebtedness;

  •
  the Project 1 Working Capital Facilities are secured and the Company has pledged its shares of Platinum Group Metals (RSA) Proprietary Limited ("PTM RSA") to the Lenders (as defined herein) under the Project 1 Working Capital Facilities, which potentially could result in the loss of the Company's interest in Project 1 (as defined herein), Project 3 (as defined herein), the Waterberg Project (as defined herein) and in PTM RSA in the event of a default under the Project 1 Working Capital Facilities;

  •
  the Company's negative cash flow;

  •
  the Company's ability to continue as a going concern;

  •
  delays in the production ramp-up of Project 1, which could result in a default under the Project 1 Working Capital Facilities;

  •
  there can be no assurance that underground development and production ramp-up at Project 1 will meet its production ramp-up timeline or that production at Project 1 will meet the Company's expectations;

  •
  delays in, or inability to achieve, planned commercial production;

  •
  discrepancies between actual and estimated mineral reserves and mineral resources, between actual and estimated development and operating costs, between actual and estimated metallurgical recoveries and between estimated and actual production;

  •
  fluctuations in the relative values of the U.S. dollar, the Rand and the Canadian dollar;

  •
  volatility in metals prices;

  •
  the failure of the Company or its joint venture partners to fund their pro-rata share of funding obligations for Project 1 or the Waterberg JV Project (as defined herein);

  •
  the inability of the Company to find an additional and suitable joint venture partner for Project 1 and Project 3 within such time frame as may be determined by the South African Department of Mineral Resources (the "DMR");

  •
  any disputes or disagreements with the Company's joint venture partners;

  •
  other than Project 1, no known mineral reserves on the Company's properties;

  •
  completion of a pre-feasibility study for the Waterberg Project is subject to economic analysis requirements;

  •
  the ability of the Company to retain its key management employees and skilled and experienced personnel;

  •
  conflicts of interest;

  •
  litigation or other legal or administrative proceedings brought against the Company;

  •
  actual or alleged breaches of governance processes or instances of fraud, bribery or corruption;

  •
  exploration, development and mining risks and the inherently dangerous nature of the mining industry, including environmental hazards, industrial accidents, unusual or unexpected formations, safety stoppages (whether voluntary or regulatory), pressures, mine collapses, cave-ins or flooding and the risk of inadequate insurance or inability to obtain insurance to cover these risks and other risks and uncertainties;

  •
  property and mineral title risks including defective title to mineral claims or property;

  •
  changes in national and local government legislation, taxation, controls, regulations and political or economic developments in Canada, South Africa or other countries in which the Company does or may carry out business in the future;

  •
  equipment shortages and the ability of the Company to acquire the necessary access rights and infrastructure for its mineral properties;

  •
  environmental regulations and the ability to obtain and maintain necessary permits, including environmental authorizations and water use licenses;

  •
  extreme competition in the mineral exploration industry;

  •
  delays in obtaining, or a failure to obtain, permits necessary for current or future operations or failures to comply with the terms of such permits;

  •
  risks of doing business in South Africa, including but not limited to labour, economic and political instability and potential changes to and failures to comply with legislation;

  •
  the failure to maintain or increase equity participation by HDSAs (as defined herein) in the Company's prospecting and mining operations and to otherwise comply with the Mining Charter (as defined herein); and

  •
  the other risks disclosed under the heading "Risk Factors" in this Prospectus and in the documents incorporated by reference herein.

        These factors should be considered carefully, and investors should not place undue reliance on the Forward-Looking Statements. In addition, although the Company has attempted to identify important factors that could cause actual actions or results to differ materially from those described in the Forward-Looking Statements, there may be other factors that cause actions or results not to be as anticipated, estimated or intended.

        The mineral resource and mineral reserve figures referred to in this Prospectus and the documents incorporated herein by reference are estimates and no assurances can be given that the indicated levels of platinum, palladium, rhodium and gold will be produced. Such estimates are expressions of judgment based on knowledge, mining experience, analysis of drilling results and industry practices. Valid estimates made at a given time may significantly change when new information becomes available. By their nature, mineral resource and mineral reserve estimates are imprecise and depend, to a certain extent, upon statistical inferences which may ultimately prove unreliable. Any inaccuracy or future reduction in such estimates could have a material adverse impact on the Company.

        Any Forward-Looking Statement speaks only as of the date on which it is made and, except as may be required by applicable securities laws, the Company disclaims any intent or obligation to update any Forward-Looking Statement, whether as a result of new information, future events or results or otherwise.

CURRENCY PRESENTATION AND EXCHANGE RATE INFORMATION

        Unless stated otherwise or the context otherwise requires, all references to dollar amounts in this Prospectus are references to Canadian dollars. All references to "CAN$" are to Canadian dollars, references to "US$" are to United States dollars and references to "R" or "Rand" are to South African Rand.

        The audited consolidated financial statements of the Company as at and for the financial years ended August 31, 2015 and 2014, together with the notes thereto and the auditor's reports thereon (the "Annual Financial Statements") are presented in Canadian dollars. Effective September 1, 2015, the Company changed its presentation currency from the Canadian dollar to the United States dollar. Accordingly, the Company's unaudited interim condensed consolidated financial statements for the three months ended November 30, 2015 and the three and nine months ended May 31, 2016 (together, the "Interim Financial Statements", and together with the Annual Financial Statements, the "Financial Statements"), each incorporated by reference in this Prospectus, are presented in United States dollars. The change in presentation currency is to better reflect the Company's business activities and to improve investors' ability to compare the Company's financial results with other publicly traded businesses in the mining industry. The United States dollar is also the currency used for quoting prices in the Company's products. There has been no change to the Company's functional currency, being the Canadian dollar, or its subsidiaries' functional currencies, being the Rand.

        For further information regarding the Company's change in its presentation currency to the United States dollar, including the translation of certain information from Canadian dollars to United States dollars, see the Interim Financial Statements and the management's discussion and analysis of the Company related thereto, incorporated by reference in this Prospectus.

        The following table sets forth the rate of exchange for the United States dollar expressed in Canadian dollars in effect at the end of each of the periods indicated, the average of the exchange rates in effect on the last day of each month during each of the periods indicated, and the high and low exchange rates during each of the periods indicated in each case based on the noon rate of exchange as reported by the Bank of Canada for the conversion of United States dollars into Canadian dollars.

Twelve Months Ended August 31,
	2015	2014
Average rate for period	CAN$1.2102	CAN$1.0776
Rate at end of period	CAN$1.3223	CAN$1.0858
High for period	CAN$1.3303	CAN$1.1251
Low for period	CAN$1.0863	CAN$1.0237

Nine Months Ended May 31,
	2016	2015
Average rate for period	CAN$1.3363	CAN$1.1868
Rate at end of period	CAN$1.3100	CAN$1.2465
High for period	CAN$1.4589	CAN$1.2803
Low for period	CAN$1.2544	CAN$1.1236

        The noon rate of exchange on October 13, 2016 as reported by the Bank of Canada for the conversion of United States dollars into Canadian dollars was US$1.00 equals CAN$1.3219.

        The following table sets forth the rate of exchange for the Rand expressed in Canadian dollars in effect at the end of each of the periods indicated, the average of the exchange rates in effect on the last day of each month during each of the periods indicated, and the high and low exchange rates during each of the periods indicated in each case based on the noon rate of exchange as reported by the Bank of Canada for conversion of Rand into Canadian dollars.

Twelve Months Ended August 31,
	2015	2014
Average rate for period	CAN$ 0.1026	CAN$0.1026
Rate at end of period	CAN$0.09979	CAN$0.1019
High for period	CAN$ 0.1102	CAN$0.1067
Low for period	CAN$0.09858	CAN$0.0984

Nine Months Ended May 31,
	2016	2015
Average rate for period	CAN$0.09023	CAN$ 0.1028
Rate at end of period	CAN$0.08333	CAN$ 0.1026
High for period	CAN$0.09927	CAN$ 0.1102
Low for period	CAN$0.08210	CAN$0.09858

        The noon rate of exchange on October 13, 2016 as reported by the Bank of Canada for the conversion of Rand into Canadian dollars was one Rand equals CAN$0.09288.

 NOTICE REGARDING NON-IFRS MEASURES

        This Prospectus and the documents incorporated by reference herein include certain terms or performance measures that are not defined under International Financial Reporting Standards, as issued by the International Accounting Standards Board ("IFRS"), such as cash costs, all-in sustaining costs and total costs per payable ounce, realized price per ounce, adjusted net income (loss) before tax, adjusted net income (loss) and adjusted basic earnings (loss) per share. The Company believes that, in addition to conventional measures prepared in accordance with IFRS, certain investors use this information to evaluate the Company's performance. The data presented is intended to provide additional information and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with IFRS. These non-IFRS measures should be read in conjunction with the Financial Statements.

DOCUMENTS INCORPORATED BY REFERENCE

        Information has been incorporated by reference in this Prospectus from documents filed with securities commissions or similar authorities in Canada (the "Commissions") and filed with, or furnished to, the SEC. Copies of the documents incorporated herein by reference may be obtained on request without charge from the Corporate Secretary of the Company at Suite 788, 550 Burrard Street, Vancouver, British Columbia, Canada, V6C 2B5, telephone (604) 899-5450. These documents are also available through the internet on SEDAR, which can be accessed online at www.sedar.com and on EDGAR, which can be accessed online at www.sec.gov.

        The following documents of the Company are specifically incorporated by reference into, and form an integral part of, this Prospectus:

  (a)
  the annual information form of the Company dated November 24, 2015 for the financial year ended August 31, 2015 (the "Annual Information Form" or "AIF");

  (b)
  the management information circular of the Company dated January 4, 2016 prepared for the purposes of the annual general meeting of the Company held on February 26, 2016 at which each of the Company's directors was re-elected and the shareholders approved all other matters submitted to a shareholder vote;

  (c)
  the Annual Financial Statements;

  (d)
  the management's discussion and analysis of the Company for the financial year ended August 31, 2015;

  (e)
  the unaudited interim condensed consolidated financial statements of the Company for the three months ended November 30, 2015, together with the notes thereto;

  (f)
  the management's discussion and analysis of the Company for the three months ended November 30, 2015;

  (g)
  the unaudited interim condensed consolidated financial statements of the Company for the three and nine months ended May 31, 2016, together with the notes thereto;

  (h)
  the management's discussion and analysis of the Company for the nine months ended May 31, 2016;

  (i)
  the NI 43-101 technical report entitled "Mineral Resource Update on the Waterberg Project Located in the Bushveld Igneous Complex, South Africa" dated April 29, 2016 (the "April 2016 Waterberg Report");

  (j)
  the NI 43-101 technical report entitled "An Independent Technical Report on the Maseve Project (WBJV Project areas 1 and 1A) located on the Western Limb of the Bushveld Igneous Complex, South Africa" dated August 28, 2015 (the "Project 1 Report");

  (k)
  the material change report of the Company filed November 3, 2015 announcing that it had entered into a second lien credit agreement with Liberty Metals & Mining Holdings, LLC ("Liberty Holdings"), a subsidiary of Liberty Mutual Insurance, for a US$40 million secured loan facility (as subsequently amended on May 3, 2016 and September 19, 2016, the "Liberty Facility");

  (l)
  the material change report of the Company filed November 23, 2015 announcing that the Company had simultaneously drawn down, in full, US$40 million from the Liberty Facility and US$40 million (the "Original Sprott Advance") from the secured loan facility with Sprott Resource Lending Partnership, among other lenders (the lenders from time to time, the "Sprott Lenders") pursuant to a credit agreement dated February 13, 2015 (as subsequently amended on November 19, 2015, May 3, 2016 and September 19, 2016, the "Sprott Facility", and the Sprott Lenders, together with Liberty Holdings, the "Lenders");

  (m)
  the material change report of the Company filed January 12, 2016 announcing that the budget funded by Japan Oil, Gas and Metals National Corporation ("JOGMEC"), the Company's joint venture partner, for the Waterberg Project had been expanded from US$8.0 million to US$8.5 million for the annual period ending March 31, 2016;

  (n)
  the material change report of the Company filed January 26, 2016 announcing the consolidation of the Common Shares on the basis of one new Common Share for ten old Common Shares effective January 26, 2016 (the "Share Consolidation");

  (o)
  the material change report of the Company filed February 9, 2016 announcing the successful completion of hot commissioning at Project 1;

  (p)
  the material change report of the Company filed March 17, 2016 announcing that over 90% of recent infill drilling on the Waterberg Project had successfully intersected the "T" and "F" targeted layers;

  (q)
  the material change report of the Company filed April 19, 2016 announcing an increase in the resource estimate for platinum, palladium, rhodium and gold at the Waterberg JV Project;

  (r)
  the material change report of the Company filed May 5, 2016 announcing the modification agreements to the Sprott Facility and the Liberty Facility, each dated May 3, 2016 (together, the "May Credit Facility Amendments");

  (s)
  the material change report of the Company filed May 5, 2016 announcing that the Company had entered into an agreement with a syndicate of underwriters to buy, on a bought deal basis, 11,000,000 Common Shares, at a price of US$3.00 per Common Share (the "May Offering");

  (t)
  the material change report of the Company filed May 26, 2016 announcing the closing of the May Offering;

  (u)
  the material change report of the Company filed June 1, 2016 announcing new platinum, palladium and gold assay results for recent drill intercepts completed on the Waterberg Project;

  (v)
  the material change report of the Company filed July 14, 2016 announcing financial results and highlights for the nine months ended May 31, 2016;

  (w)
  the material change report of the Company filed September 20, 2016 announcing updates on Project 1 and the Waterberg Project and the modification agreements to the Sprott Facility and the Liberty Facility, each dated September 19, 2016 (together, the "September Credit Facility Amendments"); and

  (x)
  the material change report of the Company filed October 12, 2016 announcing that the Sprott Lenders have provided a US$5 million second advance (the "Second Sprott Advance") to the Company pursuant to an amended and restated credit agreement dated October 11, 2016 (the "Amended & Restated Sprott Credit Agreement" and the Sprott Facility, as amended and restated, the "Amended & Restated Sprott Facility", and together with the Liberty Facility, the "Project 1 Working Capital Facilities").

        Any document of the types referred to in the preceding paragraph (excluding press releases and confidential material change reports) or of any other type required to be incorporated by reference into a short form prospectus pursuant to National Instrument 44-101 — Short Form Prospectus Distributions that are filed by us with a Commission after the date of this Prospectus and prior to the termination of an Offering under any Prospectus Supplement shall be deemed to be incorporated by reference in this Prospectus. In addition, any document filed by us with the SEC or furnished to the SEC on Form 6-K or otherwise after the date of this

Prospectus (and prior to the termination of an Offering) shall be deemed to be incorporated by reference into this Prospectus and the registration statement on Form F-10 of which this Prospectus forms a part (the "Registration Statement") (in the case of a Report on Form 6-K, if and to the extent expressly provided for therein).

        Any statement contained in this Prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not constitute a part of this Prospectus, except as so modified or superseded.

        A Prospectus Supplement containing the specific terms of an Offering will be delivered to purchasers of such Securities together with this Prospectus and will be deemed to be incorporated by reference into this Prospectus as of the date of such Prospectus Supplement, but only for the purposes of the Offering covered by that Prospectus Supplement.

        Upon a new annual information form and related annual financial statements being filed by us with, and where required, accepted by, the applicable securities regulatory authority during the currency of this Prospectus, the previous annual information form, the previous annual financial statements and all interim financial statements, material change reports and information circulars and all Prospectus Supplements filed prior to the commencement of our financial year in which a new annual information form is filed shall be deemed no longer to be incorporated into this Prospectus for purposes of future offers and sales of Securities hereunder.

        Without limiting the foregoing, on April 29, 2016, the Company filed the April 2016 Waterberg Report with an effective date of April 18, 2016. The April 2016 Waterberg Report supersedes and replaces the technical report titled "An Independent Technical Report on the Waterberg Project Located in the Bushveld Igneous Complex, South Africa" dated September 4, 2015 on the Waterberg Project and any earlier reports or estimates of resources for the Waterberg Project.

        Reference to the Company's website in any documents that are incorporated by reference into this Prospectus do not incorporate by reference the information on such website into this Prospectus, and the Company disclaims any such incorporation by reference.

ADDITIONAL INFORMATION

        We have filed with the SEC the Registration Statement. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information contained in the Registration Statement, certain items of which are contained in the exhibits to the Registration Statement as permitted by the rules and regulations of the SEC. Statements included or incorporated by reference in this Prospectus about the contents of any contract, agreement or other documents referred to are not necessarily complete, and in each instance you should refer to the exhibits to the Registration Statement for a more complete description of the matter involved. Each such statement is qualified in its entirety by such reference.

        We are subject to the information requirements of the United States Securities Exchange Act of 1934, as amended (the "Exchange Act"), and applicable Canadian securities legislation, and in accordance therewith file and furnish reports and other information with the SEC and with the securities regulators in Canada. Under the MJDS, documents and other information that we file and furnish with the SEC may be prepared in accordance with the disclosure requirements of Canada, which are different from those of the United States. As a foreign private issuer, we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short

-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required to publish financial statements as promptly as U.S. companies.

        You may read any document that we have filed with or furnished to the SEC at the SEC's public reference room in Washington, D.C. You may also obtain copies of those documents from the public reference room of the SEC at 100 F Street, N.E., Washington, D.C. 20549 by paying a fee. You should call the SEC at 1-800-SEC-0330 or access its website at www.sec.gov for further information about the public reference rooms. You may read and download the documents we have filed with the SEC under our corporate profile at www.sec.gov. You may read and download any public document that we have filed with the Canadian securities regulatory authorities under our corporate profile on the SEDAR website at www.sedar.com.

DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT

        The following documents have been or will be filed with the SEC as part of the Registration Statement: (i) the documents referred to under the heading "Documents Incorporated by Reference"; (ii) consents of PricewaterhouseCoopers LLP and the persons named under "Interest of Experts" herein; (iii) powers of attorney from certain directors and officers of the Company; and (iv) the form of Indenture (as defined below). A copy of the form of warrant indenture, subscription receipt agreement or statement of eligibility of trustee on Form T-1, as applicable, will be filed by post-effective amendment or by incorporation by reference to documents filed or furnished with the SEC under the Exchange Act.

 BUSINESS OF THE COMPANY

        The Company is a platinum-focused exploration and development company conducting work primarily on mineral properties it has staked or acquired by way of option agreements or applications in the Republic of South Africa.

        The Company's material subsidiaries are one wholly-owned company, one majority-owned company and a 49.9% holding in a third company, all of which are incorporated under the company laws of the Republic of South Africa.

        The Company conducts its South African exploration and development work through its wholly-owned direct subsidiary, PTM RSA. PTM RSA holds the Company's interests in the Project 1 (also known as the Maseve Mine) and Project 3 platinum mines of what was formerly the Western Bushveld Joint Venture ("Project 1" and "Project 3", respectively) through its 82.9% holdings in Maseve Investments 11 Proprietary Limited ("Maseve"). Wesizwe Platinum Ltd. ("Wesizwe"), through its subsidiary Africa Wide Mineral Prospecting and Exploration Proprietary Limited ("Africa Wide") has a 17.1% ownership interest in Maseve. See "Mineral Property Interests — Projects 1 and 3 of the Western Bushveld Complex" in the AIF.

        On August 20, 2014, an arbitrator ruled that Africa Wide's shareholding in Maseve would be reduced to 21.2766% as a result of its failure to fund its US$21.8 million share of an initial project budget and cash call for Project 1 that had been unanimously approved by the Maseve board of directors. On March 3, 2014, Africa Wide informed the Company that it would not be funding its US$21.52 million share of a second cash call. As a result, Africa Wide's ownership of Maseve has been further diluted to approximately 17.1% based on the dilution formula in the Maseve Shareholders Agreement (defined below), as confirmed by the arbitration. Correspondingly, the Company's ownership in Maseve has increased to approximately 82.9%. See "General Developments of the Business — Africa Wide Dilution" in the AIF and the risk factor in this Prospectus captioned "The dilution of Africa Wide may have a material adverse effect on the Company's business and results of operations".

        The Company also owns 49.9% of Mnombo Wethu Consultants Proprietary Limited ("Mnombo"), a black economic empowerment ("BEE") company, which holds a 26% participating interest in both the Waterberg joint venture project (the "Waterberg JV Project") and the Waterberg extension project (the "Waterberg Extension Project" and together with the Waterberg JV Project, the "Waterberg Project").

        Subsequent to the end of the Company's third fiscal quarter in 2016, the DMR requested an update regarding the Company's efforts to increase the HDSA (as defined herein) equity ownership percentage in Maseve from 17.1% to 26% following the dilution of Africa Wide's interest in Maseve. The Company remains open to considering commercial and strategic alternatives with regard to possible BEE transactions for Maseve. The Company met with the DMR in early June 2016 and the DMR requested a further update by August 7, 2016, while reminding the Company of the risk of potential action under Sections 47 and 93 of the Mineral and Petroleum Resources Development Act, No. 28 of 2002 (the "MPRDA") if the Company were not to increase the HDSA ownership percentage. The Company believes that any action in this regard is premature given that the court proceedings between the Chamber of Mines and the DMR in regard to the "once empowered, always empowered" principle and the introduction of the New Draft Charter (as defined herein) both remain pending.

The Company has made several attempts to schedule a meeting with the DMR to further discuss this issue. To date, while the Company has been advised by the DMR that the matter will be discussed at a later date, no such meeting has taken place and the DMR has not issued a notice of non-compliance with the MPRDA. See the risk factors in this Prospectus captioned "The dilution of Africa Wide may have a material adverse effect on the Company's business and results of operations" and "The failure to maintain or increase equity participation by HDSAs in the Company's prospecting and mining operations could adversely affect the Company's ability to maintain its prospecting and mining rights."

Project 1 and Project 3

        Project 1 and Project 3 are located on the Western Limb of the Bushveld Complex, 110 km west northwest of Pretoria and 120 km from Johannesburg. The approximately 47 km2 of mining rights comprising Project 1 and Project 3 are owned by Maseve, the project operating company in which the Company has an 82.9% interest and Wesizwe, through its subsidiary, Africa Wide, which has a 17.1% ownership interest. Maseve is governed by a shareholders' agreement among PTM RSA, Africa Wide and Maseve (the "Maseve Shareholders Agreement"). See "General Developments of the Business — Africa Wide Dilution" in the AIF. In April 2012, Maseve was granted a mining right over Project 1 and Project 3 (the "Mining Right") by the DMR.

        Delays in underground development, stoping rates and planned tonnages have resulted in delays in achieving full commercial production at Project 1. Production guidance provided for September 2016 was not achieved principally as a result of the inability to mine from higher grade and better thickness reef in Block 11 of Project 1. The infrastructure required for mining in September 2016, including water pumping and ventilation, was also completed later than scheduled, which delayed production. Planned production from Block 11 is now expected in October 2016. The Company currently expects commercial production to be achieved by early 2017.

        The current Project 1 mine plan calls for an aggregate of approximately 91,500 ounces platinum, palladium, rhodium and gold ("4E") (100% project basis) in concentrate to be produced from first production at the mine in early 2016 through the end of April 2017. Prior production guidance should not be relied upon.

Project 1 Working Capital Facilities

        The Company announced that it had drawn down under the Sprott Facility and the Liberty Facility in November 2015 and under the Amended & Restated Sprott Facility in October 2016. The Company pays interest under the Liberty Facility at 9.5% over LIBOR and interest under the Amended & Restated Sprott Facility at 8.5% over LIBOR. Under the Liberty Facility, a production payment of 1.5% of revenues from Project 1 is payable to Liberty Holdings. Payment and performance of the Company's obligations under the Project 1 Working Capital Facilities are guaranteed by PTM RSA and secured by a first and second priority security interest in favor of the Lenders in all of the Company's personal property, including a pledge over all of the issued shares in the capital of PTM RSA. The Project 1 Working Capital Facilities contain covenants that include certain limits on, among other things, the ability of the Company and PTM RSA to create indebtedness, create liens, enter into related party transactions, dispose of assets, amend or alter their corporate status or amalgamate, make acquisitions, amend or terminate material contracts, declare or provide dividends or distributions, make investments, materially change their businesses, or enter into agreements restricting the ability of their subsidiaries to pay dividends, make any other distributions, deliver minerals or perform other obligations under their material agreements. Further, pursuant to the Liberty Facility, the Company is obligated to notify Liberty Holdings if the Company or PTM RSA, or any of their subsidiaries (including without limitation Maseve and Mnombo) wishes to undertake any financings (other than a financing that is entirely an equity financing) and must provide Liberty Holdings with a summary of the terms of such financing. Subject to the terms and conditions in the Liberty Facility, Liberty Holdings shall have a right of first offer to provide such financing to the applicable entity on the terms contained in the notice provided. Also, pursuant to that certain intercreditor agreement entered into among the Lenders, the Company and PTM RSA in connection with the Project 1 Working Capital Facilities (the "Intercreditor Agreement"), and under certain circumstances described therein, Liberty Holdings has a right to purchase all of the outstanding obligations under the Amended & Restated Sprott Facility, in which case the Amended & Restated Sprott Facility will be assigned to Liberty Holdings, as Lender.

        Under the May Credit Facility Amendments, the September Credit Facility Amendments and the Amended & Restated Sprott Credit Agreement, the Company and the Lenders have agreed to extend the maturity dates of the Project 1 Working Capital Facilities, amend certain prepayment and repayment terms and amend certain events of default relating to production targets at Project 1. Under the terms of the September Credit Facility Amendments and the Amended & Restated Sprott Credit Agreement, the Company and the Lenders also agreed that the Company must pay, in partial prepayment of the Project 1 Working Capital Facilities, 50% of the net proceeds of any equity or debt financings (excluding intercompany financings) of the Company having a value exceeding US$1 million in the aggregate that close after January 31, 2017, in the case of the Amended & Restated Sprott Facility (the "Amended & Restated Sprott Facility Repayment Requirement"), and December 31, 2017, in the case of the Liberty Facility, subject to the terms of the Intercreditor Agreement (instead of after June 30, 2016 as was stipulated in the May Credit Facility Amendments).

        On October 12, 2016, the Company announced that the Sprott Lenders provided the Second Sprott Advance to the Company pursuant to the Amended & Restated Sprott Credit Agreement, which increased the Amended & Restated Sprott Facility to US$45 million. The material terms of the Amended & Restated Sprott Credit Agreement include:

  •
  interest shall accrue and become payable to the Sprott Lenders monthly on the Second Sprott Advance at a rate of LIBOR plus 8.5%, the same rate applied to the Original Sprott Advance;

  •
  the Second Sprott Advance may be repaid in six equal, monthly installments commencing on July 31, 2017, unless the Sprott Lenders elect for earlier repayment from the proceeds of an equity or debt financing (excluding an intercompany financing) prior to December 31, 2017, in which case all such net proceeds shall be paid to the Sprott Lenders in repayment of the Second Sprott Advance, notwithstanding the Amended & Restated Sprott Facility Repayment Requirement;

  •
  the Company must obtain certain regulatory approvals as a post-closing requirement of the Second Sprott Advance; and

  •
  the Company must complete equity financings raising gross proceeds of US$20 million by December 31, 2016 (the "Equity Financings").

        Other terms, conditions and covenants related to the Second Sprott Advance are substantially the same as for the Original Sprott Advance, as amended.

        As consideration for the accommodations provided by the Lenders in the May Credit Facility Amendments, the Company issued to the Lenders an aggregate of 263,308 Common Shares, representing 1% of the original principal amount payable under the Project 1 Working Capital Facilities. As consideration for the accommodations provided by the Lenders in the September Credit Facility Amendments, the Company issued to the Lenders an aggregate of 1,602,628 Common Shares, representing 5% of the original principal amount payable under the Project 1 Working Capital Facilities. As consideration for the Second Sprott Advance, the Company has agreed to issue 113,963 Common Shares by October 31, 2016, representing 5% of the value of the Second Sprott Advance (using the Bank of Canada noon exchange rate on October 7, 2016). The Common Shares were valued at CAN$2.9185, which represented the 10-day volume weighted average price of the Common Shares on the TSX of CAN$3.2428, less a 10% discount. See "Prior Sales".

        Events of default under the Project 1 Working Capital Facilities include:

  •
  failure to complete the Equity Financings;

  •
  the failure to pay principal when due and payable or interest, fees or other amounts payable;

  •
  the breach by the Company of any financial covenant;

  •
  a default under any other indebtedness of the Company;

  •
  a change in control of the Company;

  •
  failure to maintain planned production targets, as required by the September Credit Facility Amendments and the Amended & Restated Sprott Credit Agreement;

  •
  failure to obtain all required consents, authorizations or approvals of the South African Reserve Bank (the "SARB") in connection with the Amended & Restated Sprott Credit Agreement by April 5, 2017;

  •
  the occurrence of any event that could have a material adverse effect; and

  •
  various events relating to the bankruptcy or insolvency or winding-up, liquidation or dissolution or cessation of business of the Company.

Waterberg Project

        PTM RSA is the operator of the Waterberg Project with JOGMEC and Mnombo. The Waterberg Project is comprised of the Waterberg JV Project, a contiguous granted prospecting right area of approximately 255 km2, and the Waterberg Extension Project, an 864 km2 area of granted and applied-for prospecting rights located adjacent and to the north of the Waterberg JV Project, located on the Northern Limb of the Bushveld Complex, approximately 85 km north of the town of Mokopane (formerly Potgietersrus).

        On September 28, 2009, PTM RSA, Mnombo and JOGMEC entered into an agreement, as later amended on May 20, 2013 (the "JOGMEC Agreement"), whereby JOGMEC could earn up to a 37% participating interest in the Waterberg JV Project for an optional work commitment of US$3.2 million over four years. At the same time, Mnombo could earn a 26% participating interest in exchange for matching JOGMEC's expenditures on a 26/74 basis (US$1.12 million). In April 2012, JOGMEC completed its US$3.2 million earn-in requirement to earn a 37% interest in the Waterberg JV Project. Following JOGMEC's earn-in, PTM RSA funded Mnombo's 26% share of costs for US$1.12 million until the earn-in phase of the joint venture ended in May 2012. PTM RSA holds the prospecting rights granted by the DMR for the Waterberg JV Project, and Mnombo is identified as the Company's BEE partner.

        On January 20, 2015, PTM RSA and Mnombo entered into a written joint venture agreement effective February 1, 2012 relating to the Waterberg Extension Project, in which PTM RSA has a 74% interest and Mnombo has a 26% interest (the "Waterberg Extension JV Agreement"). PTM RSA holds the prospecting rights filed with the DMR for the Waterberg Extension Project, and Mnombo is identified as the Company's BEE partner.

        On May 26, 2015, the Company announced a second amendment to the JOGMEC Agreement (the "JOGMEC 2nd Amendment"). Pursuant to the terms of the JOGMEC 2nd Amendment, the Waterberg JV Project and the Waterberg Extension Project are to be consolidated and contributed into a newly created operating company named Waterberg JV Resources Proprietary Limited ("Waterberg JV Co."). The Company is to hold 45.65% of Waterberg JV Co. while JOGMEC is to own 28.35% and Mnombo will hold 26%. Through its 49.9% share of Mnombo, the Company will hold an effective 58.62% of Waterberg JV Co., post-closing. Once Waterberg JV Co. is fully organized and the transactions contemplated in the JOGMEC 2nd Amendment are completed, the Waterberg Extension JV Agreement will be dissolved. Based on the June 2014 Waterberg Project resource estimate, the number of ounces owned by each entity did not change with the revised ownership percentages. Under the JOGMEC 2nd Amendment, JOGMEC has committed to fund US$20 million in expenditures over a three-year period ending March 31, 2018, of which US$8 million has been funded by JOGMEC to March 31, 2016 and the first US$6 million to be spent in each of the following two 12-month periods will also be funded by JOGMEC. Waterberg Project expenditures in excess of US$6 million in either of the following 12-month periods are to be funded by PTM RSA, Mnombo and JOGMEC pro-rata to their interests in Waterberg JV Co. The Company remains the Waterberg Project operator under the JOGMEC 2nd Amendment. Under the terms of the JOGMEC 2nd Amendment, closing of this transaction will take place on a date to be agreed between the parties, as soon as reasonably possible after the grant of approval by the DMR under Section 11 of the MPRDA to transfer title of the prospecting rights. As a matter of law, the closing will also be dependent upon the approval of the competition authorities under the South African Competition Act, 89 of 1998. If closing of this transaction does not occur, the JOGMEC 2nd Agreement will terminate and the parties will default to the JOGMEC Agreement arrangement, with such portion of the US$20 million in expenditures funding already paid by JOGMEC being deemed to be an advance by JOGMEC towards its future spending commitments on the Waterberg JV Project. The Company and Mnombo will be required to make corresponding cash payments in respect of the Waterberg JV Project to pro rata match the advance payments made by JOGMEC, within 120 days of the termination of the JOGMEC 2nd Amendment, failing which they shall suffer equity dilutions under the JOGMEC Agreement as if such equivalent pro rata amounts were approved program funding in which they elected not to participate.

        The Company carried Mnombo's 26% share of expenses in the Waterberg Project until March 31, 2015. JOGMEC has been funding expenses since March 31, 2015 under the terms of the JOGMEC 2nd Amendment.

April 2016 Waterberg Report

        The following is the extracted summary section from the April 2016 Waterberg Report prepared for the Company by Mr. Charles Muller of CJM Consulting, South Africa, (Pty) Ltd. ("CJM"). The April 2016 Waterberg Report is incorporated by reference herein and, for full technical details, reference should be made to the complete text of the April 2016 Waterberg Report.

        The following summary does not purport to be a complete summary of the Waterberg Project and is subject to all the assumptions, qualifications and procedures set out in the April 2016 Waterberg Report and is qualified in its entirety with reference to the full text of the April 2016 Waterberg Report. Readers should read this summary in conjunction with the April 2016 Waterberg Report. Readers are directed to review the full text of the report, available for review under the Company's profile on SEDAR at www.sedar.com and on the SEC's EDGAR website at www.sec.gov, for additional information.

  1.1    Introduction

  CJM was requested by PTM RSA, on behalf of the Company, the issuer, to complete the April 2016 Waterberg Report for the Waterberg Project. The Waterberg Project covers a buried portion of the Northern Limb of the Bushveld Complex where a deposit containing platinum group metals ("PGMs"), gold and base metals ("Cu", "Ni") has been discovered through drilling. The objective of the April 2016 Waterberg Report is to provide an update to the mineral resources on the Waterberg Project, to comply with disclosure and reporting requirements set forth in the Toronto Stock Exchange Manual, NI 43-101, Companion Policy 43-101CP to NI 43-101, and Form 43-101F1 of NI 43-101.

  The April 2016 Waterberg Report reviews the geology, the exploration activities and states the most recent mineral resource estimation on the Waterberg Project (Effective Date: 18 April-2016). The report provides an update of the exploration activities completed subsequent to the last filed technical report on the resource estimate dated 20 July-2015 up to the effective date of 04 September-2016 to correspond to the public disclosure up to that date.

  1.2    Waterberg Project Area and Location

  The Waterberg Project is some 85 km north of the town of Mokopane (formerly Potgietersrus), within Limpopo Province, South Africa and covers an area along the strike length of the previously unknown northward extension of the Bushveld Complex. The Waterberg Project can be accessed via dirt roads exiting off sealed highway N11.

  The Waterberg Project is comprised of several prospecting rights covering an area of 111,882 ha. The Waterberg Project is owned by a joint venture consisting of the Company, Mnombo, and JOGMEC. Conversion of the prospecting right into a mining right within the renewal period of three years is allowed. The area of the prospecting rights extends some 42 km from north to south and 42 km from east to west.

  The Waterberg Project area is an extension of the trend at the northern tip of the Bushveld Complex and is the result of some detailed geophysical, geochemical and geological work that indicated potential for a package of Bushveld Complex rocks under the Waterberg group sedimentary cover rocks (the "Waterberg Group").

  1.3    Geological Setting, Deposit Type and Mineralization

  The Bushveld and Molopo Complexes in the Kaapvaal Craton are two of the most well-known mafic/ultramafic layered intrusions in the world. The Bushveld Complex was intruded about 2,060 million years ago into rocks of the Transvaal Supergroup, largely along an unconformity between the Magaliesberg quartzite of the Pretoria Group and the overlying Rooiberg felsites. It is estimated to exceed 66,000 km2 in extent, of which about 55% is covered by younger formations. The Bushveld Complex hosts several layers rich in PGMs, chromium and vanadium, and constitutes the world's largest known resource of these metals.

  The Waterberg Project is situated off the northern end of the previously known Northern Limb, where the mafic rocks have a different sequence to those of the Eastern and Western Limbs.

  PGM mineralisation within the Bushveld package underlying the Waterberg Project is hosted in two main layers: the T Zone and the F Zone.

  The T Zone occurs within the Main Zone just beneath the contact of the overlaying Upper Zone. Although the T Zone consists of numerous mineralised layers, three potential economical layers were identified, T1, T2HW and T2 — Layers. They are composed mainly of anorthosite, pegmatoidal gabbros, pyroxenite, troctolite, harzburgite, gabbronorite and norite.

  The F Zone is hosted in a cyclic unit of olivine rich lithologies towards the base of the Main Zone towards the bottom of the Bushveld Complex. This zone consists of alternating units of harzburgite, troctolite and pyroxenites. The F Zone was divided into the FH and FP layers. The FH layer has significantly higher volumes of olivine in contrast with the lower lying FP layer, which is predominately pyroxenite. The FH layer is further subdivided into six cyclic units chemically identified by their geochemical signature, especially chrome. The base of these units can also be lithologically identified by a pyroxenite layer.

  1.4    Local Geology

  The Waterberg Project is located along the strike extension of the Northern Limb of the Bushveld Complex. The geology consists predominantly of the Bushveld Main Zone gabbros, gabbronorites, norites, pyroxenites and anorthositic rock types with more mafic rock material such as harzburgite and troctolites that partially grade into dunites towards the base of the package. In the southern part of the project area, Bushveld Upper Zone lithologies such as magnetite gabbros and gabbronorites do occur as intersected in drillhole WB001 and WB002. The Lower Magnetite Layer of the Upper Zone was intersected on the south of the project property (Disseldorp) where drillhole WB001 was drilled and intersected a 2.5 m thick magnetite band.

  On the property, the Bushveld package strikes south-west to north east with a general dip of 34o – 38o towards the west is observed from drillhole core for the layered units intersected on Waterberg property within the Bushveld Package (Figure 1). However, some structural blocks may be tilted at different angles depending on structural and /or tectonic controls.

  The Bushveld Upper Zone is overlain by a 120 m to 760 m thick Waterberg Group which is a sedimentary package predominantly made up of sandstones, and within the project area the two sedimentary formations known as the Setlaole and Makgabeng Formations constitute the Waterberg Group. The Waterberg package is flat lying with dip angles ranging from to 2o to 5o. Figure 1 gives an overview of interpreted geology for the Waterberg Project.

 Figure 1:
Drillhole location and Interpreted Geology of the Waterberg Project

-50000
0
Legend
Major Structures
Structures
Local Dykes
Waterberg_outcrop
Archean Granite Complex
Basement
Basement Complex
Diabase
Granite dykes and bodies
Platreef
Bumbeni Cplx
Clarens Fm, Karoo Spgrp
Drakensberg Grp, Karoo Spgrp
Enon Fm, Uitenhage Grp
Jozini Fm, Lebombo Grp
Karoo Dolerite Sui
Karoo Spgrp
Komatipoort Sui
Letaba Fm, Lebombo Grp
Movene Fm, Lebombo Grp
Mpilo Fm, Bumbeni Cplx
Suurberg Grp
Tshokwane Granophyre
-2570000
-2600000
-50000
0
0 2.5 5 10 15 20 25 Kilometers
Projection: Transverse Mercator
Datum: Hartebeesthoek 1994
False Easting: 0.0000
Central Meridian: 29.0000
Scale Factor: 1.0000
Latitude Of Origin: 0.0000
Units: Meter

  1.5    Exploration Status

  The Waterberg Project is an advanced project that has undergone preliminary economic evaluations which have warranted further work. Drilling to date has given the confidence to classify mineral resources as Inferred and Indicated.

  1.6    Sample Preparation

  The sampling methodology concurs with the Company's protocol based on industry best practice. The quality of the sampling is monitored and supervised by a qualified geologist. The sampling is done in a manner that includes the entire potentially economic unit, with sufficient shoulder sampling to ensure the entire economic zones are assayed.

  1.7    Analysis

  For the present database, field samples have been analysed by two different laboratories: the primary laboratory is currently Set Point laboratories (South Africa). Genalysis (Australia) is used for referee test work to confirm the accuracy of the primary laboratory.

  Samples are received, sorted, verified and checked for moisture and dried if necessary. Each sample is weighed and the results are recorded. Rocks, rock chips or lumps are crushed using a jaw crusher to less than 10 mm. The samples are then milled for 5 minutes to achieve a fineness of 90% less than 106 μm, which is the minimum requirement to ensure the best accuracy and precision during analysis.

  Samples are analysed for Pt (ppm), Pd (ppm) Rh (ppm) and Au (ppm) by standard 25 g lead fire-assay using a silver collector. Rh (ppm) is assayed using the same method but with a palladium collector and only for selected samples. After pre-concentration by fire assay the resulting solutions are analysed using ICP-OES (Inductively Coupled Plasma — Optical Emission Spectrometry).

  The base metals (copper, nickel, cobalt and chromium) are analysed using ICP-OES (Inductively Coupled Plasma — Optical Emission Spectrometry) after a multi-acid digestion. This technique results in "almost" total digestion.

  The drilling, sampling and analytical aspects of the project are considered to have been undertaken to industry standards. The data is considered to be reliable and suitable for mineral resource estimation.

  1.8    Drilling

  The data from which the structure of the mineralised horizons was modelled and grade values estimated were derived from a total of 293,538 meters of diamond drilling. This report updates the mineral resource estimate using this dataset. The drillhole dataset consists of 294 drillholes and 459 deflections, at the date of data cut-off (April 1, 2016).

  The management of the drilling programmes, logging and sampling have been undertaken from two facilities: one at the town of Marken in Limpopo Province, South Africa and the other on the farm Goedetrouw 366LR within the prospecting right area.

  Drilled core is cleaned, de-greased and packed into metal core boxes by the drilling company. The core is collected from the drilling site on a daily basis by PTM personnel and transported to the coreyard. Before the core is taken off the drilling site, core recovery and the depths are checked. Core logging is done by hand on a pro-forma sheet by qualified geologists under supervision of the Waterberg Project geologist.

  1.9    Quality Control and Quality Assurance

  The Company has instituted a complete QA/QC programme including the insertion of blanks and certified reference materials as well as referee analyses. The programme is being followed and is considered to be to industry standard. The data is as a result, considered reliable in the opinion of the Qualified Person.

  1.10    Mineral Resources

  This report documents the mineral resource estimate — Effective Date: April 18, 2016. The mineral resources are reported in the table below. Infill drilling over portions of the Waterberg Project area and new estimation methodology has made it possible to estimate a new mineral resource estimate and upgrade portions of the mineral resource to the Indicated category. The Mineral Resource Statement is summarised in Table 1.

Table 1
F Zone
Mineral Resource Details

Cut-off	Tonnage	Grade					Metal
3PGE+Au		Pt	Pd	Au	Rh	3PGE+Au	3PGE+Au
g/t	Mt	g/t	g/t	g/t	g/t	g/t	Kg	Moz
Indicated
2	281.184	0.9	1.9	0.2	0	3.03	851 988	27.39
2.5	179.325	1.1	2.2	0.2	0	3.49	625 844	20.12
3	110.863	1.2	2.5	0.2	0	3.95	437 909	14.08
Inferred
2	177.961	0.8	1.8	0.1	0	2.76	491 183	15.79
2.5	84.722	1	2.1	0.2	0	3.35	283 819	9.125
3	43.153	1.2	2.5	0.2	0	3.96	170 886	5.494

 T Zone

Cut-off	Tonnage	Grade					Metal
2PGE+Au		Pt	Pd	Au	Rh	2PGE+Au	2PGE+Au
g/t	Mt	g/t	g/t	g/t	g/t	g/t	Kg	Moz
Indicated
2	36.308	1.1	1.8	0.7	—	3.61	131 162	4.217
2.5	30.234	1.2	1.9	0.8	—	3.88	117 363	3.773
3	22.33	1.3	2.1	0.9	—	4.28	95 640	3.075
Inferred
2	23.314	1.1	1.8	0.7	—	3.66	85 240	2.741
2.5	21.196	1.1	1.9	0.8	—	3.79	80 394	2.585
3	14.497	1.3	2.1	0.9	—	4.28	62 082	1.996

Waterberg Total

Cut-off	Tonnage	Grade					Metal
3PGE+Au		Pt	Pd	Au	Rh	3PGE+Au	3PGE+Au
g/t	Mt	g/t	g/t	g/t	g/t	g/t	Kg	Moz
Indicated
2	317.492	0.9	1.9	0.2	0	3.1	983 150	31.61
2.5	209.559	1.1	2.2	0.3	0	3.55	743 207	23.89
3	133.193	1.2	2.5	0.3	0	4.01	533 549	17.15
Inferred
2	201.275	0.9	1.8	0.2	0	2.86	576 423	18.53
2.5	105.918	1	2.1	0.3	0	3.44	364 213	11.71
3	57.65	1.2	2.4	0.4	0	4.04	232 968	7.49

  Notes to Table 1:

  1.
  Mineral resources are classified in accordance with the SAMREC standards. There are certain differences with the "CIM Standards on Mineral Resources and Reserves"; however, in this case the Company and the QP believe the differences are not material and the standards may be considered the same. Mineral resources do not have demonstrated economic viability and inferred resources have a high degree of uncertainty. Mineral resources might never be upgraded or converted to reserves.

  2.
  Mineral resources are provided on a 100% project basis. Inferred and indicated categories are separate. The estimates have an effective date of April 18th 2016. Tables may not add perfectly due to rounding. For the purposes of inclusion of this table from the April 2016 Waterberg Report in this Prospectus, the figures have been subject to further rounding.

  3.
  A cut-off grade of 2.5 g/t 3E (platinum, palladium and gold) for the T zone and 2.5 g/t 4E for the F zone is applied to the selected base case mineral resources. Prior to July 20, 2015, a 2 g/t cut-off was applied to resource estimates. For comparison with earlier resources a 2 g/t cut-off on the updated resource model is presented above. Cut-off grades of 3.0 g/t 4E are also presented as certain mining plans in early years may apply higher cut-offs for the Pre-Feasibility Study.

  4.
  Cut off for the T and the F zones considered costs, smelter discounts, concentrator recoveries from the previous and ongoing engineering work completed on the property by the Company and its independent engineers. Spot and three-year trailing average prices and exchange rates are considered for the cut-off considerations. Metallurgical work indicates that an economically attractive concentrate can be produced from standard flotation methods.

  5.
  Mineral resources were completed by Charles Muller of CJM and are reported in an NI 43-101 technical report for the mineral resources reported herein, effective April 18, 2016.

  6.
  Mineral resources were estimated using Kriging methods for geological domains created in Datamine Studio3 from 262 mother holes and 322 deflections in mineralization. A process of geological modelling and creation of grade shells using indicating kriging was completed in the estimation process.

  7.
  The estimation of mineral resources have taken into account environmental, permitting, legal, title, taxation, socio-economic, marketing and political factors. The mineral resources may be materially affected by metals prices, exchange rates, labour costs, electricity supply issues or many other factors detailed in the Company's Annual Information Form.

  8.
  The following United States dollar prices based on an approximate recent 3-year trailing average in accordance with the SEC guidance were used for the assessment of Resources; Pt 1,243/oz, Pd 720/oz, Au 1,238/oz, Rh 1,015/oz — see "Cautionary Note to United States Investors".

  9.
  Estimated grades and quantities for by-products will be included in recoverable metals and estimates in the on-going pre-feasibility work. Copper and Nickel are the main value by-products recoverable by flotation and for indicated resources are estimated at 0.18% copper and 0.10% nickel in the T zone 0.07% copper and 0.16% nickel in the F zone.

  Previous Waterberg Project Resource dated July 20, 2015:

  Indicated: 121 million tonnes grading 3.24 g/t 3E (0.97 g/t Pt, 2.11 g/t Pd, 0.16 g/t Au, 2.5 g/t cut-off)

  Inferred: 246 million tonnes grading 3.25 g/t 3E, (0.94 g/t Pt, 2.09 g/t Pd, 0.16 g/t Au, 2.5 g/t cutoff)

  The data that formed the basis of the estimate are the drillholes drilled by PTM which consist of geological logs, the drillhole collars, the downhole surveys and the assay data, all of which were validated by the QP. The area where each layer was present was delineated after examination of the intersections in the various drillholes.

  There is no guarantee that all or any part of the Mineral Resource will be converted to a Mineral Reserve.

  1.11    Interpretation and Conclusions

  Exploration drilling by PTM has intersected layered magmatic PGM mineralisation in what is interpreted to be the northern extension of the Northern Limb of the Bushveld Complex under the Waterberg Group rocks. This has confirmed the existence of mineralised zones with potentially economic concentrations of PGM's. Improved understanding of the geology allowed improved Resource estimations which provided increases in the Resources reported.

  The Estimation was undertaken using best practises in terms of geostatistics.

  The objectives in terms of adherence to the Scope of this Study were met in that an updated resource model was produced.

  The delineation of the F Zone and T Zone units has been advanced due to better understanding of the geology. As with the previous resource estimate, this mineral resource estimate used mineralised layers identified within this Waterberg Project area. The database used for this estimate consisted of 294 drillholes and 459 deflections. The mineralisation is considered open down-dip and along strike. The Waterberg Project represents one of the largest discoveries of PGE mineralization in recent history. Metallurgical work completed at Mintek along with previously published PEA adds to the confidence in this discovery.

  1.12    Recommendations

  It is recommended that exploration drilling continues in order to advance the geological confidence in the deposit through infill drilling. This will provide more data for detailed logging and refined modelling. This is expected to confirm the geological continuity and allow the declaration of further Indicated Mineral Resources.

  Given the results of the diamond drilling on the northern area and the extent of target areas generated by geophysical surveys, the completion of the planned exploration drilling is recommended north of the location of the current exploration programme. The objective of the exploration drilling would be to find the limit of the current deposit, confirm the understanding of the F Zone and allow appropriate selection of the potential mining cut. This will improve geoscientific confidence in order to upgrade mineral resources to the Indicated category.

  Metallurgical and other engineering work completed and underway indicates that a Pre-feasibility study is warranted and recommended to proceed on the Waterberg Project. The deposit should be studied for mechanised mining methods such as room and pillar and long hole mining as a result of the thickness of both the T and F Zones.

Other Projects

        The Company also holds interests in various other early stage exploration projects located in Canada and in South Africa. The Company continues to evaluate exploration opportunities both on currently owned properties and on new prospects.

Recent Developments

        Effective July 1, 2016, we set the salary of R. Michael Jones, our Chief Executive Officer, at CAN$525,000, Frank Hallam, our Chief Financial Officer, at $475,000 and Peter Busse, our Chief Operating Officer, at CAN$350,000. We also established the maximum discretionary cash bonus eligibility with respect to the calendar year ended December 31, 2016 at up to 70% of such salaries for Messrs. Jones and Hallam and up to 60% of such salary for Mr. Busse, based on milestones and deliverables established by the compensation committee of the Company.

        Further details concerning the Company, including information with respect to the Company's assets, operations and history, are provided in the AIF and other documents incorporated by reference into this Prospectus. Readers are encouraged to thoroughly review these documents as they contain important information about the Company.

 RISK FACTORS

        An investment in the Securities involves a high degree of risk and must be considered a highly speculative investment due to the nature of the Company's business and the present stage of exploration and development of its mineral properties. Resource exploration and development is a speculative business, characterized by a number of significant risks including, among other things, unprofitable efforts resulting not only from the failure to discover mineral deposits but also from finding mineral deposits, which, though present, are insufficient in quantity or quality to return a profit from production.

        Prospective purchasers of the Securities should carefully consider the risk factors set out below, as well as the information included in any Prospectus Supplement and in documents incorporated by reference in this Prospectus and any applicable Prospectus Supplement, before making an investment decision to purchase the Securities. Specific reference is made to the section entitled "Risk Factors" in the AIF. See "Documents Incorporated by Reference". Without limiting the foregoing, the following risk factors should be given special consideration when evaluating an investment in the Securities. Each of the risks described herein and in these sections and documents could materially and adversely affect our business, financial condition, results of operations and prospects, cause actual events to differ materially from those described in the Forward-Looking Statements and information relating to the Company and could result in a loss of your investment. Additional risks not currently known to the Company, or that the Company currently deems immaterial, may also have a material adverse effect on the Company.

Risks Relating to the Company

The Company will require additional financing, which may not be available on acceptable terms, if at all.

        The Amended & Restated Sprott Facility requires the Company to complete the Equity Financings by December 31, 2016. Even if the Equity Financings and any Offerings are successfully completed, the Company may be required to source additional financing by way of private or public offerings of equity or debt or the sale of project or property interests in order to have sufficient working capital for the development and operation of Project 1 and the continued exploration on the Waterberg Project, as well as for general working capital purposes. The Project 1 Working Capital Facilities provide, however, that the Sprott Lenders can require repayment of the Second Sprott Advance from the proceeds of an equity or debt financing (excluding intercompany financings) prior to December 31, 2017. In addition, 50% of the proceeds from any equity or debt financings (excluding intercompany financings) with a value exceeding US$1 million that close after January 31, 2017, in the case of the Amended & Restated Sprott Facility (not including financings where the proceeds are used to repay the Second Sprott Advance, at the election of the Sprott Lenders) and December 31, 2017, in the case of the Liberty Facility, are to be paid to the Lenders in partial repayment of the Project 1 Working Capital Facilities, subject to terms and conditions of the Intercreditor Agreement.

        The success and the pricing of any such capital raising and/or debt financing will be dependent upon the prevailing market conditions at that time. There can be no assurance that financing will be available to the Company or, if it is available, that it will be offered on acceptable terms. If additional financing is raised through the issuance of the Securities, this may have a depressive effect on the price of the Common Shares and the interests of shareholders in the net assets of the Company may be diluted.

        Any failure by the Company to obtain required financing on acceptable terms or on a timely basis could cause the Company to delay development of its material projects or could result in the Company being forced to sell some of its assets on an untimely or unfavorable basis. Any such delay or sale could have a material adverse effect on the Company's financial condition, results of operations and liquidity. Failure to complete the Equity Financings by December 31, 2016 would constitute an event of default under the Project 1 Working Capital Facilities. Any default under the Project 1 Working Capital Facilities could result in the loss of the Company's entire interest in PTM RSA, and therefore its interests in Project 1, Project 3 and the Waterberg Project.

The Company has a history of losses and it anticipates continuing to incur losses.

        The Company has a history of losses. The Company anticipates continued losses until it can successfully place one or more of its properties into commercial production on a profitable basis. It could be years before the Company receives any profits from any production of metals, if ever. If the Company is unable to generate significant revenues with respect to its properties, the Company will not be able to earn profits or continue operations.

The Company may be unable to generate sufficient cash to service its debt, the terms of the agreements governing the Company's debt may restrict its current or future operations and the indebtedness may adversely affect the Company's financial condition and results of operations.

        The Company's ability to make scheduled payments on the Project 1 Working Capital Facilities will depend on its ability to successfully ramp-up production at Project 1, and on the Company's financial condition and operating performance, which are subject to prevailing economic and competitive conditions and to certain financial, business, legislative, regulatory and other factors beyond its control. If the Company's cash flows and capital resources are insufficient to fund its debt service obligations, the Company could face substantial liquidity problems and could be forced to reduce or delay investments and capital expenditures or to dispose of material assets or operations, seek additional debt or equity capital or restructure or refinance the Company's indebtedness, including indebtedness under the Project 1 Working Capital Facilities. The Company may not be able to effect any such alternative measures on commercially reasonable terms or at all and, even if successful, those alternatives may not allow the Company to meet its scheduled debt service obligations.

        In addition, a breach of the covenants under the Project 1 Working Capital Facilities or the Company's other debt instruments from time to time could result in an event of default under the applicable indebtedness. Such a default may allow the creditors to accelerate the related debt, may result in the imposition of default interest, and may result in the acceleration of any other debt to which a cross acceleration or cross default provision applies. In particular, a cross default provision applies to the Amended & Restated Sprott Facility and the Liberty Facility. In the event a Lender accelerates the repayment of the Company's borrowings, the Company may not have sufficient assets to repay its indebtedness.

        The Project 1 Working Capital Facilities contain a number of covenants that impose operating and financial restrictions on the Company and may limit the Company's ability to engage in acts that may be in its long term best interest. In particular, the Project 1 Working Capital Facilities restrict the Company's ability to modify material contracts, to dispose of assets, to use the proceeds from permitted dispositions, to incur additional indebtedness, to enter into transactions with affiliates, and to grant security interests or encumbrances and to use proceeds from future debt or equity financings. In addition, the Company must obtain the consent of the agent under each Project 1 Working Capital Facility to consolidate and contribute the Waterberg JV Project and the Waterberg Extension Project to Waterberg JV Co. Such consents may not be unreasonably withheld by the agents. As a result of these restrictions, the Company may be limited in how it conducts its business, may be unable to raise additional debt or equity financing, may be unable to compete effectively or to take advantage of new business opportunities or may become in breach of its obligations to joint venture partners and others, each of which may affect the Company's ability to grow in accordance with its strategy or may otherwise adversely affect its business and financial condition.

        Further, the Company's maintenance of substantial levels of debt could adversely affect its financial condition and results of operations and could adversely affect its flexibility to take advantage of corporate opportunities. Substantial levels of indebtedness could have important consequences to the Company, including:

  •
  limiting the Company's ability to obtain additional financing to fund future working capital, capital expenditures, acquisitions or other general corporate requirements, or requiring the Company to make non-strategic divestitures;

  •
  requiring a substantial portion of the Company's cash flows to be dedicated to debt service payments instead of other purposes, thereby reducing the amount of cash flows available for working capital, capital expenditures, acquisitions and other general corporate purposes;

  •
  increasing the Company's vulnerability to general adverse economic and industry conditions;

  •
  exposing the Company to the risk of increased interest rates for any borrowings at variable rates of interest;

  •
  limiting the Company's flexibility in planning for and reacting to changes in the industry in which it competes;

  •
  placing the Company at a disadvantage compared to other, less leveraged competitors; and

  •
  increasing the Company's cost of borrowing.

The Company has granted first and second ranking security interests in favour of the Lenders over all of its personal property, subject to certain exceptions, and the Company has pledged its shares of PTM RSA to the Lenders under the Project 1 Working Capital Facilities, which may have a material adverse effect on the Company.

        To secure its obligations under the Project 1 Working Capital Facilities (and in the case of the Liberty Facility, the production payment agreement between the Company, PTM RSA and Liberty Holdings, dated November 19, 2015, as amended, with respect to Project 1 and Project 3 (the "Production Payment Agreement")), the Company has entered into a general security agreement under which the Company has granted first and second ranking security interests in favour of the Lenders over all of its present and after-acquired personal property, subject to certain exceptions, and a share pledge agreement pursuant to which the Company has granted a first and second priority security interest in favour of the Lenders over all of the issued shares in the capital of PTM RSA. PTM RSA has also guaranteed the Company's obligations to the Lenders. These security interests and guarantee may impact the Company's ability to obtain project financing for the Waterberg Project or its ability to secure other types of financing. The Project 1 Working Capital Facilities have various covenants and provisions, including target production provisions, payment covenants and financial tests that must be satisfied and complied with during the term of the Project 1 Working Capital Facilities. There is no assurance that such covenants will be satisfied. Any default under Project 1 Working Capital Facilities, including any covenants thereunder, could result in the loss of the Company's entire interest in PTM RSA, and therefore its interests in Project 1, Project 3 and the Waterberg Project.

The Company has a history of negative operating cash flow, and may continue to experience negative operating cash flow.

        The Company has had negative operating cash flow in recent financial years. The Company's ability to achieve and sustain positive operating cash flow will depend on a number of factors, including the Company's ability to produce at Project 1 on a profitable basis and advance the Waterberg Project into production. To the extent that the Company has negative cash flow in future periods, the Company may need to deploy a portion of its cash reserves to fund such negative cash flow. The Project 1 Working Capital Facilities require that the Company maintain consolidated cash and cash equivalents of at least US$5 million and working capital in excess of US$5 million. The Liberty Facility requires that the Company maintain a debt service coverage ratio of at least 1.20 to 1. The Company may be required to raise additional funds through the issuance of additional equity or debt securities to satisfy the minimum cash balance requirements under the Project 1 Working Capital Facilities. The Project 1 Working Capital Facilities provide, however, that a portion of the proceeds from any equity or debt financings (excluding intercompany financings) are required to be paid to the Lenders in partial repayment of the Project 1 Working Capital Facilities, subject to the terms and conditions of the Intercreditor Agreement. See "Business of the Company — Project 1 Working Capital Facilities". There can be no assurance that additional debt or equity financing or other types of financing will be available if needed or that these financings will be on terms at least as favorable to the Company as those obtained previously.

The Company may not be able to continue as a going concern.

        The Company has limited financial resources. The Company's ability to continue as a going concern is dependent upon, among other things, the Company establishing commercial quantities of mineral reserves and successfully establishing profitable production of such minerals or, alternatively, disposing of its interests on a profitable basis. Any unexpected costs, problems or delays could severely impact the Company's ability to continue exploration and development activities. Should the Company be unable to continue as a going concern, realization of assets and settlement of liabilities in other than the normal course of business may be at amounts materially different than the Company's estimates. The amounts attributed to the Company's exploration properties in its financial statements represent acquisition and exploration costs and should not be taken to represent realizable value.

There may be further delays in the production ramp-up of Project 1 which could result in a default under the Project 1 Working Capital Facilities and could have a material adverse effect on the Company's financial condition and prospects.

        The ramp-up of production at Project 1 has been slower than anticipated and the Company may experience further delays. Timelines are based on management's current expectations and may be affected by a number of factors, including:

  •
  the availability of adequate funds to complete underground development, including the anticipated net proceeds of an Offering, or funds obtained through alternative sources of financing;

  •
  the ability of the Company to complete the Equity Financings by December 31, 2016;

  •
  consultants' analyses and recommendations;

  •
  the rate at which expenditures are incurred;

  •
  delays in construction schedules;

  •
  contractor performance and delivery of services, changes in contractors or their scope of work or any disputes with contractors;

  •
  availability of major equipment and personnel;

  •
  the Company's ability to maintain requisite permits and licenses (including a water use license, and the environmental authorization held by Maseve);

  •
  other potentially required authorizations arising from recent legislative amendments; and

  •
  the rate of underground development in the north and south declines.

        Some of the above factors are beyond the Company's control and could cause management's timelines not to be realized. It is common for mining projects to experience unexpected costs, problems and delays. The targeted start date for first concentrate production at Project 1 in the fourth quarter of calendar 2015 was delayed. Delays in production ramp-up at Project 1 have also occurred. While there has been no material cost overrun with regard to capital costs, the delay in ramp-up of production at Project 1 has caused a delay in the Company's receipt of anticipated production revenue. The Company had planned to use this revenue to cover a portion of the ongoing capital costs of Project 1. As of September 30, 2016, the anticipated production revenue shortfall of approximately US$42 million has been accommodated by amounts drawn down under the Liberty Facility and the Amended & Restated Sprott Facility. Further delays in the production ramp-up of Project 1 could have a material adverse effect on the Company's financial condition and prospects and may also result in a default under the target production provisions of the Project 1 Working Capital Facilities, which may accelerate amounts due thereunder and permit the Lenders to realize on any applicable security thereunder. This could result in a complete loss of the Company's assets, including its investment in PTM RSA, and therefore in Project 1, Project 3 and the Waterberg Project. There is no assurance that insurance for any interruption in production at Project 1 will be available to the Company on economic terms or in such amounts as would be adequate to cover all losses or at all.

        Interruptions in production may trigger events of default under the Project 1 Working Capital Facilities. Under the Project 1 Working Capital Facilities, the Company will be in default if it fails to meet rolling three-month average production targets at Project 1, starting on October 31, 2016. If the Company fails to meet these production targets, there is no guarantee that Liberty Holdings or the Sprott Lenders will agree to further amendments to the Project 1 Working Capital Facilities. Any default under the Project 1 Working Capital Facilities could result in the loss of the Company's interest in PTM RSA and therefore its interests in Project 1, Project 3 and the Waterberg Project.

There can be no assurance that underground development and production ramp-up at Project 1 will meet its production ramp-up timeline or be completed at all or that production at Project 1 will meet the Company's expectations.

        The Company is in the process of underground development and production ramp-up at Project 1. While the Company expects commercial production to be achieved by early 2017, there can be no assurance that the Company will meet this target. In addition, the Company has certain expectations with respect to performance of Project 1, but there can be no assurance that after the underground development and production ramp-up is complete that Project 1 will perform to such expectations. Delays in the underground development and production ramp-up and lower-than-expected performance could impact the Company's revenue and cash flow or result in an event of default relating to the target production provisions under the Project 1 Working Capital Facilities.

        Until such time that steady state commercial production is achieved at Project 1, there is no guarantee that Project 1 will generate projected revenue or cash flow.

The Company's properties, including Project 1, may not be brought into a state of commercial production.

        Although the Company has completed commissioning at Project 1, underground development and production ramp-up continue and Project 1 has not yet reached commercial production. Development of mineral properties involves a high degree of risk and few properties that are explored are ultimately developed into producing mines. The commercial viability of a mineral deposit is dependent upon a number of factors which are beyond the Company's control, including the attributes of the deposit, commodity prices, government policies and regulation and environmental protection. Fluctuations in the market prices of minerals may render reserves and deposits containing relatively lower grades of mineralization uneconomic. The development of the Company's properties, including Project 1, will require obtaining land use consents, permits and the construction and operation of mines, processing plants and related infrastructure. Although Project 1 has been granted the necessary permits and land use zoning, the Company is subject to all of the risks associated with establishing new mining operations, including:

  •
  the timing and cost, which can be considerable, of the construction of mining and processing facilities and related infrastructure;

  •
  the availability and cost of skilled labour and mining equipment;

  •
  the availability and cost of appropriate smelting and/or refining arrangements;

  •
  the need to obtain and maintain necessary environmental and other governmental approvals and permits, and the timing of those approvals and permits;

  •
  in the event that the required permits are not obtained in a timely manner, the risks of government environmental authorities issuing directives or commencing enforcement proceedings to cease operations or administrative, civil and criminal sanctions being imposed on the Company, its directors and employees;

  •
  the availability of funds to finance construction and development activities;

  •
  potential opposition from non-governmental organizations, environmental groups or local groups which may delay or prevent development activities; and

  •
  potential increases in construction and operating costs due to changes in the cost of fuel, power, materials and supplies and foreign exchange rates.

        The costs, timing and complexities of mine construction and development are increased by the remote location of the Waterberg Project, with additional challenges related thereto, including water and power supply and other support infrastructure. For example, water resources are scarce at the Waterberg Project. If the Company should decide to mine at the Waterberg Project, it will have to establish sources of water and develop the infrastructure required to transport water to the project area. Similarly, the Company will need to secure a suitable location by purchase or long term lease of surface or access rights at the Waterberg Project to establish the surface rights necessary to mine and process.

        It is common in new mining operations to experience unexpected costs, problems and delays during development, construction and mine ramp-up. Accordingly, there are no assurances that the Company's properties, including Project 1, will be brought into a state of commercial production.

Estimates of mineral reserves and mineral resources are based on interpretation and assumptions and are inherently imprecise.

        The mineral resource and mineral reserve estimates contained in this Prospectus and the other documents incorporated by reference herein have been determined and valued based on assumed future prices, cut off grades and operating costs. However, until mineral deposits are actually mined and processed, mineral reserves and mineral resources must be considered as estimates only. Any such estimates are expressions of judgment based on knowledge, mining experience, analysis of drilling results and industry practices. Estimates of operating costs are based on assumptions including those relating to inflation and currency exchange, which may prove incorrect. Estimates of mineralization can be imprecise and depend upon geological interpretation and statistical inferences drawn from drilling and sampling analysis, which may prove to be unreliable. In addition, the grade and/or quantity of precious metals ultimately recovered may differ from that indicated by drilling results. There can be no assurance that precious metals recovered in small scale tests will be duplicated in large scale tests under onsite conditions or in production scale. Amendments to the mine plans and production profiles may be required as the amount of resources changes or upon receipt of further information during the implementation phase of the project. Extended declines in market prices for platinum, palladium, rhodium and gold may render portions of the Company's mineralization uneconomic and result in reduced reported mineralization. Any material reductions in estimates of mineralization, or of the Company's ability to develop its properties and extract and sell such minerals, could have a material adverse effect on the Company's results of operations or financial condition.

Actual capital costs, operating costs, production and economic returns may differ significantly from those the Company has anticipated and there are no assurances that any future development activities will result in profitable mining operations.

        The capital costs to take the Company's projects into commercial production may be significantly higher than anticipated. None of the Company's mineral properties has an operating history upon which the Company can base estimates of future operating costs. Decisions about the development of the Company's mineral properties will ultimately be based upon feasibility studies. Feasibility studies derive estimates of cash operating costs based upon, among other things:

  •
  anticipated tonnage, grades and metallurgical characteristics of the ore to be mined and processed;

  •
  anticipated recovery rates of metals from the ore;

  •
  cash operating costs of comparable facilities and equipment; and

  •
  anticipated climatic conditions.

        Capital costs, operating costs, production and economic returns and other estimates contained in studies or estimates prepared by or for the Company may differ significantly from those anticipated by the Company's current studies and estimates, and there can be no assurance that the Company's actual capital and operating costs will not be higher than currently anticipated. To date, cost escalation in Rand terms has been substantially offset by a weaker Rand, but there is no guarantee that this outcome will continue. As a result of higher capital and operating costs, production and economic returns may differ significantly from those the Company has anticipated.

The Company is subject to the risk of fluctuations in the relative values of the U.S. dollar, the Rand and the Canadian dollar.

        The Company may be adversely affected by foreign currency fluctuations. Effective September 1, 2015, the Company adopted U.S. dollars as the currency for the presentation of its financial statements. Accordingly, the financial statements incorporated by reference in this Prospectus are presented in Canadian dollars, in the case of the fiscal years ended August 31, 2015 and 2014, and in U.S. dollars, in the case of the three- and nine-month periods ended May 31, 2016 and May 31, 2015. Historically, the Company has primarily generated funds through equity investments into the Company denominated in Canadian or U.S. dollars. In the normal course of business, the Company enters into transactions for the purchase of supplies and services primarily denominated in Rand or Canadian dollars. The Company also has assets, cash and liabilities denominated in Rand, Canadian dollars and U.S. dollars. Several of the Company's options to acquire properties or surface rights in South Africa may result in payments by the Company denominated in Rand or in U.S. dollars. Exploration, development and administrative costs to be funded by the Company in South Africa will also be denominated in Rand. Settlement of sales of minerals from the Company's projects, once commercial production commences, will be in Rand, and will be converted to U.S. dollars to make payment of principal and interest on the Project 1 Working Capital Facilities. Fluctuations in the exchange rates between the U.S. dollar and the Rand or Canadian dollar may have a material adverse effect on the Company's financial results.

        In addition, South Africa has in the past experienced double digit rates of inflation. If South Africa experiences substantial inflation in the future, the Company's costs in Rand terms will increase significantly, subject to movements in applicable exchange rates. Inflationary pressures may also curtail the Company's ability to access global financial markets in the longer term and its ability to fund planned capital expenditures, and could materially adversely affect the Company's business, financial condition and results of operations. Potential downgrades to South Africa's sovereign currency ratings by international ratings agencies also would likely adversely affect the value of the Rand relative to the Canadian or U.S. dollar. The South African government's response to inflation or other significant macro-economic pressures may include the introduction of policies or other measures that could increase the Company's costs, reduce operating margins and materially adversely affect its business, financial condition and results of operations.

Metal prices are subject to change, and low prices or a substantial or extended decline or volatility in such prices could materially and adversely affect the value of the Company's mineral properties and potential future results of operations and cash flows.

        Metal prices have historically been subject to significant price fluctuations. No assurance may be given that metal prices will remain stable. Significant price fluctuations over short periods of time may be generated by numerous factors beyond the control of the Company, including:

  •
  domestic and international economic and political trends;

  •
  expectations of inflation;

  •
  currency exchange fluctuations;

  •
  interest rates;

  •
  global or regional consumption patterns;

  •
  speculative activities; and

  •
  increases or decreases in production due to improved mining and production methods.

        Low metal prices or significant or continued reductions or volatility in metal prices may have an adverse effect on the Company's business, including the amount of the Company's mineral reserves, the economic attractiveness of the Company's projects, the Company's ability to obtain financing and develop projects, the amount of the Company's revenues or profit or loss and the value of the Company's assets. An impairment in the value of the Company's assets would require such assets to be written down to their estimated net recoverable amount. The Company has not yet determined whether a write down of assets will be required as at August 31, 2016.

The failure of the Company or its joint venture partners to fund their pro-rata share of funds under the respective joint ventures may have a material adverse effect on the Company's business and results of operations.

        The Company, through its subsidiaries, participates in joint ventures with various partners. In particular, PTM RSA, Africa Wide and Maseve are parties to the Maseve Shareholders Agreement related to the exploration and development of Project 1 and Project 3. On October 18, 2013, Africa Wide advised the Company that it would not be funding its approximately US$21.8 million share of a six-month budget and cash call unanimously approved by the board of directors of Maseve. On March 3, 2014, Africa Wide advised the Company that it would not be funding its approximately US$21.52 million share of a second cash call. Africa Wide's decision may result in significant adverse effects on the Company and Maseve, including delays, increases in expenses, less advantageous financing terms and, potentially, the halting of operations at Project 1. For example, as a result of Africa Wide's decision not to fund its cash calls, a procurement freeze was implemented on Project 1 for approximately 12 weeks from late 2013 into 2014, which resulted in delays to the acquisition and procurement of various goods and services, delaying mill and surface infrastructure construction. Any failure by PTM RSA, Africa Wide or any future shareholder under the Maseve Shareholders Agreement to contribute its pro-rata share of a cash call would result in dilution of that party's interest in proportion to the shortfall, and could have a material adverse effect on the Company as discussed above.

        Pursuant to the terms of the JOGMEC 2nd Amendment, JOGMEC has been funding all work on the Waterberg Project in accordance with a US$20 million commitment. If the corporatization of the Waterberg Project is completed and the Waterberg Project becomes held by Waterberg JV Co., it is anticipated that the procedures governing further funding for the Waterberg Project will be set forth in a new shareholders' agreement among PTM RSA, JOGMEC and Mnombo. This agreement is in the process of being negotiated, based on provisions set forth in the JOGMEC Agreement, as amended by the JOGMEC 2nd Amendment. If closing of the JOGMEC 2nd Amendment does not occur, the JOGMEC 2nd Agreement will terminate and the parties will default to the JOGMEC Agreement arrangement, with such portion of the US$20 million in expenditures funding already paid by JOGMEC being deemed to be an advance by JOGMEC towards its future spending commitments on the Waterberg JV Project. The Company and Mnombo will be required to make corresponding cash payments in respect of the Waterberg JV Project to pro rata match the advance payments made by JOGMEC, within 120 days of the termination of the JOGMEC 2nd Amendment, failing which they shall suffer equity dilutions under the JOGMEC Agreement as if such equivalent pro rata amounts were approved program funding in which they elected not to participate.

        Prior to JOGMEC's US$20 million commitment, the Company funded Mnombo's 26% share of the work on the Waterberg Project. The ability of Mnombo to repay the Company for advances as at August 31, 2016 of approximately Rand 25.53 million (approximately US$1.74 million as at August 31, 2016) or to fund future investment in the Waterberg Project may be uncertain. If the Company fails to fund Mnombo's future capital obligations for the Waterberg Project, Mnombo may be required to obtain funding from alternative sources, which may not be available on favorable terms, or at all. If Mnombo is unable to fund its share of such work, this may delay project expenditures and may result in dilution of Mnombo's interest in the Waterberg Project and require the sale of the diluted interests to another qualified BEE entity.

        Because the development of the Company's joint venture projects depends on the ability to finance further operations, any inability of the Company or one or more of its joint venture partners to fund its respective funding obligations and cash calls in the future could require the other partners, including the Company, to increase their funding of the project, which they may be unwilling or unable to do on a timely and commercially reasonable basis, or at all. The occurrence of the foregoing, the failure of any partner, including the Company, to increase their funding as required to cover any shortfall, as well as any dilution of the Company's interests in its joint ventures as a result of its own failure to satisfy a cash call, may have a material adverse effect on the Company's business and results of operations.

The dilution of Africa Wide may have a material adverse effect on the Company's business and results of operations.

        Under the terms of the Maseve Shareholders Agreement, the board of directors of Maseve may make cash calls on PTM RSA and Africa Wide. Africa Wide declined to fund its share of cash calls in October 2013 and in March 2014. As a result of the first missed cash call, the Company entered into arbitration proceedings against Africa Wide to determine the extent of the dilution of Africa Wide's interest in Maseve, in accordance with the terms of the Maseve Shareholders Agreement. On August 20, 2014, an arbitrator determined that Africa Wide's shareholding in Maseve would be reduced to 21.2766%. Based on the arbitration award, Africa Wide has been further diluted to approximately 17.1% as a result of Africa Wide's failure to fund the second cash call and therefore the Company's shareholding in Maseve has increased to approximately 82.9%. In addition, as a result of the transactions explained under the risk factor captioned "The failure to maintain or increase equity participation by HDSAs in the Company's prospecting and mining operations could adversely affect the Company's ability to maintain its prospecting and mining rights", there is no guarantee the DMR would recognize Africa Wide as a qualified BEE entity. To comply with the Amended Broad-Based Socio-Economic Empowerment Charter for the South African Mining Industry (the "Mining Charter"), Maseve was required to have 26% ownership by a qualified BEE entity by December 31, 2014 in order to maintain the Mining Right in good standing. Subsequent to the end of the Company's third fiscal quarter of 2016, the DMR requested an update regarding the Company's efforts to increase the HDSA equity ownership percentage in Maseve from 17.1% to 26%. The Company met with the DMR in early June 2016 and the DMR requested a further update by August 7, 2016, while reminding the Company of the risk of potential action under Sections 47 and 93 of the MPRDA if the Company were not to increase the HDSA ownership percentage. The Company has made several attempts to schedule a meeting with the DMR to further discuss this issue. To date, while the Company has been advised by the DMR that the matter will be discussed at a later date, no such meeting has taken place and the DMR has not issued a notice of non-compliance with the MPRDA.

        In addition to unaffiliated BEE qualified companies, the Company has considered Mnombo as the BEE company for such a transaction and remains open to other possibilities. Should Mnombo acquire an interest in Maseve, as with funding to date for the Waterberg Project, the Company would expect to cover Mnombo's share of any cash calls. If Mnombo was not deemed to be a suitable BEE company or if the Company was unsuccessful in reaching an agreement on the terms of Mnombo's investment in Maseve, the Company would be required to reach an agreement with another qualified BEE entity and, failing that, the Company may face possible suspension or cancellation of the Mining Right under a process governed by Section 47 of the MPRDA.

Any disputes or disagreements with the Company's joint venture partners could materially and adversely affect the Company's business.

        The Company participates in joint ventures and may enter into other similar arrangements in the future. PTM RSA is a party to the Maseve Shareholders Agreement related to the exploration and development of Project 1 and Project 3. In addition, PTM RSA is also a party to the Waterberg Extension JV Agreement and the JOGMEC Agreement, as amended by the JOGMEC 2nd Amendment, related to the exploration and development of the Waterberg Project. If the corporatization of the Waterberg Project is completed, PTM RSA will become party to a shareholders' agreement governing Waterberg JV Co. PTM RSA is also a 49.9% shareholder of Mnombo and the relationship among the shareholders of Mnombo is governed by a formal shareholders' agreement. Any dispute or disagreement with a joint venture partner, any change in the identity, management or strategic direction of a joint venture partner, or any disagreement among the Mnombo shareholders, including with respect to Mnombo's role in the Waterberg Project, could materially adversely affect the Company's business and results of operations. If a dispute arises between the Company and a joint venture partner or the other Mnombo shareholders that cannot be resolved amicably, the Company may be unable to move its projects forward and may be involved in lengthy and costly proceedings to resolve the dispute, such as the dispute that recently led to arbitration with Africa Wide, which could materially and adversely affect the Company's business and results of operations.

Most of the Company's properties contain no known mineral reserves.

        Other than Project 1, all of the Company's properties are in the exploration stage, meaning that the Company has not determined whether such properties contain mineral reserves that are economically recoverable. The Company may never discover metals in commercially exploitable quantities at these properties. Failure to discover economically recoverable reserves on a mineral property will require the Company to write off the costs capitalized for that property in its financial statements.

        Substantial additional work will be required in order to determine if any economic deposits exist on the Company's properties outside of Project 1. Substantial expenditures are required to establish mineral reserves through drilling and metallurgical and other testing techniques. No assurance can be given that any level of recovery of any mineral reserves will be realized or that any identified mineral deposit will ever qualify as a commercial mineable ore body that can be legally and economically exploited.

Completion of a pre-feasibility study for the Waterberg Project is subject to economic analysis requirements.

        Completion of a pre-feasibility study for the Waterberg Project is subject to completion of a positive economic analysis of the mineral deposit.

If the Company is unable to retain key members of management, the Company's business might be harmed.

        The Company's development to date has depended, and in the future will continue to depend, on the efforts of its senior management including: R. Michael Jones, President and Chief Executive Officer and a director of the Company; Frank R. Hallam, Chief Financial Officer and Corporate Secretary and a director of the Company; and Peter Busse, Chief Operating Officer of the Company. The Company currently does not, and does not intend to, have key person insurance for these individuals. Departures by members of senior management could have a negative impact on the Company's business, as the Company may not be able to find suitable personnel to replace departing management on a timely basis or at all. The loss of any member of the senior management team could impair the Company's ability to execute its business plan and could therefore have a material adverse effect on the Company's business, results of operations and financial condition.

If the Company is unable to procure the services of skilled and experienced personnel, the Company's business might be harmed.

        There is currently a shortage of skilled and experienced personnel in the mining industry in South Africa. The competition for skilled and experienced employees is exacerbated by the fact that mining companies operating in South Africa are legally obliged to recruit and retain historically disadvantaged South Africans ("HDSAs"), as defined respectively by the MPRDA and the Broad-Based Black Economic Empowerment Act, 2003 (the "BEE Act"), and women with the relevant skills and experience at levels that meet the transformation objectives set out in the MPRDA and the Mining Charter. Skilled and experienced personnel are especially important at Project 1 since the deposit does not lend itself to mechanized methods. If the Company is unable to attract and retain sufficiently trained, skilled or experienced personnel, its business may suffer and it may experience significantly higher staff or contractor costs, which could have a material adverse effect on its business, results of operations and financial condition.

Conflicts of interest may arise among the Company's officers and directors as a result of their involvement with other mineral resource companies.

        Certain of the Company's officers and directors are, and others may become, associated with other natural resource companies that acquire interests in mineral properties. R. Michael Jones, President and Chief Executive Officer and a director of the Company, is also the President and Chief Executive Officer and a director of West Kirkland Mining Inc. ("WKM"), a public company with mineral exploration properties in Ontario and Nevada, and a director of Nextraction Energy Corp. ("NE"), a public company with oil properties in Alberta, Kentucky and Wyoming. Frank Hallam, Chief Financial Officer and Corporate Secretary and a director of the Company, is also a director, Chief Financial Officer and Corporate Secretary of WKM, and a director of NE. Eric Carlson, a director of the Company, is a director of NE. Diana Walters, a director of the Company, was formerly an executive officer of Liberty Holdings, a significant shareholder of the Company, the Lender under the Liberty Facility, and the holder of a production payment right under the Production Payment Agreement.

        Such associations may give rise to conflicts of interest from time to time. As a result of these potential conflicts of interests, the Company may miss the opportunity to participate in certain transactions, which may have a material adverse effect on the Company's financial position. The Company's directors are required by law to act honestly and in good faith with a view to the best interests of the Company and to disclose any interest that they may have in any project or opportunity of the Company. If a subject involving a conflict of interest arises at a meeting of the board of directors, any director in a conflict must disclose his interest and abstain from voting on such matter.

The Company may become subject to litigation and other legal proceedings that may adversely affect the Company's financial condition and results of operations.

        All companies are subject to legal claims, with and without merit. The Company's operations are subject to the risk of legal claims by employees, unions, contractors, lenders, suppliers, joint venture partners, shareholders, governmental agencies or others through private actions, class actions, administrative proceedings, regulatory actions or other litigation. The outcome of litigation and other legal proceedings that the Company may be involved in the future, particularly regulatory actions, is difficult to assess or quantify. Plaintiffs may seek recovery of very large or indeterminate amounts, and the magnitude of the potential loss relating to such lawsuits may remain unknown for substantial periods of time. Defense and settlement costs can be substantial, even with respect to claims that have no merit. Due to the inherent uncertainty of the litigation process, the litigation process could take away from the time and effort of the Company's management and could force the Company to pay substantial legal fees. There can be no assurance that the resolution of any particular legal proceeding will not have an adverse effect on the Company's financial position and results of operations.

An actual or alleged breach or breaches in governance processes or fraud, bribery and corruption may lead to public and private censure, regulatory penalties, loss of licenses or permits and may damage the Company's reputation.

        The Company is subject to anti-corruption laws and regulations, including the Canadian Corruption of Foreign Public Officials Act and certain restrictions applicable to U.S. reporting companies imposed by the U.S. Foreign Corrupt Practices Act of 1977, as amended, and similar anti-corruption and anti-bribery laws in South Africa, which generally prohibit companies from bribing or making other prohibited payments to foreign public officials in order to obtain or retain an advantage in the course of business. The Company's Code of Business Conduct and Ethics, among other governance and compliance processes, may not prevent instances of fraudulent behavior and dishonesty nor guarantee compliance with legal and regulatory requirements. The Company is particularly exposed to the potential for corruption and bribery owing to the financial scale of the mining business in South Africa. In March 2014, the Organisation for Economic Cooperation and Development ("OECD") released its Phase 3 Report on Implementing the OECD Anti-bribery Convention in South Africa, criticizing South Africa for failing to enforce the anti-bribery convention to which it has been a signatory since 2007. The absence of enforcement of corporate liability for foreign bribery coincides with recent growth in corporate activity in South Africa's economic environment. Allegations of bribery, improper personal influence or officials holding simultaneous business interests have been linked in recent years to the highest levels of the South African government. To the extent that the Company suffers from any actual or alleged breach or breaches of relevant laws, including South African anti-bribery and corruption legislation, it may lead to regulatory and civil fines, litigation, public and private censure and loss of operating licenses or permits and may damage the Company's reputation. The occurrence of any of these events could have an adverse effect on the Company's business, financial condition and results of operations.

Risks Related to the Mining Industry

Mining is inherently dangerous and is subject to conditions or events beyond the Company's control, which could have a material adverse effect on the Company's business.

        Hazards such as fire, explosion, floods, structural collapses, industrial accidents, unusual or unexpected geological conditions, ground control problems, power outages, inclement weather, cave-ins and mechanical equipment failure are inherent risks in the Company's mining operations. These and other hazards may cause injuries or death to employees, contractors or other persons at the Company's mineral properties, severe damage to and destruction of the Company's property, plant and equipment and mineral properties, and contamination of, or damage to, the environment, and may result in the suspension of the Company's exploration and development activities and any future production activities. Safety measures implemented by the Company may not be successful in preventing or mitigating future accidents and the Company may not be able to obtain insurance to cover these risks at economically feasible premiums or at all. Insurance against certain environmental risks is not generally available to the Company or to other companies within the mining industry.

        In addition, from time to time the Company may be subject to governmental investigations and claims and litigation filed on behalf of persons who are harmed while at its properties or otherwise in connection with the Company's operations. To the extent that the Company is subject to personal injury or other claims or lawsuits in the future, it may not be possible to predict the ultimate outcome of these claims and lawsuits due to the nature of personal injury litigation. Similarly, if the Company is subject to governmental investigations or proceedings, the Company may incur significant penalties and fines, and enforcement actions against it could result in the cessation of certain of the Company's mining operations. During the period of February and March 2013, operations at Project 1 halted for approximately one month due to a notice under Section 54 of the Mine Health and Safety Act, No. 29 of 2006 issued in relation to a surface worker fatality that occurred onsite. Since

March 2013, Maseve has received several notices under Section 54 that have resulted in short-term halts to operations. If claims, lawsuits, governmental investigations or proceedings, including Section 54 notices, are resolved against the Company, the Company's financial performance, financial position and results of operations could be materially adversely affected.

The Company's prospecting and mining rights are subject to title risks.

        The Company's prospecting and mining rights may be subject to prior unregistered agreements, transfers, claims and title may be affected by undetected defects. A successful challenge to the precise area and location of these claims could result in the Company being unable to operate on its properties as permitted or being unable to enforce its rights with respect to its properties. This could result in the Company not being compensated for its prior expenditures relating to the property. Title insurance is generally not available for mineral properties and the Company's ability to ensure that it has obtained secure claims to individual mineral properties or mining concessions may be severely constrained. These or other defects could adversely affect the Company's title to its properties or delay or increase the cost of the development of such prospecting and mining rights.

The Company is subject to significant governmental regulation.

        The Company's operations and exploration and development activities in South Africa and Canada are subject to extensive federal, state, provincial, territorial and local laws and regulation governing various matters, including:

  •
  environmental protection;

  •
  management and use of hazardous and toxic substances and explosives;

  •
  management of tailings and other waste generated by the Company's operations;

  •
  management of natural resources;

  •
  exploration, development of mines, production and post-closure reclamation;

  •
  exports and, in South Africa, potential local beneficiation quotas;

  •
  price controls;

  •
  taxation;

  •
  regulations concerning business dealings with local communities;

  •
  labour standards, BEE laws and regulations and occupational health and safety, including mine safety; and

  •
  historic and cultural preservation.

        Failure to comply with applicable laws and regulations may result in civil or criminal fines or administrative penalties or enforcement actions, including orders issued by regulatory or judicial authorities enjoining or curtailing operations, requiring corrective measures, installation of additional equipment, remedial actions or recovery of costs if the authorities attend to remediation of any environmental pollution or degradation, any of which could result in the Company incurring significant expenditures. Environmental non-profit organizations have become particularly vigilant in South Africa and focus on the mining sector. Several such organizations have recently instituted actions against mining companies. The Company may also be required to compensate private parties suffering loss or damage by reason of a breach of such laws, regulations or permitting requirements. It is also possible that future laws and regulations, or a more stringent enforcement of current laws and regulations by governmental authorities, could cause additional expense, capital expenditures, restrictions on or suspensions of the Company's operations and delays in the development of the Company's properties.

The Company may face equipment shortages, access restrictions and lack of infrastructure.

        Natural resource exploration, development and mining activities are dependent on the availability of mining, drilling and related equipment in the particular areas where such activities are conducted. A limited supply of such equipment or access restrictions may affect the availability of such equipment to the Company and may delay exploration, development or extraction activities. Certain equipment may not be immediately available, or may require long lead time orders. A delay in obtaining necessary equipment for mineral exploration, including drill rigs, could have a material adverse effect on the Company's operations and financial results.

        Mining, processing, development and exploration activities also depend, to one degree or another, on the availability of adequate infrastructure. Reliable roads, bridges, power sources, fuel and water supply and the availability of skilled labour and other infrastructure are important determinants that affect capital and operating costs. At the Waterberg Project, additional infrastructure will be required prior to commencement of mining. At Project 1, the Company's most advanced project, construction is substantially complete and production ramp-up is underway. The establishment and maintenance of infrastructure, and services are subject to a number of risks, including risks related to the availability of equipment and materials, inflation, cost overruns and delays, political opposition and reliance upon third parties, many of which are outside the Company's control. The lack of availability on acceptable terms or the delay in the availability of any one or more of these items could prevent or delay development or ongoing operation of the Company's projects.

        Exploration of mineral properties is less intrusive, and generally requires fewer surface and access rights, than properties developed for mining. The Company has not secured any surface rights at the Waterberg Project other than those access rights legislated by the MPRDA. If a decision is made to develop the Waterberg Project, or other projects in which the Company has yet to secure adequate surface rights, the Company will need to secure such rights. No assurances can be provided that the Company will be able to secure required surface rights on favorable terms, or at all. Any failure by the Company to secure surface rights could prevent or delay development of the Company's projects.

The Company's operations are subject to environmental laws and regulations that may increase the Company's costs of doing business and restrict its operations.

        Environmental legislation on a global basis is evolving in a manner that will ensure stricter standards and enforcement, increased fines and penalties for non-compliance, more stringent environmental assessment of proposed development and a higher level of responsibility and potential liability for companies and their officers, directors, employees and, potentially, shareholders. Compliance with environmental laws and regulations may require significant capital outlays on behalf of the Company and may cause material changes or delays in the Company's intended activities. There can be no assurance that future changes to environmental legislation in Canada or South Africa will not adversely affect the Company's operations. Environmental hazards may exist on the Company's properties which are unknown at present and which have been caused by previous or existing owners or operators for which the Company could be held liable. Furthermore, future compliance with environmental reclamation, closure and other requirements may involve significant costs and other liabilities. In particular, the Company's operations and exploration activities are subject to Canadian and South African national and provincial laws and regulations governing protection of the environment. Such laws are continually changing and, in general, are becoming more onerous. See "South African Regulatory Framework — Environment" in the AIF.

        Amendments to current laws, regulations and permits governing operations and activities of mining companies, or more stringent implementation thereof, could have a material adverse impact on the Company and cause increases in capital expenditures or production costs or a reduction in levels of production at producing properties or require abandonment or delays in development of new mining properties.

        Environmental hazards may exist on the Company's properties that are unknown at the present time, and that may have been caused by previous owners or operators or that may have occurred naturally. These hazards, as well as any pollution caused by the Company's mining activities, may give rise to significant financial obligations in the future and such obligations could have a material adverse effect on the Company's financial performance.

The mineral exploration industry is extremely competitive.

        The resource industry is intensely competitive in all of its phases. Much of the Company's competition is from larger, established mining companies with greater liquidity, greater access to credit and other financial resources, and that may have newer or more efficient equipment, lower cost structures, more effective risk management policies and procedures and/or greater ability than the Company to withstand losses. The Company's competitors may be able to respond more quickly to new laws or regulations or emerging technologies, or devote greater resources to the expansion of their operations, than the Company can. In addition, current and potential competitors may make strategic acquisitions or establish cooperative relationships among themselves or with third parties. Competition could adversely affect the Company's ability to acquire suitable new producing properties or prospects for exploration in the future. Competition could also affect the Company's ability to raise financing to fund the exploration and development of its properties or to hire qualified personnel. The Company may not be able to compete successfully against current and future competitors, and any failure to do so could have a material adverse effect on the Company's business, financial condition or results of operations.

The Company requires various permits in order to conduct its current and anticipated future operations, and delays or a failure to obtain such permits, or a failure to comply with the terms of any such permits that the Company has obtained, could have a material adverse impact on the Company.

        The Company's current and anticipated future operations, including further exploration, development activities and commencement of commercial production on the Company's properties, require permits from various national, provincial, territorial and local governmental authorities in the countries in which the Company's properties are located. Compliance with the applicable environmental legislation, permits and land use consents is required on an ongoing basis, and the requirements under such legislation, permits and consents are evolving rapidly and imposing additional requirements for Project 1. The Waterberg Project prospecting rights issued by the DMR are also subject to land use consents and compliance with applicable legislation on an ongoing basis.

        In addition, the duration and success of efforts to obtain, amend and renew permits are contingent upon many variables not within the Company's control. Shortage of qualified and experienced personnel in the various levels of government could result in delays or inefficiencies. Backlog within the permitting agencies could also affect the permitting timeline of the Company's various projects. Other factors that could affect the permitting timeline include the number of other large scale projects currently in a more advanced stage of development, which could slow down the review process, and significant public response regarding a specific project. As well, it can be difficult to assess what specific permitting requirements will ultimately apply to all of the Company's projects.

Risks of Doing Business in South Africa

Labour disruptions and increased labour costs could have an adverse effect on the Company's results of operations and financial condition.

        Although the Company's employees are not unionized at this time, contractors operating on the Project 1 mine site in South Africa have employees that are unionized. As a result, trade unions could have a significant impact on the Company's labour relations, as well as on social and political reforms. There is a risk that strikes or other types of conflict with unions or employees may occur at any of the Company's operations, particularly where the labour force is unionized. Labour disruptions may be used to advocate labour, political or social goals in the future. For example, labour disruptions may occur in sympathy with strikes or labour unrest in other sectors of the economy. South African employment law sets out minimum terms and conditions of employment for employees, which form the benchmark for all employment contracts. Disruptions in the Company's business due to strikes or further developments in South African labour laws may increase the Company's costs or alter its relationship with its employees and trade unions, which may have an adverse effect on the Company's financial condition and operations. South Africa has recently experienced widespread illegal strikes and violence.

Interruptions, shortages or cuts in the supply of electricity or water could lead to disruptions in production and a reduction in the Company's operating capacity.

        The Company procures all of the electricity necessary for its operations from ESKOM Holdings Limited ("ESKOM"), South Africa's state owned electricity utility, and no significant alternative sources of supply are available to it. ESKOM has suffered from prolonged underinvestment in new generating capacity which, combined with increased demand, has led to electricity shortages in recent years. Since 2008, ESKOM has invested heavily in new base load power generation capacity, but its principal project, a power station known as Medupi, has been subject to delays, with the last unit scheduled for commissioning in 2019. In addition, ESKOM is heavily dependent on coal to fuel its electricity plants. Accordingly, if coal mining companies experience labour unrest or disruptions to production (which have occurred historically in South Africa, including a coal strike by approximately 30,000 National Union of Mineworkers members which lasted for approximately one week in October 2015), or if heavy rains, particularly during the summer months in South Africa, adversely impact coal production or coal supplies, ESKOM may have difficulty supplying sufficient electricity supply to the Company.

        The Company procures water from Magalies Water, the statutory, state-owned water authority in the Company's area of operations. The Company is dependent on the availability of water in its areas of operations and in particular on the ability of Magalies Water to provide it with sufficient allocation of water to enable it to conduct its business. Shifting rainfall patterns and increasing demands on the existing water supply have caused water shortages in the Company's areas of operations.

        If electricity or water supplies are insufficient or unreliable, the Company may be unable to operate as anticipated, which may disrupt production and reduce revenues.

Any adverse decision in respect of the Company's mineral rights and projects in South Africa under the MPRDA could materially affect the Company's projects in South Africa.

        With the enactment of the MPRDA, the South African state became the sole regulator of all prospecting and mining operations in South Africa. All prospecting and mining licenses and claims granted in terms of any prior legislation became known as the "old order rights". All prospecting and mining rights granted in terms of the MPRDA are "new order rights". The treatment of new applications and pending applications is uncertain and any adverse decision by the relevant regulatory authorities under the MPRDA may adversely affect title to the Company's mineral rights in South Africa, which could stop, materially delay or restrict the Company from proceeding with its exploration and development activities or any future mining operations.

        A wide range of factors and principles must be taken into account by the South African Minister of Mineral Resources (the "Minister") when considering applications for new order rights. These factors include the applicant's access to financial resources and appropriate technical ability to conduct the proposed prospecting or mining operations, the environmental impact of the operation, whether the applicant holds an environmental authorization and, in the case of prospecting rights, considerations relating to fair competition. Other factors include considerations relevant to promoting employment and the social and economic welfare of all South Africans and showing compliance with the provisions regarding the empowerment of HDSAs in the mining industry. All of the Company's old order prospecting rights in respect of Project 1 and Project 3 were first converted into new order prospecting rights and subsequently, in April 2012, were superseded by the Mining Right. All of the Company's current prospecting rights are new order rights.

        The assessment of some of the provisions of the MPRDA or the Mining Charter may be subjective and is dependent upon the views of the DMR as to whether the Company is in compliance. Maseve's social and labour plan, for instance, contains both quantitative and qualitative goals, targets and commitments relating to the Company's obligations to its employees and community residents, the achievement of some of which are not exclusively within the Company's control. Certain of the socio economic projects identified in the social and labour plan have proved inappropriate or unviable given prevailing conditions and levels of training within the local communities in the vicinity of Project 1. Such projects have been identified and the Company has consulted with the DMR regarding a course of action. An application is being made to the DMR to amend the social and labour plan to target more appropriate and viable projects. If Maseve is found to be in non-compliance with its social and labour plan, the Minister may institute the Section 47 process discussed below. At this time, the Company has not received a notice of non-compliance from the DMR.

        The Minister has the discretion to cancel or suspend mining rights under Section 47(1) of the MPRDA as a consequence of the Company's non-compliance with the MPRDA, environmental legislation, the Mining Charter, the terms of its Mining Right and prospecting rights or if mining is not progressing optimally. The Section 47 process involves multiple, successive stages which include granting the Company a reasonable opportunity to show why its rights should not be cancelled or suspended. Pursuant to the terms of the provisions of Section 6(2)(e)(iii) of the Promotion of Administrative Justice Act, No. 3 of 2000 ("PAJA") read with Section 6 of the MPRDA, the Minister can direct the Company to take remedial measures. If such remedial measures are not taken, the Minister must again give the Company a reasonable opportunity to make representations as to why such remedial measures were not taken. The Minister must then properly consider the Company's further representations (which considerations must also comply with PAJA) and only then is the Minister entitled to cancel or suspend a mining right. Any such cancellation or suspension will be subject to judicial review if it is not in compliance with the MPRDA or PAJA, or it is not lawful, reasonable and procedurally fair under Section 33(1) of the South African Constitution.

        Failure by the Company to meet its obligations in relation to its Mining Right or prospecting rights or the Mining Charter could lead to the suspension or cancellation of such rights and the suspension of the Company's other rights, which would have a material adverse effect on the Company's business, financial condition and results of operations.

The failure to maintain or increase equity participation by HDSAs in the Company's prospecting and mining operations could adversely affect the Company's ability to maintain its prospecting and mining rights.

        The Company is subject to a number of South African statutes aimed at promoting the accelerated integration of HDSAs, including the MPRDA, the BEE Act and the Mining Charter. To ensure that socio-economic strategies are implemented, the MPRDA provides for the Mining Codes which specify empowerment targets consistent with the objectives of the Mining Charter. The Mining Charter Scorecard requires the mining industry's commitment of applicants in respect of ownership, management, employment equity, human resource development, procurement and beneficiation. For ownership by BEE groups in mining enterprises, the Mining Charter Scorecard sets a 26% target by December 31, 2014.

        The South African government awards procurement contracts, quotas, licenses, permits and prospecting and mining rights based on numerous factors, including the degree of HDSA ownership. The MPRDA and Mining Charter contain provisions relating to the economic empowerment of HDSAs. One of the requirements which must be met before the DMR will issue a prospecting right or mining right is that an applicant must facilitate equity participation by HDSAs in the prospecting and mining operations which result from the granting of the relevant rights. As a matter of stated policy, the DMR requires a minimum of 26% HDSA ownership for the grant of applications for mining rights. The Mining Charter required a minimum of 26% HDSA ownership by December 31, 2014.

        The Company has sought to satisfy the foregoing requirements by partnering, at the operating company level, with companies demonstrating 26% HDSA ownership. The Company has partnered with Africa Wide with respect to Maseve, which owns the Mining Right, and has partnered with Mnombo with respect to the Waterberg JV Project and for the prospecting rights and applications over the Waterberg Extension Project.

        The Company believes that Africa Wide was majority owned by HDSAs in 2002, when it first partnered with the Company. However, the Company's contractual arrangements with Africa Wide do not currently require Africa Wide to maintain any minimum level of HDSA ownership or to certify the level of such ownership to the Company. In 2007, Wesizwe (which was then majority owned by HDSAs) acquired 100% of the shares of Africa Wide. On an application of the modified flow-through principles, Africa Wide remained an HDSA company. On December 8, 2008, the Company entered into certain agreements to consolidate and rationalize the ownership of the Western Bushveld Joint Venture (the "Consolidation Transaction"). Under the terms of the Consolidation Transaction, the Company transferred its 18.5% interest in Project 2 of what was formerly the Western Bushveld Joint Venture to Wesizwe, therefore providing attributable units of production and further enhancing the ownership of mining assets by HDSA companies. Under the same transaction, Rustenburg

Platinum Mines Limited, a wholly owned subsidiary of Anglo American Platinum Limited ("Amplats") acquired a then approximately 26.9% interest in Wesizwe. In 2011, Jinchuan Group Limited of China and China Africa Development Fund, with the approval of the DMR and notwithstanding that the transaction resulted in Wesizwe not being majority owned by HDSAs, acquired a then approximately 45% interest in Wesizwe. Although Amplats' interest is held for preferential disposition to a qualified BEE purchaser, HDSAs do not currently own a majority of the Wesizwe equity. In April 2012, Maseve was granted the Mining Right by the DMR which, by stated policy, is an acknowledgement of Maseve's BEE compliance status as being acceptable to the DMR. There can be no assurance when, or if, the transfer of Amplats' interest in Wesizwe to a qualified BEE purchaser will occur. Also, there can be no assurance that the HDSA ownership may not be re -assessed or that the criteria for HDSA ownership may not be interpreted differently in the future. If only the direct shareholdings of Africa Wide and its parent are considered, and other factors which were considered by the DMR at the time of grant are set aside, Maseve, solely on flow-through principles, would have been, and remains, below the 26% HDSA ownership level.

        Further, on August 20, 2014, an award in the binding arbitration with respect to the calculation of dilution to the ownership of Africa Wide in Maseve was completed and delivered to the Company. The arbitrator ruled in favor of the Company on all matters in contention. The favourable award reduced Africa Wide's shareholding in Maseve to 21.2766%. As a result of Africa Wide's decision on March 3, 2014 not to fund its US$21.52 million share of a second cash call delivered in February 2014, Africa Wide's ownership in Maseve was further reduced to approximately 17.1% based on the dilution formula in the Maseve Shareholders Agreement, as confirmed by the arbitration. Until the Company sells the diluted percentage interest in Maseve previously held by Africa Wide to an alternative, qualified BEE company, Maseve will have less than 26% HDSA ownership.

        The Company is satisfied that Mnombo is majority-owned by HDSAs. The contractual arrangements between Mnombo, the Company and the HDSAs require the HDSAs to maintain a minimum level of HDSA ownership in Mnombo of more than 50%. However, if at any time Mnombo becomes a company that is not majority owned by HDSAs, the ownership structure of the Waterberg JV Project and the prospecting rights and applications over the Waterberg Extension Project may be deemed not to satisfy HDSA requirements.

        As the Company has historically partnered with BEE groups or companies that were HDSA-controlled at the time on all of its material projects in South Africa at a level of 26% at an operating or project level it relies upon the continuing consequences of such transactions (the so-called "once empowered, always empowered" principle) for ownership compliance with the Mining Charter in regard to Maseve.

        There is currently no legal or regulatory certainty over whether the principle of "once empowered, always empowered" (i.e., whether a company that has reached its empowerment targets under the Mining Charter will remain empowered if its HDSA participation subsequently falls below required thresholds) would apply. The DMR and the Chamber of Mines of South Africa (acting on behalf of the mining industry) are currently engaged in litigation which may result in some clarity on the "once empowered, always empowered" principle, but this is likely to be a lengthy process and no assurance can be given regarding the ultimate outcome of such litigation or its impact on the Company. In addition, an application has been filed in the High Court of South Africa to have the Mining Charter itself set aside.

        On April 15, 2016, the Reviewed Broad Based Black-Economic Empowerment Charter for the South African Mining and Minerals Industry (the "New Draft Charter") was published for comment. Interested parties were given a period of 30 days from date of publication to make submissions to the DMR. The DMR continues to engage with the Chamber of Mines and with the industry in regard to the New Draft Charter. The New Draft Charter requires mining companies to maintain 26% BEE ownership throughout the life of the mine. If adopted in its current form, the New Draft Charter will require Maseve to conclude further BEE transactions to increase its BEE ownership level to 26% once more. However, the New Draft Charter envisages that mining companies will be given a period of three years within which to achieve compliance.

        Subject to conditions contained in the Company's prospecting and mining rights, the Company may be required to obtain approval from the DMR prior to undergoing any change in its empowerment status under the Mining Charter. In addition, if the Company or its BEE partners are found to be in non-compliance with the requirements of the Mining Charter and other BEE regulations, including failure to retain the requisite level of

HDSA ownership, the Company may face possible suspension or cancellation of its mining rights under a process governed by Section 47 of the MPRDA.

        In addition, there have been a number of proposals made at governmental level in South Africa regarding amendments and clarifications to the methodology for determining HDSA ownership and control of mining businesses, including the Mineral and Petroleum Resources Development Amendment Bill, 2013, which create greater uncertainty in measuring the Company's progress towards, and compliance with, its commitments under the Mining Charter and other BEE regulations. If implemented, any of these proposals could result in, among other things, stricter criteria for qualification as an HDSA investor.

        The Company is obliged to report on its compliance with the Mining Charter, including its percentage of HDSA shareholding, to the DMR on an annual basis. The Company's 2015 report was submitted on May 3, 2016. Although no feedback has been received in regard to either the 2014 or the 2015 filing, the Company received a request from the DMR subsequent to the end of its third fiscal quarter in 2016 to provide an update as to its plan to achieve a 26% HDSA equity ownership percentage for Maseve. The Company met with the DMR in early June 2016 and the DMR requested a further update by August 7, 2016, while reminding the Company of the risk of potential action under Sections 47 and 93 of the MPRDA if the Company were not to increase the HDSA ownership percentage. The Company has made several attempts to schedule a meeting with the DMR to further discuss this issue. To date, while the Company has been advised by the DMR that the matter will be discussed at a later date, no such meeting has taken place and the DMR has not issued a notice of non-compliance with the MPRDA.

        If the Company is required to increase the percentage of HDSA ownership in any of its operating companies or projects, the Company's interests may be diluted. In addition, it is possible that any such transactions or plans, or the investment by a new BEE partner in Maseve to attain a 26% interest by qualified BEE companies, may need to be executed at a discount to the proper economic value of the Company's operating assets or it may also prove necessary for the Company to provide vendor financing or other support in respect of some or all of the consideration, which may be on non-commercial terms. Under the terms of the Maseve Shareholders Agreement, if Maseve is instructed by the DMR to increase its HDSA ownership, any agreed costs or dilution of interests shall be borne equally by the Company and Africa Wide, notwithstanding that Africa Wide holds 17.1% of the equity after the second missed cash call.

        Currently, the South African Department of Trade and Industry is responsible for leading government action on the implementation of BEE initiatives under the auspices of the BEE Act and the generic BEE Codes of Good Practice (the "Generic BEE Codes"), while certain industries have their own transformation charters administered by the relevant government department (in this case, the DMR). The Broad Based Black Economic Empowerment Amendment Act, No. 16 of 2013 (the "BEE Amendment Act") came into operation on October 24, 2014. Among other matters, the BEE Amendment Act amends the BEE Act to make the BEE Act the overriding legislation in South Africa with regard to BEE requirements (the "Trumping Provision") and will require all governmental bodies to apply the Generic BEE Codes or other relevant code of good practice when procuring goods and services or issuing licenses or other authorizations under any other laws, and penalize fronting or misrepresentation of BEE information. The Trumping Provision came into effect on October 24, 2015. However, on October 30, 2015, the South African Minister of Trade and Industry exempted the DMR from applying the Trumping Provision for a period of twelve months on the basis that the alignment of the Mining Charter with the BEE Act and the Generic BEE Codes was an ongoing process. The New Draft Charter purports to align the Mining Charter with the Generic BEE Codes. It is unclear whether the New Draft Charter will be finalized before the exemption period from application of the Trumping Provision expires on October 31, 2016. This exemption period may be further extended given that such alignment is still ongoing. If the New Draft Charter is not finalized before the exemption period expires and a further exemption period is not granted, the Generic BEE Codes will apply. Generally speaking, the amended Generic BEE Codes will make BEE-compliance more onerous to achieve. The Generic BEE Codes are substantially different from the Mining Charter and, if they were to apply to the mining industry, would place the industry at a disadvantage. See "South African Regulatory Framework — Black Economic Empowerment in the South African Mining Industry" in the AIF.

        The Generic BEE Codes will require Mnombo to be 51% held and controlled by HDSAs to qualify it as a "black-controlled company" and hence a qualified BEE entity. Mnombo is presently 50.1% owned and controlled by HDSAs.

        If the Company is unable to achieve or maintain its empowered status under the Mining Charter or comply with any other BEE regulations or policies, it may not be able to maintain its existing prospecting and mining rights and/or acquire any new rights and therefore would be obliged to suspend or dispose of some or all of its operations in South Africa, which would likely have a material adverse effect on the Company's business, financial condition and results of operations.

Socio-economic instability in South Africa or regionally, including the risk of resource nationalism, may have an adverse effect on the Company's operations and profits.

        The Company has ownership interests in significant projects in South Africa. As a result, it is subject to political and economic risks relating to South Africa, which could affect an investment in the Company. South Africa was transformed into a democracy in 1994. The government policies aimed at redressing the disadvantages suffered by the majority of citizens under previous governments may impact the Company's South African business. In addition to political issues, South Africa faces many challenges in overcoming substantial differences in levels of economic development among its people. Large parts of the South African population do not have access to adequate education, health care, housing and other services, including water and electricity.

        This issue was particularly acute in late 2012 when wild cat strikes and violence occurred near Project 1 and generally at other platinum mines. There can be no assurance that wild cat strikes and violence will not occur at the Company's properties in the future. Wild cat strikes and violence at Project 1 may have a material negative impact on the project and its start-up mine operations. The Company also faces a number of risks from deliberate, malicious or criminal acts relating to these inequalities, including theft, fraud, bribery and corruption.

        The Company is also subject to the risk of resource nationalism, which encompasses a range of measures, such as expropriation or taxation, whereby governments increase their economic interest in natural resources, with or without compensation. Although wholesale nationalization was rejected by the ruling party, the African National Congress (the "ANC"), leading into the 2014 national elections, a resolution adopted by the ANC on nationalization calls for state intervention in the economy, including "state ownership". A wide range of stakeholders have proposed ways in which the State could extract greater economic value from the South African mining industry. A call for resource nationalization has also been made by a new political party, the Economic Freedom Fighters, under the leadership of Julius Malema.

        The Company cannot predict the future political, social and economic direction of South Africa or the manner in which government will attempt to address the country's inequalities. Actions taken by the South African government, or by its people without the sanction of law, could have a material adverse effect on the Company's business. Furthermore, there has been regional, political and economic instability in countries north of South Africa, which may affect South Africa. Such factors may have a negative impact on the Company's ability to own, operate and manage its South African mining projects.

Changes in South African State royalties where many of the Company's mineral reserves are located could have an adverse effect on the Company's results of operations and its financial condition.

        The Mineral and Petroleum Resources Royalty Act, No. 28 of 2008 (the "Royalty Act") effectively came into operation on May 1, 2009. The Royalty Act establishes a variable royalty rate regime, in which the prevailing royalty rate for the year of assessment is assessed against the gross sales of the extractor during the year. The royalty rate is calculated based on the profitability of the mine (earnings before interest and taxes) and varies depending on whether the mineral is transferred in refined or unrefined form. For mineral resources transferred in unrefined form, the minimum royalty rate is 0.5% of gross sales and the maximum royalty rate is 7% of gross sales. For mineral resources transferred in refined form, the maximum royalty rate is 5% of gross sales. The royalty will be a tax deductible expense. The royalty becomes payable when the mineral resource is "transferred," which refers to the disposal of a mineral resource, the export of a mineral resource or the consumption, theft, destruction or loss of a mineral resource. The Royalty Act allows the holder of a mining right to enter into an agreement with the tax authorities to fix the percentage royalty that will be payable in respect of all mining operations carried out in respect of that resource for as long as the extractor holds the right. The holder of a mining right may withdraw from such agreement at any time.

        The feasibility studies covering the Company's South African projects made certain assumptions related to the expected royalty rates under the Royalty Act. If and when the Company begins earning revenue from its South African mining projects, and if the royalties under the Royalty Act differ from those assumed in the feasibility studies, this new royalty could have a material and adverse impact on the economic viability of the Company's projects in South Africa, as well as on the Company's prospects, financial condition and results of operations.

Characteristics of and changes in the tax systems in South Africa could materially adversely affect the Company's business, financial condition and results of operations.

        The Company's subsidiaries pay different types of governmental taxes in South Africa, including corporation tax, payroll taxes, VAT, state royalties, various forms of duties, dividend withholding tax and interest withholding tax. The tax regime in South Africa is subject to change.

        After having published a number of papers on the introduction of a carbon tax, the South African government released the draft Carbon Tax Bill in November 2015 for comment by interested parties. Greenhouse gas emissions from the combustion of fossil fuels, fugitive emissions in respect of commodities, fuel or technology, and greenhouse gas emissions from industrial processes and product use will be subject to a carbon tax. During the first phase of implementation (ending 2020), it is proposed that the emission of greenhouse gasses be taxed at R120 per tonne of the carbon dioxide equivalent of the greenhouse gas emitted, which rate is expected to increase by 10% per annum. Emission factors will be used in order to calculate the carbon dioxide equivalent of the greenhouse gasses emitted. Various allowances will be available for taxpayers to reduce their final carbon tax liability by up to a maximum of 95%. On June 20, 2016, the South African government also released the draft regulations in respect of the carbon offset allowance. Taxpayers can qualify for a carbon offset allowance up to a maximum of 10%. The carbon offset allowance will not enable a taxpayer to reduce its final carbon tax liability beyond the maximum of 95% stated above. When the tax free thresholds are taken into account, the effective tax rate will range between R6 and R48 per ton of carbon dioxide equivalent. Schedule 2 to the draft Carbon Tax Bill lists the sectors and industries in which taxpayers will be liable for carbon tax. Mining companies, depending on the nature of their activities, will generally fall within these sectors. The Minister of Environmental Affairs will publish a notice indicating which activities will render a person liable for the carbon tax. The agricultural, forestry and waste sectors will initially be excluded. The draft Carbon Tax Bill is silent on the second phase post 2020, but it is generally expected to result in a gradual ramp-up of the carbon tax. The rate and allowances will be reviewed for the second phase of implementation. It is expected that the final legislation will come into operation some time in 2017.

        The ANC held a policy conference in June 2012 at which the "State Intervention in the Minerals Sector" report (the "SIMS Report") commissioned by the ANC was debated. The SIMS Report includes a proposal for a super tax of 50% of all profits above a 15% return on investment, which would apply in respect of all metals and minerals. If a super tax is implemented, the Company may realize lower after-tax profits and cash flows from its current mining operations and may decide not to pursue certain new projects, as such a tax could render these opportunities uneconomic.

        It is also possible that the Company could become subject to taxation in South Africa that is not currently anticipated, which could have a material adverse effect on its business, financial condition and results of operations.

The Company's land in South Africa could be subject to land restitution claims which could impose significant costs and burdens.

        The Company's privately held land could be subject to land restitution claims under the Restitution of Land Rights Act, No. 22 of 1994, as amended (the "Land Claims Act") and the Restitution of Land Rights Amendment Act, No. 15 of 2014 ("Restitution Amendment Act"), which took effect on July 1, 2014. Under the Land Claims Act and the Restitution Amendment Act, any person who was dispossessed of rights in land in South Africa after June 19, 1913 as a result of past racially discriminatory laws or practices without payment of just and equitable compensation, and who lodges a claim on or before June 30, 2019, is granted certain remedies. A successful claimant may be granted either return of the dispossessed land (referred to as "restoration") or equitable redress (which includes the granting of an appropriate right in alternative state-owned land, payment of compensation or "alternative relief"). If restoration is claimed, the Land Claims Act requires the feasibility of such restoration to be considered. Restoration of land may only be given in circumstances where a claimant can use the land productively with the feasibility of restoration dependent on the value of the property.

        The South African Minister of Rural Development and Land Reform may not acquire ownership of land for restitution purposes without a court order unless an agreement has been reached between the affected parties. The Land Claims Act also entitles the South African Minister of Rural Development and Land Reform to acquire ownership of land by way of expropriation either for claimants who are entitled to restitution of land, or, in respect of land over which no claim has been lodged but the acquisition of which is directly related to or affected by such claim, will promote restitution of land to claimants or alternative relief. Expropriation would be subject to provisions of legislation and the South African Constitution which provide, in general, for just and equitable compensation.

        The Company has not been notified of any land claims to date over the Company's properties. There is no guarantee, however, that any of the Company's privately held land rights could not become subject to acquisition by the state without the Company's agreement, or that the Company would be adequately compensated for the loss of its land rights. Any such claims could have a negative impact on the Company's South African projects and therefore an adverse effect on its business, operating results and financial condition.

South African foreign exchange controls may limit repatriation of profits.

        The Company will most likely need to repatriate funds from its foreign subsidiaries to fulfill its business plans and make payments on the Project 1 Working Capital Facilities. Since commencing business in South Africa, the Company has loaned or invested approximately CAN$782.36 million as at August 31, 2016 into PTM RSA in South Africa. The Company obtained approval from the SARB in advance for its investments into South Africa. The Company anticipates that it will loan the majority of the proceeds from an Offering to PTM RSA with the advance approval of the SARB. Although the Company is not aware of any law or regulation that would prevent the repatriation of funds it has loaned or invested into South Africa back to the Company in Canada, no assurance can be given that the Company will be able to repatriate funds back to Canada in a timely manner or without incurring tax payments or other costs when doing so, due to legal restrictions or tax requirements at local subsidiary levels or at the parent company level, which costs could be material.

        South Africa's exchange control regulations restrict the export of capital from South Africa. Although the Company is not itself subject to South African exchange control regulations, these regulations do restrict the ability of the Company's South African subsidiaries to raise and deploy capital outside the country, to borrow money in currencies other than the Rand and to hold foreign currency. Exchange control regulations could make it difficult for the Company's South African subsidiaries to: (a) export capital from South Africa; (b) hold foreign currency or incur indebtedness denominated in foreign currencies without approval of the relevant South African exchange control authorities; (c) acquire an interest in a foreign venture without approval of the relevant South African exchange control authorities and compliance with certain investment criteria; and (d) repatriate to South Africa profits of foreign operations. While the South African government has relaxed exchange controls in recent years, it is difficult to predict whether or how it will further relax or abolish exchange control measures in the foreseeable future. There can be no assurance that restrictions on repatriation of earnings from South Africa will not be imposed on the Company in the future.

Community relations may affect the Company's business.

        Maintaining community support through a positive relationship with the communities in which the Company operates is critical to continuing successful exploration and development. As a business in the mining industry, the Company may come under pressure in the jurisdictions in which it explores or develops, to demonstrate that other stakeholders benefit and will continue to benefit from the Company's commercial activities. The Company may face opposition with respect to its current and future development and exploration projects which could materially adversely affect its business, results of operations, financial condition and Common Share price.

Risks Relating to the Offerings and the Securities

The Company has never paid dividends and does not expect to do so in the foreseeable future.

        The Company has not paid any dividends since incorporation and it has no plans to pay dividends in the foreseeable future. The Company's directors will determine if and when dividends should be declared and paid in the future based on the Company's financial position at the relevant time. Further, the Project 1 Working Capital Facilities limit the Company's ability to pay dividends, and make distributions or other payments based on share capital. In addition, the Company's ability to declare and pay dividends may be affected by the South African government's exchange controls. See "South African Regulatory Framework — Exchange Control" in the AIF.

The Common Share price has been volatile in recent years.

        In recent years, the securities markets in the United States and Canada have experienced a high level of price and volume volatility, and the market price of securities of many companies, particularly those considered exploration or development-stage mining companies, have experienced wide fluctuations in price which have not necessarily been related to the operating performance, underlying asset values or prospects of such companies. In particular, after giving effect to the Share Consolidation, the per share price of the Common Shares on the TSX fluctuated from a high of CAN$5.25 to a low of CAN$1.35 and on the NYSE MKT from a high of US$4.04 to a low of US$0.96 during the twelve-month period ending October 13, 2016. There can be no assurance that continual fluctuations in price will not occur.

        The factors influencing such volatility include macroeconomic developments in North America and globally, and market perceptions of the attractiveness of particular industries. The price of the Common Shares is also likely to be significantly affected by short term changes in precious metal prices or other mineral prices, currency exchange fluctuations and the Company's financial condition or results of operations as reflected in its earnings reports. Other factors unrelated to the performance of the Company that may have an effect on the price of the Common Shares and other Securities include the following:

  •
  the extent of analyst coverage available to investors concerning the business of the Company may be limited if investment banks with research capabilities do not follow the Company's securities;

  •
  lessening in trading volume and general market interest in the Company's securities may affect an investor's ability to trade significant numbers of securities of the Company;

  •
  changes to South African laws and regulations might have a negative effect on the development prospects, timelines or relationships for the Company's material properties;

  •
  the size of the Company's public float may limit the ability of some institutions to invest in the Company's securities; and

  •
  a substantial decline in the price of the securities of the Company that persists for a significant period of time could cause the Company's securities to be delisted from an exchange, further reducing market liquidity.

        Securities class action litigation often has been brought against companies following periods of volatility in the market price of their securities. The Company may in the future be the target of similar litigation. Securities litigation could result in substantial costs and damages and divert management's attention and resources.

The Company's growth, future profitability and ability to obtain financing may be impacted by global financial conditions.

        Global financial conditions continue to be characterized by extreme volatility. In recent years, global markets have been adversely impacted by the credit crisis that began in 2008, the European debt crisis and significant fluctuations in fuel and energy costs and metals prices. Many industries, including the mining industry, have been impacted by these market conditions. Global financial conditions remain subject to sudden and rapid destabilizations in response to future economic shocks, as government authorities may have limited resources to respond to future crises. A continued or worsened slowdown in the financial markets or other economic conditions, including but not limited to consumer spending, employment rates, business conditions, inflation, fuel and energy costs, consumer debt levels, lack of available credit, the state of the financial markets, interest rates and tax rates, may adversely affect the Company's growth and profitability. Future economic shocks may be precipitated by a number of causes, including debt crises, a continued rise in the price of oil and other commodities, the volatility of metal prices, geopolitical instability, terrorism, the devaluation and volatility of global stock markets, health crises and natural disasters. Any sudden or rapid destabilization of global economic conditions could impact the Company's ability to obtain equity or debt financing in the future on terms favourable to the Company or at all. In such an event, the Company's operations and financial condition could be adversely impacted.

The exercise of outstanding stock options or warrants will result in dilution to the holders of Common Shares.

        The issuance of Common Shares upon the exercise of the Company's outstanding stock options will result in dilution to the interests of shareholders, and may reduce the trading price of the Common Shares. Additional stock options and warrants to purchase Common Shares may be issued in the future. Exercises of these securities, or even the potential of their exercise, may have an adverse effect on the trading price of the Common Shares. The holders of stock options or warrants are likely to exercise them at times when the market price of the Common Shares exceeds the exercise price of the securities. Accordingly, the issuance of Common Shares upon exercise of the stock options and warrants will likely result in dilution of the equity represented by the then outstanding Common Shares held by other shareholders. The holders of stock options or warrants can be expected to exercise or convert them at a time when the Company would, in all likelihood, be able to obtain any needed capital on terms which are more favorable to the Company than the exercise terms provided by these stock options and warrants.

Future sales or issuances of equity Securities could decrease the value of the Common Shares, dilute investors' voting power and reduce the Company's earnings per share.

        The Company may sell equity Securities in Offerings (including through the sale of Debt Securities convertible into equity Securities) and may issue additional equity Securities to finance operations, exploration, development, acquisitions or other projects. The Company cannot predict the size of future issuances of equity Securities or the size and terms of future issuances of Debt Securities or other Securities convertible into equity Securities or the effect, if any, that future issuances and sales of the Securities will have on the market price of the Common Shares. Any transaction involving the issuance of previously authorized but unissued Common Shares, or Securities convertible into Common Shares, would result in dilution, possibly substantial, to shareholders. Exercises of presently outstanding stock options may also result in dilution to shareholders.

        The board of directors of the Company has the authority to authorize certain offers and sales of the Securities without the vote of, or prior notice to, shareholders. Based on the need for additional capital to fund expected expenditures and growth, it is likely that the Company will issue the Securities to provide such capital. Such additional issuances may involve the issuance of a significant number of Common Shares at prices less than the current market price.

        Sales of substantial amounts of the Securities, or the availability of the Securities for sale, could adversely affect the prevailing market prices for the Securities and dilute investors' earnings per share. A decline in the market prices of the Securities could impair the Company's ability to raise additional capital through the sale of additional Securities should the Company desire to do so.

Judgments based upon the civil liability provisions of the United States federal securities laws may be difficult to enforce.

        The ability of investors to enforce judgments of United States courts based upon the civil liability provisions of the United States federal securities laws against the Company, its directors and officers, and the experts named herein may be limited due to the fact that the Company is incorporated outside of the United States, a majority of such directors, officers, and experts reside outside of the United States and a substantial portion of the assets of the Company and said persons are located outside the United States. There is uncertainty as to whether foreign courts would: (a) enforce judgments of United States courts obtained against the Company, its directors and officers or the experts named herein predicated upon the civil liability provisions of the United States federal securities laws; or (b) entertain original actions brought in Canadian courts against the Company or such persons predicated upon the federal securities laws of the United States, as such laws may conflict with Canadian laws.

There may be adverse Canadian tax consequences for a foreign controlled Canadian company that acquires the Securities of the Company.

        Certain adverse tax considerations may be applicable to a shareholder that is a corporation resident in Canada and is, or becomes, controlled by a non-resident corporation for the purposes of the "foreign affiliate dumping" rules in the Income Tax Act (Canada) (the "Tax Act"). Such shareholders should consult their tax advisors with respect to the consequences of acquiring the Securities.

The Company may be a "passive foreign investment company" in its current and future tax years, which may have adverse U.S. federal income tax consequences for U.S. investors.

        Potential investors in the Securities who are U.S. taxpayers should be aware that the Company may be classified as a "passive foreign investment company" or "PFIC" for its current tax year ending August 31, 2017, and may be a PFIC in future tax years. If the Company is a PFIC for any tax year during a U.S. taxpayer's holding period of the Securities, then such U.S. taxpayer generally will be required to treat any gain realized upon a disposition of the Securities or any so-called "excess distribution" received on the Securities, as ordinary income, and to pay an interest charge on a portion of such gain or excess distribution. In certain circumstances, the sum of the tax and the interest charge may exceed the total amount of proceeds realized on the disposition, or the amount of excess distribution received, by the U.S. taxpayer. Subject to certain limitations, these tax consequences may be mitigated if a U.S. taxpayer makes a timely and effective "qualified electing fund" or "QEF" election (a "QEF Election") under Section 1295 of the Internal Revenue Code of 1986, as amended (the "Code") or a mark-to-market election (a "Mark-to-Market Election") under Section 1296 of the Code. Subject to certain limitations, such elections may be made with respect to the Securities, provided, however, that a QEF Election may not be made with respect to Warrants and Debt Securities convertible into Common Shares and that the Mark-to-Market Election may only apply to Common Shares. A U.S. taxpayer who makes a timely and effective QEF Election generally must report on a current basis its share of the Company's net capital gain and ordinary earnings for any year in which the Company is a PFIC, whether or not the Company distributes any amounts to its shareholders. A U.S. taxpayer who makes the Mark-to-Market Election generally must include as ordinary income each year the excess of the fair market value of Common Shares over the taxpayer's basis therein. Each potential investor who is a U.S. taxpayer should consult its own tax advisor regarding the U.S. federal, U.S. state and local, and foreign tax consequences of the PFIC rules and the acquisition, ownership, and disposition of Securities acquired pursuant to this Prospectus.

The Company is an "emerging growth company" and the Company cannot be certain whether the reduced disclosure requirements applicable to emerging growth companies will make the Securities less attractive to investors.

        The Company is an "emerging growth company," as defined in the U.S. Jumpstart Our Business Startups Act of 2012, and intends to take advantage of exemptions from various requirements that are applicable to other public companies that are emerging growth companies, including not being required to comply with the auditor attestation requirements of Section 404 of the U.S. Sarbanes-Oxley Act of 2002 for so long as the Company is an emerging growth company. The Company cannot predict if investors will find the Securities less attractive because the Company's independent auditors will not have attested to the effectiveness of the Company's internal controls. If some investors find the Securities less attractive as a result of the Company's independent auditors not attesting to the effectiveness of the Company's internal controls or as a result of other exemptions that the Company may take advantage of, there may be a less active trading market for the Securities and the value of the Securities may be adversely affected.

The Company has discretion in the use of the net proceeds from an Offering.

        The Company intends to allocate the net proceeds it will receive from an Offering as described under "Use of Proceeds" in this Prospectus and the applicable Prospectus Supplement, however, the Company will have discretion in the actual application of the net proceeds. The Company may elect to allocate the net proceeds differently from that described in "Use of Proceeds" in this Prospectus and the applicable Prospectus Supplement if the Company believes it would be in the Company's best interests to do so. The Company's investors may not agree with the manner in which the Company chooses to allocate and spend the net proceeds from an Offering. The failure by the Company to apply these funds effectively could have a material adverse effect on the business of the Company.

There is an absence of a public market for certain of the Securities.

        There is no public market for the Debt Securities, Warrants, Subscription Receipts or Units and, unless otherwise specified in the applicable Prospectus Supplement, the Company does not intend to apply for listing of the Debt Securities, Warrants, Subscription Receipts or Units on any securities exchanges. If the Debt Securities, Warrants, Subscription Receipts or Units are traded after their initial issuance, they may trade at a discount from their initial offering prices depending on prevailing interest rates (as applicable), the market for similar securities and other factors, including general economic conditions and the Company's financial condition. There can be no assurance as to the liquidity of the trading market for the Debt Securities, Warrants, Subscription Receipts or Units, or that a trading market for these securities will develop at all.

The Debt Securities will be structurally subordinated to any indebtedness of the Company's subsidiaries and the Company's ability to service indebtedness is dependent on the results of operations of, and payments received from, its subsidiaries.

        The Company carries on its business through corporate subsidiaries, and the majority of its assets are held in corporate subsidiaries. The Company's results of operations and ability to service indebtedness, including the Debt Securities, are dependent upon the results of operations of these subsidiaries and the payment of funds by these subsidiaries to the Company in the form of loans, dividends or otherwise. The Company's subsidiaries will not have an obligation to pay amounts due pursuant to any Debt Securities or to make any funds available for payment on Debt Securities, whether by dividends, interest, loans, advances or other payments. In addition, the payment of dividends and the making of loans, advances and other payments to the Company by its subsidiaries may be subject to statutory or contractual restrictions. The Indenture would not limit the Company's ability or the ability of its subsidiaries to incur indebtedness. Such indebtedness of the Company's subsidiaries would be structurally senior to the Debt Securities. In the event of the liquidation of any subsidiary, the assets of the subsidiary would be used first to repay the obligations of the subsidiary, including indebtedness and trade payables, prior to being used by the Company to pay its indebtedness, including any Debt Securities.

Changes in interest rates may cause the market price or value of the Debt Securities to decline.

        Prevailing interest rates will affect the market price or value of the Debt Securities. The market price or value of the Debt Securities may decline as prevailing interest rates for comparable debt instruments rise, and increase as prevailing interest rates for comparable debt instruments decline.

Fluctuations in foreign currency markets may cause the value of the Debt Securities to decline.

        Debt Securities denominated or payable in foreign currencies may entail significant risk. These risks include, without limitation, the possibility of significant fluctuations in the foreign currency markets, the imposition or modification of foreign exchange controls and potential liquidity in the secondary market. These risks will vary depending upon the currency or currencies involved and will be more fully described in the applicable Prospectus Supplement.

 USE OF PROCEEDS

        Unless otherwise specified in the applicable Prospectus Supplement, the net proceeds from the sale of Securities will be used to advance our business objectives and for general corporate purposes, including funding ongoing operations and/or working capital requirements, repaying indebtedness outstanding from time to time, discretionary capital programs and potential future acquisitions. Each Prospectus Supplement will contain specific information concerning the use of proceeds from that sale of Securities.

        All expenses relating to an Offering and any compensation paid to underwriters, dealers or agents, as the case may be, will be paid out of the proceeds from the sale of such Securities, unless otherwise stated in the applicable Prospectus Supplement.

EARNINGS COVERAGE RATIO

        Earnings coverage ratios will be provided as required in the applicable Prospectus Supplement with respect to the issuance of Debt Securities.

CONSOLIDATED CAPITALIZATION

        Since the date of the unaudited interim condensed consolidated financial statements of the Company for the three and nine months ended May 31, 2016, which are incorporated by reference in this Prospectus, there has been no material change to the share and loan capital of the Company on a consolidated basis, other than as disclosed in this Prospectus. Subsequent to May 31, 2016 and prior to the date of this Prospectus, no Common Shares reserved for issuance pursuant to outstanding stock options have been issued pursuant to the exercise of outstanding options. See "Prior Sales" and "Description of Existing Indebtedness".

DESCRIPTION OF EXISTING INDEBTEDNESS

        The Company entered into the Sprott Facility with the Sprott Lenders on February 16, 2015, as amended by a modification agreement entered into on November 19, 2015, the May Credit Facility Amendments and the September Credit Facility Amendments, and the Liberty Facility with Liberty Holdings on November 2, 2015, as amended by the May Credit Facility Amendments and the September Credit Facility Amendments. The Company simultaneously drew down, in full, US$40 million from the Liberty Facility and the Original Sprott Advance from the Sprott Facility in November 2015. The Company entered into the May Credit Facility Amendments on May 3, 2016 and the September Credit Facility Amendments on September 19, 2016 modifying the Sprott Facility and the Liberty Facility, wherein the Lenders agreed to extend the maturity dates of the Sprott Facility and the Liberty Facility, amend certain prepayment and repayment terms and amend certain events of default relating to production targets at Project 1. The Company entered into the Amended & Restated Sprott Facility on October 11, 2016 and immediately drew down the Second Sprott Advance. The Company pays interest under the Liberty Facility at 9.5% over LIBOR and interest under the Amended & Restated Sprott Facility at 8.5% over LIBOR. Payment and performance of the Company's obligations under the Project 1 Working Capital Facilities are guaranteed by PTM RSA and secured by a first and second priority security interest in favor of the Lenders in all of the Company's personal property, including a pledge over all of the issued shares in the capital of PTM RSA. See "Business of the Company — Project 1 Working Capital Facilities".

PLAN OF DISTRIBUTION

        We may sell the Securities, separately or together: (a) to one or more underwriters or dealers; (b) through one or more agents; or (c) directly to one or more other purchasers. Each Prospectus Supplement will set forth the terms of the applicable Offering, including the name or names of any underwriters or agents, the purchase price or prices of the Securities and the proceeds to the Company from the sale of the Securities. In addition, Securities may be offered and issued in consideration for the acquisition (an "Acquisition") of other businesses, assets or securities by us or our subsidiaries. The consideration for any such Acquisition may consist of any of the Securities separately, a combination of Securities or any combination of, among other things, securities, cash and assumption of liabilities.

        The Securities may be sold from time to time in one or more transactions at a fixed price or prices which may be changed or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices, including sales made directly on the TSX, or NYSE MKT, if applicable, or other existing trading markets for the Common Shares. The prices at which the Securities may be offered may vary as between purchasers and during the period of distribution. If, in connection with an Offering at a fixed price or prices, the underwriters have made a bona fide effort to sell all of the Securities at the initial offering price fixed in the applicable Prospectus Supplement, the public offering price may be decreased and thereafter further changed, from time to time, to an amount not greater than the initial public offering price fixed in such Prospectus Supplement, in which case the compensation realized by the underwriters will be decreased by the amount that the aggregate price paid by purchasers for the Securities is less than the gross proceeds paid to us by the underwriters.

        Underwriters, dealers or agents who participate in the distribution of Securities may be entitled under agreements to be entered into with the Company to indemnification by us against certain liabilities, including liabilities under the United States Securities Act of 1933, as amended, and applicable Canadian securities legislation, or to contribution with respect to payments which such underwriters, dealers or agents may be required to make in respect thereof. The underwriters, dealers or agents with whom we enter into agreements may be customers of, engage in transactions with, or perform services for, us in the ordinary course of business.

        In connection with any offering of Securities, except as otherwise set out in a Prospectus Supplement relating to a particular Offering, the underwriters or dealers, as the case may be, may over-allot or effect transactions intended to fix or stabilize the market price of the Securities at a level above that which might otherwise prevail in the open market. Such transactions, if commenced, may be discontinued at any time.

PRIOR SALES

        During the 12 months preceding the date of this Prospectus, the Company has issued or agreed to issue Common Shares at the following prices:

Date of Issuance	Number of Common Shares		Issuance Prices
			(CAN$)
November 20, 2015(1)	348,584	(2)	3.05
November 20, 2015(1)	348,584	(3)	3.05
March 11, 2016	2,250	(4)	2.00
May 13, 2016	131,654	(5)	3.87
May 13, 2016	131,654	(6)	3.87
May 26, 2016	11,000,000	(7)	3.89
September 30, 2016	801,314	(8)	3.30
September 30, 2016	801,314	(9)	3.30
October 2016	113,963	(10)	2.9185

TOTAL	13,679,317

Notes:

(1)
The number of Common Shares and the issue price have been adjusted to reflect the Share Consolidation.
(2)
Issued pursuant to the Sprott Facility.
(3)
Issued pursuant to the Liberty Facility.
(4)
Issued pursuant to the exercise of stock options.
(5)
Issued to the Sprott Lenders pursuant to the May Credit Facility Amendments.
(6)
Issued to Liberty Holdings pursuant to the May Credit Facility Amendments.
(7)
Issued pursuant to the May Offering.
(8)
Issued to the Sprott Lenders pursuant to the September Credit Facility Amendments.
(9)
Issued to Liberty Holdings pursuant to the September Credit Facility Amendments.
(10)
To be issued prior to October 31, 2016 to the Sprott Lenders pursuant to the Amended & Restated Sprott Credit Agreement.

        During the 12 months preceding the date of this Prospectus, the Company has issued the following securities convertible into Common Shares at the following prices:

Date of Issuance	Number of Options Issued(1)		Exercise Prices(1)
			(CAN$)
December 22, 2015	1,016,550	(2)	2.00

Notes:

(1)
The number of options issued and the exercise price have been adjusted to reflect the Share Consolidation.
(2)
Stock options issued pursuant to the Company's stock option plan. Each option is exercisable for one Common Share.

PRICE RANGE AND TRADING VOLUME

        The Common Shares are listed for trading on the TSX under the trading symbol "PTM" and on the NYSE MKT under the trading symbol "PLG". The following tables set forth information relating to the trading of the Common Shares on the TSX and the NYSE MKT for the periods indicated:

TSX(1) — "PTM"

Period	High	Low	Volume
	(CAN$)	(CAN$)
October 1 to 13, 2016	3.66	2.67	617,417
September, 2016	3.97	3.50	1,039,057
August, 2016	4.63	3.59	1,568,123
July, 2016	4.95	3.79	2,665,700
June, 2016	4.64	3.51	1,827,030
May, 2016	4.74	3.42	1,788,239
April, 2016	5.07	3.16	3,329,126
March, 2016	5.25	2.51	3,111,955
February, 2016	3.00	1.41	4,237,233
January, 2016	2.05	1.35	1,223,459
December, 2015	3.00	1.75	2,166,542
November, 2015	3.45	2.80	208,371
October, 2015	4.30	3.00	645,474

NYSE MKT(1) — "PLG"

Period	High	Low	Volume
	(US$)	(US$)
October 1 to 13, 2016	2.80	2.02	3,056,356
September, 2016	3.08	2.66	4,474,440
August, 2016	3.56	2.75	7,993,488
July, 2016	3.98	2.87	10,608,231
June, 2016	3.57	2.73	8,766,770
May, 2016	3.71	2.65	7,089,516
April, 2016	3.91	2.46	10,796,958
March, 2016	4.04	1.86	8,742,239
February, 2016	2.19	1.01	15,083,013
January, 2016	1.51	0.96	1,462,689
December, 2015	2.26	1.25	1,624,307
November, 2015	2.65	2.03	738,390
October, 2015	3.40	2.26	1,518,493

(1)
The price and volume have been adjusted to reflect the Share Consolidation.

 DIVIDEND POLICY

        We have not declared any dividends or distributions on the Common Shares since our incorporation. We intend to retain our earnings, if any, to finance the growth and development of our operations and do not presently anticipate paying any dividends or distributions in the foreseeable future. Our board of directors may, however, declare from time to time such cash dividends or distributions out of the monies legally available for dividends or distributions as the board of directors considers advisable. Any future determination to pay dividends or make distributions will be at the discretion of the board of directors and will depend on our capital requirements, results of operations and such other factors as the board of directors considers relevant.

DESCRIPTION OF COMMON SHARES

        Our authorized share capital consists of an unlimited number of Common Shares. As at the date of this Prospectus, 90,459,656 Common Shares are issued and outstanding.

        Shareholders are entitled to receive notice of and attend all meetings of shareholders with each Common Share held entitling the holder to one vote on any resolution to be passed at such shareholder meetings. Shareholders are entitled to dividends if, as and when declared by the board of directors of the Company. Shareholders are entitled upon liquidation, dissolution or winding-up of the Company to receive the remaining assets of the Company available for distribution to shareholders.

DESCRIPTION OF DEBT SECURITIES

        In this section describing the Debt Securities, the term "Company" refers only to Platinum Group Metals Ltd. without any of its subsidiaries. This section describes the general terms that will apply to any Debt Securities issued pursuant to this Prospectus. The specific terms of the Debt Securities, and the extent to which the general terms described in this section apply to those Debt Securities, will be set forth in the applicable Prospectus Supplement. The Debt Securities will be issued in one or more series under an indenture (the "Indenture") to be entered into between the Company and one or more trustees (the "Trustee") that will be named in a Prospectus Supplement for a series of Debt Securities. To the extent applicable, the Indenture will be subject to and governed by the United States Trust Indenture Act of 1939, as amended. A copy of the form of the Indenture to be entered into has been filed with the SEC as an exhibit to the Registration Statement. The description of certain provisions of the Indenture in this section is not intended to be complete and is qualified in its entirety by reference to the provisions of the Indenture. Terms used in this summary that are not otherwise defined herein have the meaning ascribed to them in the Indenture.

        We may issue Debt Securities and incur additional indebtedness other than through an Offering of Debt Securities pursuant to this Prospectus. We may be required to obtain the consent of our lenders for the issuance of certain Debt Securities, depending on their specific terms.

General

        The Indenture does not limit the amount of Debt Securities which we may issue under the Indenture, and we may issue Debt Securities in one or more series. Debt Securities may be denominated and payable in any currency. Unless otherwise indicated in the applicable Prospectus Supplement, the Indenture permits us, without the consent of the holders of any Debt Securities, to increase the principal amount of any series of Debt Securities we have previously issued under the Indenture and to issue such increased principal amount.

        The applicable Prospectus Supplement will set forth the following terms relating to the Debt Securities offered by such Prospectus Supplement (the "Offered Securities"):

  •
  the specific designation of the Offered Securities; any limit on the aggregate principal amount of the Offered Securities; the date or dates, if any, on which the Offered Securities will mature and the portion (if less than all of the principal amount) of the Offered Securities to be payable upon declaration of acceleration of maturity;

  •
  the rate or rates at which the Offered Securities will bear interest, if any, the date or dates on which any such interest will begin to accrue and on which any such interest will be payable and the record dates for any interest payable on the Offered Securities which are in registered form;

  •
  the terms and conditions under which we may be obligated to redeem, repay or purchase the Offered Securities pursuant to any sinking fund or analogous provisions or otherwise;

  •
  the terms and conditions upon which we may redeem the Offered Securities, in whole or in part, at our option;

  •
  whether the Offered Securities will be issuable in registered form or bearer form or both, and, if issuable in bearer form, the restrictions as to the offer, sale and delivery of the Offered Securities which are in bearer form and as to exchanges between registered form and bearer form;

  •
  whether the Offered Securities will be issuable in the form of registered global securities ("Global Securities"), and, if so, the identity of the depositary for such registered Global Securities;

  •
  the denominations in which registered Offered Securities will be issuable, if other than denominations of US$1,000 and any multiple thereof, and the denominations in which bearer Offered Securities will be issuable, if other than US$1,000;

  •
  each office or agency where payments on the Offered Securities will be made (if other than the offices or agencies described under "Payment" below) and each office or agency where the Offered Securities may be presented for registration of transfer or exchange;

  •
  if other than U.S. dollars, the currency in which the Offered Securities are denominated or the currency in which we will make payments on the Offered Securities;

  •
  the terms, if any, on which the Offered Securities may be converted or exchanged for other of the Securities or securities of other entities;

  •
  any other terms of the Offered Securities which apply solely to the Offered Securities, or terms generally applicable to the Debt Securities which are not to apply to the Offered Securities; and

  •
  if not obtained as at the date of such Prospectus Supplement, any consents required to be obtained with respect to the issuance of the Offered Securities.

        Unless otherwise indicated in the applicable Prospectus Supplement:

  •
  holders may not tender Debt Securities to us for repurchase; and

  •
  the rate or rates of interest on the Debt Securities will not increase if we become involved in a highly leveraged transaction or we are acquired by another entity.

        We may issue Debt Securities under the Indenture bearing no interest or interest at a rate below the prevailing market rate at the time of issuance. We may offer and sell Debt Securities at a discount below their stated principal amount. We will describe in the applicable Prospectus Supplement any Canadian and U.S. federal income tax consequences and other special considerations applicable to any discounted Debt Securities or other Debt Securities offered and sold at par which are treated as having been issued at a discount for Canadian and/or U.S. federal income tax purposes.

        Any Debt Securities we issue will be our direct, unconditional and unsecured obligations and will rank equally among themselves and with all of our other unsecured, unsubordinated obligations, except to the extent prescribed by law. Debt Securities we issue will be structurally subordinated to all existing and future liabilities, including trade payables and other indebtedness, of our subsidiaries.

        We will agree to file with the Trustee annual reports and the information, documents, and other reports that we are required to file with the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act or pursuant to Section 314 of the United States Trust Indenture Act of 1939, as amended.

Form, Denomination, Exchange and Transfer

        Unless otherwise indicated in the applicable Prospectus Supplement, we will issue Debt Securities only in fully registered form without coupons, and in denominations of US$1,000 and multiples of US$1,000. Debt Securities may be presented for exchange and registered Debt Securities may be presented for registration of transfer in the manner set forth in the Indenture and in the applicable Prospectus Supplement, without service charges. We may, however, require payment sufficient to cover any taxes or other governmental charges due in connection with the exchange or transfer. We will appoint the Trustee as security registrar. Bearer Debt Securities and the coupons applicable to bearer Debt Securities thereto will be transferable by delivery.

Payment

        Unless otherwise indicated in the applicable Prospectus Supplement, we will make payments on registered Debt Securities (other than Global Securities) at the office or agency of the Trustee, except that we may choose to pay interest (a) by check mailed to the address of the person entitled to such payment as specified in the security register or (b) by wire transfer to an account maintained by the person entitled to such payment as specified in the security register. Unless otherwise indicated in the applicable Prospectus Supplement, we will pay any interest due on registered Debt Securities to the persons in whose name such registered Debt Securities are registered on the day or days, specified in the applicable Prospectus Supplement.

Registered Global Securities

        Registered Debt Securities of a series may be issued in whole or in part in global form that will be deposited with, or on behalf of, a depositary identified in the Prospectus Supplement. Global Securities will be registered in the name of a financial institution that we select, and the Debt Securities included in the Global Securities may not be transferred to the name of any other direct holder unless the special circumstances described below occur. The financial institution that acts as the sole direct holder of the Global Securities is called the "Depositary". Any person wishing to own Debt Securities issued in the form of Global Securities must do so indirectly by virtue of an account with a broker, bank or other financial institution that, in turn, has an account with the Depositary.

Special Investor Considerations for Global Securities

        Our obligations, as well as the obligations of the Trustee and those of any third parties we employed or the Trustee, run only to persons who are registered as holders of Debt Securities. For example, once we make payment to the registered holder, we have no further responsibility for the payment even if that holder is legally required to pass the payment along to an investor but does not do so. As an indirect holder, an investor's rights relating to a Global Security will be governed by the account rules of the investor's financial institution and of the Depositary, as well as general laws relating to debt securities transfers.

        An investor should be aware that when Debt Securities are issued in the form of Global Securities:

  •
  the investor cannot have Debt Securities registered in his or her own name;

  •
  the investor cannot receive physical certificates for his or her interest in the Debt Securities;

  •
  the investor must look to his or her own bank or brokerage firm for payments on the Debt Securities and protection of his or her legal rights relating to the Debt Securities;

  •
  the investor may not be able to sell interests in the Debt Securities to some insurance companies and other institutions that are required by law to hold the physical certificates of Debt Securities that they own;

  •
  the Depositary's policies will govern payments, transfers, exchange and other matters relating to the investor's interest in the Global Security. We and the Trustee will have no responsibility for any aspect of the Depositary's actions or for its records of ownership interests in the Global Security. We and the Trustee also do not supervise the Depositary in any way; and

  •
  the Depositary will usually require that interests in a Global Security be purchased or sold within its system using same-day funds.

Special Situations When Global Security Will be Terminated

        In a few special situations described below, a Global Security will terminate and interests in it will be exchanged for physical certificates representing Debt Securities. After that exchange, an investor may choose whether to hold Debt Securities directly or indirectly through an account at its bank or brokerage firm. Investors must consult their own banks or brokers to find out how to have their interests in Debt Securities transferred into their own names, so that they will be direct holders.

        The special situations for termination of a Global Security are:

  •
  when the Depositary notifies us that it is unwilling, unable or no longer qualified to continue as Depositary (unless a replacement Depositary is named); and

  •
  when and if we decide to terminate a Global Security.

        The Prospectus Supplement may list situations for terminating a Global Security that would apply only to the particular series of Debt Securities covered by the Prospectus Supplement. When a Global Security terminates, the Depositary (and not us or the Trustee) is responsible for deciding the names of the institutions that will be the initial direct holders.

Events of Default

        The term "Event of Default" with respect to Debt Securities of any series means any of the following:

  (a)
  default in the payment of the principal of (or any premium on) any Security of that series at its maturity;

  (b)
  default in the payment of any interest on any Security of that series when it becomes due and payable, and continuance of such default for a period of 30 days;

  (c)
  default in the deposit of any sinking fund payment when the same becomes due by the terms of the Debt Securities of that series;

  (d)
  default in the performance, or breach, of any other covenant or agreement of ours in the Indenture in respect of the Debt Securities of that series (other than a covenant or agreement for which default or breach is specifically dealt with elsewhere in the Indenture), where such default or breach continues for a period of 90 days after written notice to us by the Trustee or the holders of at least 25% in principal amount of all outstanding Debt Securities affected thereby;

  (e)
  certain events of bankruptcy, insolvency or reorganization; or

  (f)
  any other Events of Default provided with respect to the Debt Securities of that series.

        If an Event of Default described in clause (a), (b), (c), (d) or (f) above occurs and is continuing with respect to Debt Securities of any series, then the Trustee or the holders of not less than 25% in aggregate principal amount of the outstanding Debt Securities of that series may require the principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities or Indexed Securities (each as defined in the Indenture), such portion of the principal amount as may be specified in the terms of that series) of all the outstanding Debt Securities of that series and any accrued but unpaid interest on such Debt Securities be paid immediately. If an Event of Default described in clause (e) above occurs and is continuing, then the principal amount of all of the Debt Securities of that series then outstanding will automatically, and without any declaration or any other action on the part of the Trustee or the holders of Debt Securities, become due and payable immediately.

        However, at any time after a declaration of acceleration with respect to Debt Securities of any series has been made and before a judgment or decree for payment of the money due has been obtained, the Event of Default giving rise to such declaration of acceleration will be deemed to have been waived if the Company has paid the Trustee all amounts due and the Event of Default has been cured or waived in accordance with the terms of the Indenture, by the holders of a majority in principal amount of the outstanding Debt Securities of such series. The applicable Prospectus Supplement will contain provisions relating to acceleration of the maturity of a portion of the principal amount of Original Issue Discount Securities or Indexed Securities upon the occurrence of any Event of Default and the continuation thereof.

        Except during default, the Trustee is not obligated to exercise any of its rights and powers under the Indenture at the request or direction of any of the holders, unless the holders have offered to the Trustee reasonable indemnity. If the holders provide reasonable indemnity, the holders of a majority in principal amount of the outstanding Debt Securities of all series affected by an Event of Default may, subject to certain limitations, direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Debt Securities of all series affected by such Event of Default.

        No holder of a Debt Security of any series will have any right to institute any proceedings, unless:

  •
  such holder has previously given to the Trustee written notice of a continuing Event of Default with respect to the Debt Securities of that series;

  •
  the holders of at least 25% in principal amount of the outstanding Debt Securities of all series affected by such Event of Default have made written request and have offered reasonable indemnity to the Trustee to institute such proceedings as trustee; and

  •
  the Trustee has failed to institute such proceedings, and has not received from the holders of a majority in the aggregate principal amount of outstanding Debt Securities of all series affected by such Event of Default a direction inconsistent with such request, within 60 days after such notice, request and offer.

        However, these limitations do not apply to a suit instituted by the holder of a Debt Security for the enforcement of payment of principal of or interest on such Debt Security on or after the applicable due date of such payment.

        We will be required to furnish to the Trustee annually an officers' certificate as to the performance of certain of our obligations under the Indenture and as to any default in such performance.

Defeasance

        When we use the term "defeasance", we mean discharge from some or all of our obligations under the Indenture with respect to Debt Securities of a particular series. If we deposit with the Trustee sufficient cash or government securities to pay the principal, interest, any premium and any other sums due to the stated maturity or a redemption date of the Debt Securities of a particular series, then at our option:

  •
  We will be discharged from our obligations with respect to the Debt Securities of such series with certain exceptions, and the holders of the Debt Securities of the affected series will not be entitled to the benefits of the Indenture except for registration of transfer and exchange of Debt Securities and replacement of lost, stolen or mutilated Debt Securities and certain other limited rights. Such holders may look only to such deposited funds or obligations for payment; or

  •
  We will no longer be under any obligation to comply with certain covenants under the Indenture, and certain Events of Default will no longer apply to us.

        To exercise defeasance we also must deliver to the Trustee:

  •
  an opinion of U.S. counsel to the effect that the deposit and related defeasance would not cause the holders of the Debt Securities of the applicable series to recognize income, gain or loss for U.S. federal income tax purposes and that holders of the Debt Securities of that series will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred; and

  •
  an opinion of Canadian counsel or a ruling from Canada Revenue Agency that there would be no such recognition of income, gain or loss for Canadian federal or provincial tax purposes and that holders of the Debt Securities of such series will be subject to Canadian federal and provincial income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred.

        In addition, no Event of Default with respect to the Debt Securities of the applicable series can have occurred and we cannot be an insolvent person under the Bankruptcy and Insolvency Act (Canada). In order for U.S. counsel to deliver the opinion that would allow us to be discharged from all of our obligations under the Debt Securities of any series, we must have received from, or there must have been published by, the Internal Revenue Service a ruling, or there must have been a change in law so that the deposit and defeasance would not cause holders of the Debt Securities of such series to recognize income, gain or loss for U.S. federal income tax purposes and so that such holders would be subject to U.S. federal income tax on the same amounts, in the same manner and at the same time as would have been the case if such defeasance had not occurred.

Modifications and Waivers

        We may modify or amend the Indenture with the consent of the holders of a majority in aggregate principal amount of the outstanding Debt Securities of all series affected by such modification or amendment provided, however, that we must receive consent from the holder of each outstanding Debt Security of such affected series to:

  •
  change the stated maturity of the principal of or interest on such outstanding Debt Security;

  •
  reduce the principal amount of or interest on such outstanding Debt Security;

  •
  reduce the amount of the principal payable upon the acceleration of the maturity of an outstanding Original Issue Discount Security;

  •
  adversely affect any right of repayment at the option of the holder of any Debt Securities;

  •
  change the place or currency of payments on such outstanding Debt Security;

  •
  impair the right to institute suit for the enforcement of any payment on or with respect to any Debt Security;

  •
  adversely affect any right to convert or exchange the Debt Security as provided pursuant to the Indenture;

  •
  reduce the percentage in principal amount of outstanding Debt Securities of such series from which the consent of holders is required to modify or amend the Indenture or waive compliance with certain provisions of the Indenture or waive certain defaults; or

  •
  modify any provisions of the Indenture relating to modifying or amending the Indenture or waiving past defaults or covenants except as otherwise specified.

        The holders of a majority in principal amount of Debt Securities of any series may waive our compliance with certain restrictive provisions of the Indenture with respect to such series. The holders of a majority in principal amount of outstanding Debt Securities of all series with respect to which an Event of Default has occurred may waive any past default under the Indenture, except a default in the payment of the principal of, or interest on, any Security or in respect of any item listed above requiring the consent of the holder of each outstanding Debt Security of such affected series.

        The Indenture or the Debt Securities may be amended or supplemented, without the consent of any holder of such Debt Securities, in order to, among other things, cure any ambiguity or inconsistency or to make any change, in any case, that does not have a materially adverse effect on the rights of any holder of such Debt Securities.

Consent to Jurisdiction and Service

        Under the Indenture, we will irrevocably appoint an authorized agent upon which process may be served in any suit, action or proceeding arising out of or relating to the Indenture and the Debt Securities and for actions brought under federal or state securities laws brought in any federal or state court located in The City of New York (herein after referred to as a New York Court), and will submit to such non-exclusive jurisdiction.

Governing Law

        The Indenture and the Debt Securities will be governed by and construed in accordance with the laws of the State of New York.

Enforceability of Judgments

        Since all of the assets of the Company are outside the United States, any judgment obtained in the United States against us would need to be satisfied by seeking enforcement of such judgment in a court located outside of the United States from our assets. We have been advised by our Canadian counsel, Gowling WLG (Canada) LLP, that there is doubt as to the enforceability in Canada by a court in original actions, or in actions to enforce judgments of United States courts, of civil liabilities predicated upon United States federal securities laws.

The Trustee

        The Trustee under the Indenture will be named in the applicable Prospectus Supplement.

DESCRIPTION OF WARRANTS

        We may issue Warrants to purchase Common Shares or Debt Securities. This section describes the general terms that will apply to any Warrants issued pursuant to this Prospectus.

        Warrants may be offered separately or together with other Securities and may be attached to or separate from any other Securities. Unless the applicable Prospectus Supplement otherwise indicates, each series of Warrants will be issued under a separate warrant indenture to be entered into between us and one or more banks or trust companies acting as Warrant agent. The Warrant agent will act solely as our agent and will not assume a relationship of agency with any holders of Warrant certificates or beneficial owners of Warrants. The applicable Prospectus Supplement will include details of the warrant indentures, if any, governing the Warrants being offered. The specific terms of the Warrants, and the extent to which the general terms described in this section apply to those Warrants, will be set out in the applicable Prospectus Supplement.

        Notwithstanding the foregoing, we will not offer Warrants for sale separately to any member of the public in Canada unless the Offering is in connection with and forms part of the consideration for an acquisition or merger transaction.

        The Prospectus Supplement relating to any Warrants that we offer will describe the Warrants and the specific terms relating to the Offering. The description will include, where applicable:

  •
  the designation and aggregate number of Warrants;

  •
  the price at which the Warrants will be offered;

  •
  the currency or currencies in which the Warrants will be offered;

  •
  the date on which the right to exercise the Warrants will commence and the date on which the right will expire;

  •
  the designation, number and terms of the Common Shares or Debt Securities, as applicable, that may be purchased upon exercise of the Warrants, and the procedures that will result in the adjustment of those numbers;

  •
  the exercise price of the Warrants;

  •
  the designation and terms of the Securities, if any, with which the Warrants will be offered, and the number of Warrants that will be offered with each Security;

  •
  if the Warrants are issued as a Unit with another Security, the date, if any, on and after which the Warrants and the other Security will be separately transferable;

  •
  any minimum or maximum amount of Warrants that may be exercised at any one time;

  •
  any terms, procedures and limitations relating to the transferability, exchange or exercise of the Warrants;

  •
  whether the Warrants will be subject to redemption or call and, if so, the terms of such redemption or call provisions;

  •
  material United States and Canadian federal income tax consequences of owning the Warrants; and

  •
  any other material terms or conditions of the Warrants.

        Warrant certificates will be exchangeable for new Warrant certificates of different denominations at the office indicated in the Prospectus Supplement. Prior to the exercise of their Warrants, holders of Warrants will not have any of the rights of holders of the Securities subject to the Warrants. We may amend the warrant indenture(s) and the Warrants, without the consent of the holders of the Warrants, to cure any ambiguity, to cure, correct or supplement any defective or inconsistent provision or in any other manner that will not prejudice the rights of the holders of outstanding Warrants, as a group.

 DESCRIPTION OF SUBSCRIPTION RECEIPTS

        We may issue Subscription Receipts, separately or together, with Common Shares, Debt Securities or Warrants, as the case may be. The Subscription Receipts will be issued under a subscription receipt agreement. This section describes the general terms that will apply to any Subscription Receipts that we may offer pursuant to this Prospectus.

        The applicable Prospectus Supplement will include details of the subscription receipt agreement covering the Subscription Receipts being offered. We will file a copy of the subscription receipt agreement relating to an Offering with securities regulatory authorities in Canada and the United States after we have entered into it. The specific terms of the Subscription Receipts, and the extent to which the general terms described in this section apply to those Subscription Receipts, will be set forth in the applicable Prospectus Supplement. This description will include, where applicable:

  •
  the number of Subscription Receipts;

  •
  the price at which the Subscription Receipts will be offered and whether the price is payable in instalments;

  •
  conditions to the exchange of Subscription Receipts into Common Shares, Debt Securities or Warrants, as the case may be, and the consequences of such conditions not being satisfied;

  •
  the procedures for the exchange of the Subscription Receipts into Common Shares, Debt Securities or Warrants;

  •
  the number of Common Shares or Warrants that may be exchanged upon exercise of each Subscription Receipt;

  •
  the aggregate principal amount, currency or currencies, denominations and terms of the series of Debt Securities that may be exchanged upon exercise of the Subscription Receipts;

  •
  the designation and terms of any other Securities with which the Subscription Receipts will be offered, if any, and the number of Subscription Receipts that will be offered with each Security;

  •
  the dates or periods during which the Subscription Receipts may be exchanged into Common Shares, Debt Securities or Warrants;

  •
  terms applicable to the gross or net proceeds from the sale of the Subscription Receipts plus any interest earned thereon;

  •
  material United States and Canadian federal income tax consequences of owning the Subscription Receipts;

  •
  any other rights, privileges, restrictions and conditions attaching to the Subscription Receipts; and

  •
  any other material terms and conditions of the Subscription Receipts.

        Subscription Receipt certificates will be exchangeable for new Subscription Receipt certificates of different denominations at the office indicated in the Prospectus Supplement. Prior to the exchange of their Subscription Receipts, holders of Subscription Receipts will not have any of the rights of holders of the Securities subject to the Subscription Receipts.

        Under the subscription receipt agreement, a Canadian purchaser of Subscription Receipts will have a contractual right of rescission following the issuance of Common Shares, Debt Securities or Warrants, as the case may be, to such purchaser, entitling the purchaser to receive the amount paid for the Subscription Receipts upon surrender of the Common Shares, Debt Securities or Warrants, as the case may be, if this Prospectus, the applicable Prospectus Supplement, and any amendment thereto, contains a misrepresentation, provided such remedy for rescission is exercised within 180 days of the date the Subscription Receipts are issued. This right of rescission does not extend to holders of Subscription Receipts who acquire such Subscription Receipts from an initial purchaser, on the open market or otherwise, or to initial purchasers who acquire Subscription Receipts in the United States or other jurisdictions outside Canada.

        Such subscription receipt agreement will also specify that we may amend any subscription receipt agreement and the Subscription Receipts, to cure any ambiguity, to cure, correct or supplement any defective or inconsistent provision or in any other manner that will not materially and adversely affect the interests of the holder.

DESCRIPTION OF UNITS

        We may issue Units comprised of one or more of the other Securities described in this Prospectus in any combination. Each Unit will be issued so that the holder of the Unit is also the holder of each of the Securities included in the Unit. Thus, the holder of a Unit will have the rights and obligations of a holder of each included Security. The unit agreement, if any, under which a Unit is issued may provide that the Securities included in the Unit may not be held or transferred separately, at any time or at any time before a specified date. The particular terms and provisions of Units offered by any Prospectus Supplement, and the extent to which the general terms and provisions described below may apply thereto, will be described in the Prospectus Supplement filed in respect of such Units.

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

        The applicable Prospectus Supplement will describe certain Canadian and U.S. federal income tax consequences to investors described therein of acquiring any Securities offered thereunder.

LEGAL MATTERS

        Certain legal matters related to the Securities offered by this Prospectus will be passed upon on our behalf by Gowling WLG (Canada) LLP with respect to Canadian legal matters and by Dorsey & Whitney LLP with respect to U.S. legal matters.

TRANSFER AGENT AND REGISTRAR

        The transfer agent and registrar for the Common Shares is Computershare Investor Services Inc. at its principal offices in the cities of Toronto, Ontario and Vancouver, British Columbia.

INTEREST OF EXPERTS

        The technical information, mineral reserve and mineral resource estimates and economic estimates relating to Project 1, the Waterberg JV Project, the Waterberg Extension Project and the Company's other properties included or incorporated by reference in this Prospectus has been included or incorporated by reference in reliance on the report, valuation, statement or opinion of the persons described below. The following persons, firms and companies are named as having prepared or certified a report, valuation, statement or opinion in this Prospectus, either directly or in a document incorporated by reference.

Name	Description
Charles Muller (B. Sc. (Hons) Geology) Pri. Sci. Nat., CJM Consulting, South Africa, (Pty) Ltd.

Co-authored the Project 1 Report; authored the technical report entitled "Technical Report on Project 3 Resource Cut Estimation of the Western Bushveld Joint Venture (WBJV) Located on the Western Limb of the Bushveld Igneous Complex, South Africa" dated August 31, 2010; and authored the April 2016 Waterberg Report.

Gert Roets (B. Eng. Mining), Pr. Eng. (ECSA), of DRA Projects SA (Pty) Ltd.	Co-authored the Project 1 Report.
Gordon Cunningham B. Eng. (Chemical), Pr. Eng. (ECSA) of Turnberry Projects (Pty) Ltd.	Co-authored the Project 1 Report.
R. Michael Jones P. Eng., Platinum Group Metals Ltd.

The President and Chief Executive Officer of the Company. The non-independent qualified person for all scientific and technical information included or incorporated by reference herein that is not attributed to one of the above-named persons.

        None of the experts named in the foregoing section held, at the time they prepared or certified such statement, report, opinion or valuation, received after such time or will receive any registered or beneficial interest, direct or indirect, in any securities or other property of the Company or one of the Company's associates or affiliates other than R. Michael Jones, the President and Chief Executive Officer of the Company, who owns 272,920 Common Shares representing 0.3% of the issued and outstanding Common Shares as of the date of this Prospectus.

        Except as otherwise stated above, none of the aforementioned persons, and the directors, officers, employees and partners, as applicable, of each of the aforementioned persons received or will receive a direct or indirect interest in any property of the Company or any associate or affiliate of the Company.

        Except as otherwise stated above, none of the aforementioned persons, nor any director, officer, employee, consultant or partner, as applicable, of the aforementioned persons is currently expected to be elected, appointed or employed as a director, officer or employee of the Company or of any associate or affiliate of the Company.

INDEPENDENT AUDITOR

        Our auditors, PricewaterhouseCoopers LLP, Chartered Professional Accountants, of Vancouver, British Columbia, report that they are independent from us within the meaning of the Code of Professional Conduct of Chartered Professional Accountants of British Columbia, Canada, and within the meaning of the United States Securities Act of 1933, as amended and the applicable rules and regulations thereunder adopted by the SEC. PricewaterhouseCoopers LLP is registered with the Public Company Accounting Oversight Board.

ENFORCEABILITY OF CIVIL LIABILITIES

        We are a company organized and existing under the Business Corporations Act (British Columbia). A majority of our directors and officers, and some or all of the experts named in this Prospectus, are residents of Canada or otherwise reside outside the United States, and all or a substantial portion of their assets, and a substantial portion of our assets, are located outside the United States. We have appointed an agent for service of process in the United States, but it may be difficult for holders of Securities who reside in the United States to effect service within the United States upon those directors, officers and experts who are not residents of the United States. It may also be difficult for holders of Securities who reside in the United States to realize in the United States upon judgments of courts of the United States predicated upon our civil liability and the civil liability of our directors, officers and experts under the United States federal securities laws. A final judgment for a liquidated sum in favour of a private litigant granted by a United States court and predicated solely upon civil liability under United States federal securities laws would, subject to certain exceptions identified in the law of individual provinces and territories of Canada, likely be enforceable in Canada if the United States court in which the judgment was obtained had a basis for jurisdiction in the matter that would be recognized by the domestic Canadian court for the same purposes. There is a significant risk that a given Canadian court may not have jurisdiction or may decline jurisdiction over a claim based solely upon United States federal securities law on application of the conflict of laws principles of the province or territory in Canada in which the claim is brought.

 PART II
INFORMATION NOT REQUIRED TO BE DELIVERED TO
OFFEREES OR PURCHASERS

Indemnification of Directors and Officers.

        Section 160 of the Business Corporations Act (British Columbia) ("BCBCA") provides that a company may do one or both of the following:

  (a)
  indemnify an eligible party against all eligible penalties, which are judgments, penalties or fines awarded or imposed in, or amounts paid in settlement of, an eligible proceeding, to which the eligible party is or may be liable; and/or

  (b)
  after the final disposition of an eligible proceeding, pay the expenses (which includes costs, charges and expenses, including legal and other fees, but excludes judgments, penalties, fines or amounts paid in settlement of a proceeding) actually and reasonably incurred by an eligible party in respect of that proceeding.

        However, after the final disposition of an eligible proceeding, a company must pay the expenses actually and reasonably incurred by an eligible party in respect of that proceeding if the eligible party has not been reimbursed for those expenses, and is wholly successful, on the merits or otherwise, or is substantially successful on the merits, in the outcome of the proceeding. The BCBCA also provides that a company may pay, as they are incurred in advance of the final disposition of an eligible proceeding, the expenses, actually and reasonably incurred by an eligible party in respect of that proceeding. However, a company must not make the payments referred to immediately above unless the company first receives from the eligible party a written undertaking that, if it is ultimately determined that the payment of expenses is prohibited under the BCBCA, the eligible party will repay the amounts advanced.

        For the purposes of the BCBCA, an "eligible party", in relation to a company, means an individual who:

  (a)
  is or was a director or officer of the company;

  (b)
  is or was a director or officer of another corporation at a time when the corporation is or was an affiliate of the company, or at the request of the company; or

  (c)
  at the request of the company, is or was, or holds or held a position equivalent to that of, a director or officer of a partnership, trust, joint venture or other unincorporated entity,

  and includes, with some exceptions, the heirs and personal or other legal representatives of that individual.

        An "eligible proceeding" under the BCBCA is a proceeding in which an eligible party or any of the heirs and personal or other legal representatives of the eligible party, by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, the company or an associated corporation, is or may be joined as a party, or is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding. A "proceeding" includes any legal proceeding or investigative action, whether current, threatened, pending or completed.

        Notwithstanding the foregoing, the BCBCA prohibits a company from indemnifying an eligible party or paying the expenses of an eligible party if any of the following circumstances apply:

  (a)
  if the indemnity or payment is made under an earlier agreement to indemnify or pay expenses and, at the time such agreement to indemnify or pay expenses was made, the company was prohibited from giving the indemnity or paying the expenses by its memorandum or articles;

  (b)
  if the indemnity or payment is made otherwise than under an earlier agreement to indemnify or pay expenses and, at the time that the indemnity or payment is made, the company is prohibited from giving the indemnity or paying the expenses by its memorandum or articles;

  (c)
  if, in relation to the subject matter of the eligible proceeding, the eligible party did not act honestly and in good faith with a view to the best interests of the company or the associated corporation, as the case may be; or

  (d)
  in the case of an eligible proceeding other than a civil proceeding, if the eligible party did not have reasonable grounds for believing that the eligible party's conduct in respect of which the proceeding was brought was lawful.

        Additionally, if an eligible proceeding is brought against an eligible party by or on behalf of the company or an associated corporation, the company must not indemnify the eligible party or pay or advance the expenses of the eligible party in respect of the proceeding.

        Whether or not payment of expenses or indemnification has been sought, authorized or declined under the BCBCA, section 164 of the BCBCA provides that, on the application of a company or an eligible party, the Supreme Court of British Columbia may do one or more of the following:

  (a)
  order a company to indemnify an eligible party against any liabilities incurred by the eligible party in respect of an eligible proceeding;

  (b)
  order a company to pay some or all of the expenses incurred by an eligible party in respect of an eligible proceeding;

  (c)
  order the enforcement of, or any payment under, an agreement of indemnification entered into by a company;

  (d)
  order a company to pay some or all of the expenses actually and reasonably incurred by any person in obtaining an order under section 164 of the BCBCA; or

  (e)
  make any other order the court considers appropriate.

        Section 165 of the BCBCA provides that a company may purchase and maintain insurance for the benefit of an eligible party or the heirs and personal or other legal representatives of the eligible party against any liability that may be incurred by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, the company or an associated corporation.

        The Registrant's articles provide that the Registrant must, subject to the BCBCA, indemnify a director, former director, alternate director, officer or former officer of the Registrant or of any affiliate of the Registrant and his or her heirs and legal personal representatives against all eligible penalties to which such person is or may be liable, and the Registrant must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by such person in respect of that proceeding. Each director, alternate director and officer of the Registrant or any affiliate of the Registrant is deemed to have contracted with the Registrant on the above terms.

        The Registrant's articles further provide that the Registrant may, subject to any restrictions in the BCBCA, indemnify any other person and that the failure of a director, alternate director or officer of the Registrant to comply with the BCBCA or the Registrant's articles does not invalidate any indemnity to which he or she is entitled under the Registrant's articles.

        The Registrant is authorized by its articles to purchase and maintain insurance for the benefit of any person (or his or her heirs or legal personal representatives) including, but not limited to, any current or former directors, alternate directors, officers, employees or agents of the Registrant or any affiliate of the Registrant.

        The Registrant maintains directors' and officers' liability insurance coverage through a policy covering the Registrant and its subsidiaries, which has an annual policy limit of CAN$20,000,000, subject to a corporate retention (i.e. deductible) of up to CAN$250,000 per claim. This insurance provides coverage for indemnity payments made by the Registrant to its directors and officers as required or permitted by law for losses, including legal costs, incurred by directors and officers in their capacity as such. This policy also provides coverage directly to individual directors and officers if they are not indemnified by the Registrant. The insurance coverage for directors and officers has customary exclusions, including, but not limited to, acts determined to be uninsurable under laws, or conduct arising out of, based upon, or attributable to, any remuneration, profit or other advantage to which the insured was not entitled to, or deliberate fraudulent or criminal act by the insured.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

 EXHIBITS

4.1	Annual information form of the Registrant dated November 24, 2015 for the financial year ended August 31, 2015 (incorporated by reference to Exhibit 99.1 to the Registrant's Annual Report on Form 40-F filed with the Commission on November 25, 2015).
4.2	Management information circular of the Registrant dated January 4, 2016 prepared for the purposes of the annual general meeting of the Registrant held on February 26, 2016 at which each of the Registrant's directors was re-elected and the shareholders approved all other matters submitted to a shareholder vote (incorporated by reference to Exhibit 99.2 to the Registrant's Current Report on Form 6-K furnished to the Commission on January 15, 2016).
4.3	Audited consolidated financial statements of the Registrant as at and for the financial years ended August 31, 2015 and 2014, together with the notes thereto and the auditor's reports thereon (incorporated by reference to Exhibit 99.2 to the Registrant's Annual Report on Form 40-F filed with the Commission on November 25, 2015).
4.4	Management's discussion and analysis of the Registrant for the financial year ended August 31, 2015 (incorporated by reference to Exhibit 99.3 to the Registrant's Annual Report on Form 40-F filed with the Commission on November 25, 2015).
4.5	Unaudited interim condensed consolidated financial statements of the Registrant for the three months ended November 30, 2015, together with the notes thereto (incorporated by reference to Exhibit 99.1 to the Registrant's Current Report on Form 6-K furnished to the Commission on January 15, 2016).
4.6	Management's discussion and analysis of the Registrant for the three months ended November 30, 2015 (incorporated by reference to Exhibit 99.2 to the Registrant's Current Report on Form 6-K furnished to the Commission on January 15, 2016).
4.7	Unaudited interim condensed consolidated financial statements of the Registrant for the three and nine months ended May 31, 2016, together with the notes thereto (incorporated by reference to Exhibit 99.1 to the Registrant's Current Report on Form 6-K furnished to the Commission on July 15, 2016).
4.8	Management's discussion and analysis of the Registrant for the nine months ended May 31, 2016 (incorporated by reference to Exhibit 99.2 to the Registrant's Current Report on Form 6-K furnished to the Commission on July 15, 2016).
4.9	Technical Report entitled "Mineral Resource Update on the Waterberg Project Located in the Bushveld Igneous Complex, South Africa" dated April 29, 2016 (incorporated by reference to Exhibit 99.1 to the Registrant's Current Report on Form 6-K furnished to the Commission on May 2, 2016).
4.10	Technical Report entitled "An Independent Technical Report on the Maseve Project (WBJV Project areas 1 and 1A) located on the Western Limb of the Bushveld Igneous Complex, South Africa" dated August 28, 2015 (incorporated by reference to Exhibit 99.1 to the Registrant's Current Report on Form 6-K furnished to the Commission on September 1, 2015).
4.11	Material change report of the Registrant filed November 3, 2015 announcing that it had entered into a second lien credit agreement with Liberty Metals & Mining Holdings, LLC, a subsidiary of Liberty Mutual Insurance, for a US$40 million secured operating loan facility (incorporated by reference to Exhibit 99.3 to the Registrant's Current Report on Form 6-K furnished to the Commission on November 3, 2015).
4.12	Material change report of the Registrant filed November 23, 2015 announcing that it had simultaneously drawn down, in full, on the US$40 million secured operating loan facility with Liberty Metals & Mining Holdings, LLC, and the US$40 million secured loan facility with Sprott Resource Lending Partnership, among other lenders (incorporated by reference to Exhibit 99.2 to the Registrant's Current Report on Form 6-K furnished to the Commission on November 23, 2015).

4.13	Material change report of the Registrant filed January 12, 2016 announcing that the budget funded by Japan Oil, Gas and Metals National Corporation, the Registrant's joint venture partner, for the Waterberg Project had been expanded from US$8.0 million to US$8.5 million for the annual period ending March 31, 2016 (incorporated by reference to Exhibit 99.2 to the Registrant's Current Report on Form 6-K furnished to the Commission on January 12, 2016).
4.14	Material change report of the Registrant filed January 26, 2016 announcing the consolidation of its common shares on the basis of one new common share for ten old common shares effective January 26, 2016 (incorporated by reference to Exhibit 99.2 to the Registrant's Current Report on Form 6-K furnished to the Commission on January 26, 2016).
4.15	Material change report of the Registrant filed February 9, 2016 announcing the successful completion of hot commissioning at Project 1 (incorporated by reference to Exhibit 99.2 to the Registrant's Current Report on Form 6-K furnished to the Commission on February 9, 2016).
4.16	Material change report of the Registrant filed March 17, 2016 announcing that over 90% of recent infill drilling on the Waterberg Project had successfully intersected the "T" and "F" targeted layers (incorporated by reference to Exhibit 99.2 to the Registrant's Current Report on Form 6-K furnished to the Commission on March 17, 2016).
4.17	Material change report of the Registrant filed April 19, 2016 announcing an increase in the resource estimate for platinum, palladium, rhodium and gold at the Waterberg JV Project (incorporated by reference to Exhibit 99.2 to the Registrant's Current Report on Form 6-K furnished to the Commission on April 19, 2016).
4.18	Material change report of the Registrant filed May 5, 2016 announcing the modification agreements, each dated May 3, 2016, to the US$40 million secured loan facilities with each of Sprott Resource Lending Partnership, among other lenders, and Liberty Metals & Mining Holdings, LLC (incorporated by reference to Exhibit 99.2 to the Registrant's Current Report on Form 6-K furnished to the Commission on May 5, 2016).
4.19	Material change report of the Registrant filed May 5, 2016 announcing that the Registrant had entered into an agreement with a syndicate of underwriters to buy, on a bought deal basis, 11,000,000 of the Registrant's common shares, at a price of US$3.00 per common share (incorporated by reference to Exhibit 99.1 to the Registrant's Current Report on Form 6-K furnished to the Commission on May 6, 2016).
4.20	Material change report of the Registrant filed May 26, 2016 announcing the closing of the an agreement with a syndicate of underwriters to buy, on a bought deal basis, 11,000,000 of the Registrant's common shares, at a price of US$3.00 per common share (incorporated by reference to Exhibit 99.1 to the Registrant's Current Report on Form 6-K furnished to the Commission on May 26, 2016).
4.21	Material change report of the Registrant filed June 1, 2016 announcing new platinum, palladium and gold assay results for recent drill intercepts completed on the Waterberg Project (incorporated by reference to Exhibit 99.2 to the Registrant's Current Report on Form 6-K furnished to the Commission on June 1, 2016).
4.22	Material change report of the Registrant filed July 14, 2016 announcing financial results and highlights for the nine months ended May 31, 2016 (incorporated by reference to Exhibit 99.6 to the Registrant's Current Report on Form 6-K furnished to the Commission on July 15, 2016).
4.23	Material change report of the Registrant filed September 20, 2016 announcing updates on Project 1 and the Waterberg Project and the modification agreements, each dated September 19, 2016, to the US$40 million secured loan facilities with each of Sprott Resource Lending Partnership, among other lenders, and Liberty Metals & Mining Holdings, LLC (incorporated by reference to Exhibit 99.2 to the Registrant's Current Report on Form 6-K furnished to the Commission on September 20, 2016).

4.24	Material change report of the Registrant filed October 12, 2016 announcing that Sprott Resource Lending Partnership, among other lenders, have provided a US$5 million second advance to the Registrant pursuant to an amended and restated credit agreement dated October 11, 2016 (incorporated by reference to Exhibit 99.2 to the Registrant's Current Report on Form 6-K furnished to the Commission on October 12, 2016).
5.1	Consent of PricewaterhouseCoopers LLP.
5.2	Consent of Gordon Cunningham.
5.3	Consent of R. Michael Jones.
5.4	Consent of Gert Roets.
5.5	Consent of Charles Muller.
6.1	Powers of Attorney (included on the signature page of the initial filing of the Registration Statement).
7.1	Form of Indenture relating to securities to which this Registration Statement relates (if Debt Securities are offered pursuant to this Registration Statement, the Registrant will file with the Commission a trustee's Statement of Eligibility on Form T-1).

 PART III

UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

Item 1.    Undertaking.

        The Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to this Form F-10 or to transactions in said securities.

Item 2.    Consent to Service of Process.

  (a)
  The Registrant has filed with the Commission a written irrevocable consent and power of attorney on Form F-X.

  (b)
  Any change to the name or address of the Registrant's agent for service shall be communicated promptly to the Commission by amendment to Form F-X referencing the file number of this Registration Statement.

III-1

 SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, British Columbia, Canada, on this 14th day of October, 2016.

PLATINUM GROUP METALS LTD.
By:	/s/ R. MICHAEL JONES
	Name:	R. Michael Jones
	Title:	President, Chief Executive Officer and Director

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ R. MICHAEL JONES R. Michael Jones	President, Chief Executive Officer and Director (principal executive officer)	October 14, 2016
/s/ FRANK HALLAM Frank Hallam	Chief Financial Officer, Secretary and Director (principal financial and accounting officer)	October 14, 2016
* Eric Carlson	Director	October 14, 2016
* Iain McLean	Director	October 14, 2016
* Timothy Marlow	Director	October 14, 2016
* Barry W. Smee	Director	October 14, 2016
* Diana Walters	Director and Authorized Representative in the United States	October 14, 2016

*By:	/s/ FRANK HALLAM
	Name:	Frank Hallam
	Title:	Attorney-in-Fact

III-2

 EXHIBIT INDEX

4.1	Annual information form of the Registrant dated November 24, 2015 for the financial year ended August 31, 2015 (incorporated by reference to Exhibit 99.1 to the Registrant's Annual Report on Form 40-F filed with the Commission on November 25, 2015).
4.2	Management information circular of the Registrant dated January 4, 2016 prepared for the purposes of the annual general meeting of the Registrant held on February 26, 2016 at which each of the Registrant's directors was re-elected and the shareholders approved all other matters submitted to a shareholder vote (incorporated by reference to Exhibit 99.2 to the Registrant's Current Report on Form 6-K furnished to the Commission on January 15, 2016).
4.3	Audited consolidated financial statements of the Registrant as at and for the financial years ended August 31, 2015 and 2014, together with the notes thereto and the auditor's reports thereon (incorporated by reference to Exhibit 99.2 to the Registrant's Annual Report on Form 40-F filed with the Commission on November 25, 2015).
4.4	Management's discussion and analysis of the Registrant for the financial year ended August 31, 2015 (incorporated by reference to Exhibit 99.3 to the Registrant's Annual Report on Form 40-F filed with the Commission on November 25, 2015).
4.5	Unaudited interim condensed consolidated financial statements of the Registrant for the three months ended November 30, 2015, together with the notes thereto (incorporated by reference to Exhibit 99.1 to the Registrant's Current Report on Form 6-K furnished to the Commission on January 15, 2016).
4.6	Management's discussion and analysis of the Registrant for the three months ended November 30, 2015 (incorporated by reference to Exhibit 99.2 to the Registrant's Current Report on Form 6-K furnished to the Commission on January 15, 2016).
4.7	Unaudited interim condensed consolidated financial statements of the Registrant for the three and nine months ended May 31, 2016, together with the notes thereto (incorporated by reference to Exhibit 99.1 to the Registrant's Current Report on Form 6-K furnished to the Commission on July 15, 2016).
4.8	Management's discussion and analysis of the Registrant for the nine months ended May 31, 2016 (incorporated by reference to Exhibit 99.2 to the Registrant's Current Report on Form 6-K furnished to the Commission on July 15, 2016).
4.9	Technical Report entitled "Mineral Resource Update on the Waterberg Project Located in the Bushveld Igneous Complex, South Africa" dated April 29, 2016 (incorporated by reference to Exhibit 99.1 to the Registrant's Current Report on Form 6-K furnished to the Commission on May 2, 2016).
4.10	Technical Report entitled "An Independent Technical Report on the Maseve Project (WBJV Project areas 1 and 1A) located on the Western Limb of the Bushveld Igneous Complex, South Africa" dated August 28, 2015 (incorporated by reference to Exhibit 99.1 to the Registrant's Current Report on Form 6-K furnished to the Commission on September 1, 2015).
4.11	Material change report of the Registrant filed November 3, 2015 announcing that it had entered into a second lien credit agreement with Liberty Metals & Mining Holdings, LLC, a subsidiary of Liberty Mutual Insurance, for a US$40 million secured operating loan facility (incorporated by reference to Exhibit 99.3 to the Registrant's Current Report on Form 6-K furnished to the Commission on November 3, 2015).
4.12	Material change report of the Registrant filed November 23, 2015 announcing that it had simultaneously drawn down, in full, on the US$40 million secured operating loan facility with Liberty Metals & Mining Holdings, LLC, and the US$40 million secured loan facility with Sprott Resource Lending Partnership, among other lenders (incorporated by reference to Exhibit 99.2 to the Registrant's Current Report on Form 6-K furnished to the Commission on November 23, 2015).
4.13	Material change report of the Registrant filed January 12, 2016 announcing that the budget funded by Japan Oil, Gas and Metals National Corporation, the Registrant's joint venture partner, for the Waterberg Project had been expanded from US$8.0 million to US$8.5 million for the annual period ending March 31, 2016 (incorporated by reference to Exhibit 99.2 to the Registrant's Current Report on Form 6-K furnished to the Commission on January 12, 2016).

4.14	Material change report of the Registrant filed January 26, 2016 announcing the consolidation of its common shares on the basis of one new common share for ten old common shares effective January 26, 2016 (incorporated by reference to Exhibit 99.2 to the Registrant's Current Report on Form 6-K furnished to the Commission on January 26, 2016).
4.15	Material change report of the Registrant filed February 9, 2016 announcing the successful completion of hot commissioning at Project 1 (incorporated by reference to Exhibit 99.2 to the Registrant's Current Report on Form 6-K furnished to the Commission on February 9, 2016).
4.16	Material change report of the Registrant filed March 17, 2016 announcing that over 90% of recent infill drilling on the Waterberg Project had successfully intersected the "T" and "F" targeted layers (incorporated by reference to Exhibit 99.2 to the Registrant's Current Report on Form 6-K furnished to the Commission on March 17, 2016).
4.17	Material change report of the Registrant filed April 19, 2016 announcing an increase in the resource estimate for platinum, palladium, rhodium and gold at the Waterberg JV Project (incorporated by reference to Exhibit 99.2 to the Registrant's Current Report on Form 6-K furnished to the Commission on April 19, 2016).
4.18	Material change report of the Registrant filed May 5, 2016 announcing the modification agreements, each dated May 3, 2016, to the US$40 million secured loan facilities with each of Sprott Resource Lending Partnership, among other lenders, and Liberty Metals & Mining Holdings, LLC (incorporated by reference to Exhibit 99.2 to the Registrant's Current Report on Form 6-K furnished to the Commission on May 5, 2016).
4.19	Material change report of the Registrant filed May 5, 2016 announcing that the Registrant had entered into an agreement with a syndicate of underwriters to buy, on a bought deal basis, 11,000,000 of the Registrant's common shares, at a price of US$3.00 per common share (incorporated by reference to Exhibit 99.1 to the Registrant's Current Report on Form 6-K furnished to the Commission on May 6, 2016).
4.20	Material change report of the Registrant filed May 26, 2016 announcing the closing of the an agreement with a syndicate of underwriters to buy, on a bought deal basis, 11,000,000 of the Registrant's common shares, at a price of US$3.00 per common share (incorporated by reference to Exhibit 99.1 to the Registrant's Current Report on Form 6-K furnished to the Commission on May 26, 2016).
4.21	Material change report of the Registrant filed June 1, 2016 announcing new platinum, palladium and gold assay results for recent drill intercepts completed on the Waterberg Project (incorporated by reference to Exhibit 99.2 to the Registrant's Current Report on Form 6-K furnished to the Commission on June 1, 2016).
4.22	Material change report of the Registrant filed July 14, 2016 announcing financial results and highlights for the nine months ended May 31, 2016 (incorporated by reference to Exhibit 99.6 to the Registrant's Current Report on Form 6-K furnished to the Commission on July 15, 2016).
4.23	Material change report of the Registrant filed September 20, 2016 announcing updates on Project 1 and the Waterberg Project and the modification agreements, each dated September 19, 2016, to the US$40 million secured loan facilities with each of Sprott Resource Lending Partnership, among other lenders, and Liberty Metals & Mining Holdings, LLC (incorporated by reference to Exhibit 99.2 to the Registrant's Current Report on Form 6-K furnished to the Commission on September 20, 2016).
4.24	Material change report of the Registrant filed October 12, 2016 announcing that Sprott Resource Lending Partnership, among other lenders, have provided a US$5 million second advance to the Registrant pursuant to an amended and restated credit agreement dated October 11, 2016 (incorporated by reference to Exhibit 99.2 to the Registrant's Current Report on Form 6-K furnished to the Commission on October 12, 2016).
5.1	Consent of PricewaterhouseCoopers LLP.
5.2	Consent of Gordon Cunningham.
5.3	Consent of R. Michael Jones.
5.4	Consent of Gert Roets.
5.5	Consent of Charles Muller.
6.1	Powers of Attorney (included on the signature page of the initial filing of the Registration Statement).
7.1	Form of Indenture relating to securities to which this Registration Statement relates (if Debt Securities are offered pursuant to this Registration Statement, the Registrant will file with the Commission a trustee's Statement of Eligibility on Form T-1).

QuickLinks

PART I INFORMATION REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS
TABLE OF CONTENTS
CAUTIONARY NOTE TO UNITED STATES INVESTORS
RESERVE AND RESOURCE DISCLOSURE
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
CURRENCY PRESENTATION AND EXCHANGE RATE INFORMATION
NOTICE REGARDING NON-IFRS MEASURES
DOCUMENTS INCORPORATED BY REFERENCE
ADDITIONAL INFORMATION
DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT
BUSINESS OF THE COMPANY
Figure 1: Drillhole location and Interpreted Geology of the Waterberg Project
Table 1 F Zone Mineral Resource Details
T Zone
Waterberg Total
RISK FACTORS
USE OF PROCEEDS
EARNINGS COVERAGE RATIO
CONSOLIDATED CAPITALIZATION
DESCRIPTION OF EXISTING INDEBTEDNESS
PLAN OF DISTRIBUTION
PRIOR SALES
PRICE RANGE AND TRADING VOLUME
DIVIDEND POLICY
DESCRIPTION OF COMMON SHARES
DESCRIPTION OF DEBT SECURITIES
DESCRIPTION OF WARRANTS
DESCRIPTION OF SUBSCRIPTION RECEIPTS
DESCRIPTION OF UNITS
CERTAIN FEDERAL INCOME TAX CONSIDERATIONS
LEGAL MATTERS
TRANSFER AGENT AND REGISTRAR
INTEREST OF EXPERTS
INDEPENDENT AUDITOR
ENFORCEABILITY OF CIVIL LIABILITIES
PART II INFORMATION NOT REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS
EXHIBITS
PART III UNDERTAKING AND CONSENT TO SERVICE OF PROCESS
  Item 1. Undertaking.
  Item 2. Consent to Service of Process.
SIGNATURES
EXHIBIT INDEX